Table of Contents
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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☐	Soliciting Material Pursuant to §240.14a-12

DTE Energy Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Letter to Shareholders
We invite you to attend our company’s annual meeting of shareholders, which will be held on Thursday, May 8, 2025. Please see page 71 for details regarding attendance.

Fellow Shareholders,
We invite you to attend our company’s annual meeting of shareholders, which will be held in a virtual-only format on Thursday, May 8, 2025. Please see page 71 for details regarding attendance.
2024 was a breakthrough year for our company. We invested a historic $4 billion to modernize our infrastructure, as our team of nearly 10,000 employees made significant progress building the electric grid of the future, upgrading and expanding our natural gas pipelines and transforming our power generation to produce cleaner energy for our customers.
By bringing their best energy to work every day, DTE team members earned Gallup’s Exceptional Workplace award for the 12th consecutive year, placing us in the top 6% of companies globally. Employees also put our new safety energy model into action, recognizing and controlling high-energy hazards in our workspaces and ensuring the safety of all team members.
Early in 2024, we made a bold commitment to our customers to reduce power outages by 30%, while cutting outage time in half by the end of 2029. This year alone, we made great progress. Our work to build a smarter, stronger and more resilient grid, coupled with less extreme weather, resulted in DTE customers experiencing a nearly 70% improvement in time spent without power from 2023 to 2024.
Our Gas team improved the lives of 1,000 new residential customers and 100 new businesses in Northern Michigan by expanding our service and transitioning these customers from propane heat to natural gas, which reduces their energy costs and their emissions. The team also ensured the continued delivery of safe and reliable natural gas to our 1.3 million DTE Gas customers by replacing more than 225 miles of cast iron pipes with more durable materials.
We accelerated our journey to deliver cleaner energy to our customers by breaking ground on the Trenton Channel Energy Center, the region’s largest battery energy storage center. We also commissioned our largest solar park, Sauk, in lower mid-Michigan and broke ground on three other solar parks across the state. All of these projects help our company and the State of Michigan meet our clean energy goals and strengthen local economies with added tax revenue and job creation.
DTE Vantage contributed to our company's innovation and growth by launching renewable natural gas projects in Michigan, Ohio and New York. The team also expanded its partnership with Ford Motor Company and will build a custom energy-generating facility that will serve Ford’s new electric vehicle battery manufacturing operations in Michigan.
In 2024, our team members made exceptional progress improving our systems and positioning our company for continued growth and success. We are grateful for your partnership and investment in DTE and we look forward to working with you in 2025 as we continue to improve people's lives with our energy.

Gerardo Norcia Chairman and Chief Executive Officer
Mark A. Murray Lead Independent Director

2025 Notice of Annual Meeting of Shareholders and Proxy Statement

We invite you to attend the annual meeting of DTE Energy Company, which will be held in a virtual-only format. See page 71 for details on how to attend.

MEETING DATE	TIME	LOCATION
Thursday, May 8, 2025	8:00 a.m. (EDT)	Virtual Only

Matters of Business	Board's Voting Recommendation	See Page

Elect twelve directors;		8
Ratify the appointment of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as our independent registered public accounting firm for the year 2025;		31
Provide an advisory vote to approve executive compensation;		33
Vote to approve the DTE Energy Company 2025 Long-Term Incentive Plan; and,		34
Vote on a shareholder proposal, if properly presented, relating to elimination of the holding period for shares required to call a special shareholder meeting.		66

Only shareholders of record at the close of business on March 11, 2025, the record date for this meeting, or their representatives authorized by proxy may attend or vote at the meeting.
This 2025 Notice of Annual Meeting, as well as the accompanying proxy statement and proxy card, will be first sent or given to our shareholders on or about March 24, 2025.
This year we have conserved resources and reduced costs by mailing a meeting notice to many of our registered and beneficial shareholders containing instructions on how to access our proxy statement and annual report on Form 10-K and vote online or how to request a paper copy. Shareholders who receive that meeting notice will not receive a paper copy of the proxy statement and annual report on Form 10-K or a proxy card unless they request one.
Every vote is important. You may vote your shares (1) by telephone, (2) via the Internet, (3) if you received a paper copy, by completing and mailing the enclosed proxy card in the return envelope or (4) at the annual meeting. Specific instructions for voting by telephone or via the Internet are attached to the proxy card or to the meeting notice that you received if you did not receive a paper copy. If you attend the meeting and vote at it, your vote at the meeting will replace any earlier vote by telephone, Internet or proxy. If you wish to attend the virtual annual meeting, you must register in advance. Please follow the instructions on page 71 to register to attend.

By Order of the Board of Directors

Lisa A. Muschong Vice President, Corporate Secretary & Chief of Staff March 13, 2025

Important Notice Regarding the Availability of
Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 8, 2025:
The proxy statement and annual report are available to security holders free of charge at proxydocs.com/dte

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TABLE OF CONTENTS

PROXY STATEMENT SUMMARY	1	EXECUTIVE COMPENSATION	37
PROPOSAL NO. 1 — ELECTION OF DIRECTORS	8	Compensation Discussion and Analysis	37
Nominees for Election at this Meeting	11	Report of the Organization and Compensation Committee	49
CORPORATE GOVERNANCE	17	Summary Compensation Table	50
COMMITTEES OF THE BOARD OF DIRECTORS	21	Grants of Plan-Based Awards	52
BOARD OF DIRECTORS RISK OVERSIGHT FUNCTIONS	23	Outstanding Equity Awards at Fiscal Year-End	53
BOARD OF DIRECTORS COMPENSATION	24	Option Exercises and Stock Vested in 2024	53
2024 DIRECTOR COMPENSATION TABLE	26	Pension Benefits	54
INFORMATION ON COMPANY EXECUTIVE OFFICERS	27	Deferred Compensation	56
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	27	POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT	58
INDEMNIFICATION AND LIABILITY	28	CEO PAY RATIO	61
SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS	28	PAY VERSUS PERFORMANCE	62
PROHIBITION ON PLEDGING AND HEDGING COMPANY SECURITIES	29	PROPOSAL NO. 5 — SHAREHOLDER PROPOSAL — SPECIAL MEETING HOLDING PERIOD	66
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	29	CONSIDERATION OF OTHER BUSINESS	67
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	29	INFORMATION CONCERNING VOTING AND PROXY SOLICITATION	68
PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	31	QUESTIONS AND ANSWERS	68
Fees to the Independent Registered Public Accounting Firm	31	2026 ANNUAL MEETING OF SHAREHOLDERS	73
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm	31	Shareholder Proposals and Nominations of Directors	73
		SOLICITATION OF PROXIES	74
Report of the Audit Committee	32	CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
PROPOSAL NO. 3 — ADVISORY PROPOSAL — NONBINDING VOTE TO APPROVE EXECUTIVE COMPENSATION	33		74
		EXHIBIT A — 2025 LONG-TERM INCENTIVE PLAN	A-1
PROPOSAL NO. 4 — MANAGEMENT PROP0SAL — VOTE TO APPROVE 2025 LONG-TERM INCENTIVE PLAN	34

Frequently Searched Information

PROPOSAL NO. 1 — ELECTION OF DIRECTORS	8	BOARD OF DIRECTORS COMPENSATION	24
Nominees for Election at this Meeting	11	2024 DIRECTOR COMPENSATION TABLE	26
CORPORATE GOVERNANCE	17	2026 ANNUAL MEETING OF SHAREHOLDERS	73
COMMITTEES OF THE BOARD OF DIRECTORS	21	Shareholder Proposals and Nominations of Directors	73

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PROXY STATEMENT SUMMARY
Our Operating Model
Becoming best in the world and best for the world includes having great corporate governance, competitive compensation and excellent shareholder relations. To achieve this, we’ve developed an operating model that is memorable, sustainable, and actionable by all employees to ensure it drives the behaviors that help us reach our aspiration.

Our Aspiration
Best in the world and best for the world
At DTE (“DTE Energy,” the “Company,” “we,” “us” or “our”), we aspire to be best in the world and best for the world. This aspiration drives everything we do, including our priorities for serving each of our stakeholders: Our Team, Customers, Communities, and Investors. Our stakeholder priorities drive our daily, monthly and annual plans which help us to achieve this aspiration. Our Board of Directors (the “Board”) evaluates our Company’s and executives’ performance based upon goals that align to our priorities for each of our stakeholders, and we will refer to these stakeholders as we discuss DTE’s performance and our compensation programs throughout this proxy statement.

Our Purpose
We improve lives with our energy
At DTE, the word energy has two meanings – our products and our personal energy. Each employee can reflect on our purpose each day and ask themselves “How did I improve lives today with my energy?”

Our Strategy
Distinctive service excellence and growth
To achieve our aspiration to be best in the world and best for the world, we’ve developed a strategy based on distinctive service excellence and growth focusing on three key areas: who we serve, how we serve and how we lead.

Our Aspiration	Best in the world and best for the world
Our Purpose	We improve lives with our energy
Our Strategy	Distinctive service excellence and growth
Who We Serve	Our Team Customers Communities Investors
How We Serve
How We Lead	Inspire Innovate Deliver

DTE ENERGY 2025 PROXY STATEMENT	1

Our Priorities
At DTE, we use our Operating Model as a guide to develop our priorities and deliver for our stakeholders. Focusing on the priorities of each of our stakeholder groups will allow us to reach our aspirations and best serve our customers.

OUR TEAM	COMMUNITY
–Achieve best-in-industry safety performance, health and wellbeing and employee engagement, using our merit-based DEI practices and Service Key culture
–Leverage Digital Technologies to empower employees, enable continuous improvement and drive value creation

–Achieve legislative, regulatory and policy outcomes that support the delivery of reliable, clean and affordable energy to our customers and enable thriving communities
–Advance our clean energy transition by efficiently executing our renewables and storage build, preparing the 2026 IRP, and progressing the development of a low or zero CO2 24x7 resource

CUSTOMERS	INVESTORS
–Improve customer satisfaction by driving a culture of service excellence and operational excellence
–Sustain the drive toward Nuclear Excellence and efficiency improvements
–Enhance storm response processes and service recovery capabilities to ensure customers are restored within 48 hours
–Efficiently execute our grid investment plan to reduce frequency and duration of electric outages
–Meet or exceed our financial objectives and position us for long-term financial health and success –Deliver distinctive growth, while ensuring customer affordability

2	DTE ENERGY 2025 PROXY STATEMENT

Shareholder Engagement
We have continued our shareholder engagement activities this year and, as a result of those discussions, we’ve learned a lot about what is important to our shareholders. The shareholder engagement team consists of members from the Corporate Secretary’s office, the Office of the General Counsel, Investor Relations, and Environmental Management & Safety. Additionally, our Lead Independent Director participates in engagements with our largest shareholders. Shareholder engagement is a year-round process for us.

Every spring we reach out to large shareholders to discuss issues related to proxy season and the proposals to be presented at our annual meeting. In the fall we conduct another round of conversations to discuss general governance issues and trends. We also discuss pressing matters on an ad hoc basis.	The shareholder engagement team reports directly to the Corporate Governance Committee and other committees as needed, conveying the feedback received from shareholders and proposing implementation of best practices.

Our shareholder engagement activities help us identify governance and compensation policies and practices that are most important to our shareholders.	The committees and the full Board of Directors deliberate over proposed governance changes, adopt best practices and provide guidance to the shareholder engagement team in their communications with shareholders.

In 2024, the Company held discussions with shareholders who collectively own or exercise voting control over 44% of the Company’s outstanding shares. In addition, the Company routinely contacts shareholders who have submitted proposals for inclusion in our annual proxy statement in an effort to understand their concerns and to address, where possible, the issues behind their proposals. We will continue to look for opportunities to provide more information about the Company’s approach on topics of interest to shareholders, and to stimulate more conversations with shareholders.

DTE ENERGY 2025 PROXY STATEMENT	3

Sustainability Commitment
At DTE, we strive to do what’s right for our employees, customers, communities and stakeholders, not necessarily what’s easy. That means sustainability matters guide us in how we do business, including in our operations, environmental efforts, corporate governance, corporate citizenship and human capital management. In addition to preparing for future compliance with potential disclosure rules, we believe in transparently sharing our sustainability strategies and ensuring data accuracy to help drive progress across the communities we serve and in our industry.
Ultimate oversight of our company’s sustainability efforts – including enterprise risk management – rests with the Board of Directors and permeates all levels of DTE’s executive leadership. The Board’s commitment to sustainability has been and continues to be effectuated through its committee structure. As further described below, the Public Policy and Responsibility Committee maintains primary oversight for sustainability matters generally, while the Audit, Organization & Compensation, and Corporate Governance Committees oversee those matters within their expertise, and the entire Board remains committed to and updated on these matters regularly.

Environmental Highlights
From the output of our power generation sources to the facilities we operate, the property we manage and the communities where we live and work, DTE seeks to embrace all aspects of sound environmental stewardship. DTE was among the first utilities in the nation to announce carbon reduction goals and has continued to accelerate that original plan. Our environmental stewardship extends beyond carbon reduction to reducing emissions of air pollutants, improving water management, increasing the energy efficiency of our operations and following land management best practices.
DTE’s mission is to create a cleaner, healthier environment today and for generations to come. We’re doing this by investing billions of dollars in cleaner sources of generation, a more resilient grid and improvements to our natural gas procurement and delivery systems. Our electric and gas utilities have ambitious aspirational targets to achieve net zero by 2050 and are working to improve the reliability of our energy delivery systems to meet the needs of a 21st century economy.
■Broke ground on region’s largest battery energy storage facility: DTE was joined by Michigan Gov. Gretchen Whitmer, Congresswoman Debbie Dingell and other officials and community leaders to announce the Trenton Channel Energy Center, a facility that will store 880 megawatt hours of electricity, enough to power nearly 40,000 homes. This project is designed to reduce strain on the grid, decrease the need to start and stop generation as demand fluctuates, and augment DTE’s growing wind and solar resources – all of which benefit customers.
■Helped make NFL Draft a carbon-neutral success: DTE worked with the National Football League (NFL) and local tourism non-profit Visit Detroit to help the 2024 NFL Draft become carbon neutral. The NFL leveraged DTE’s popular voluntary renewable energy programs, MIGreenPower and Natural Gas Balance, to create a more sustainable environment for the hundreds of thousands of visitors who came to Detroit, with a positive impact for the local community.
■Began construction of three new solar parks, all funded by the Company’s voluntary MIGreenPower program: As Michigan’s largest producer of and investor in renewable energy, DTE broke ground on three new solar parks in response to growing customer support for clean, renewable energy. The Fish Creek and Mission Road solar parks in mid-Michigan, and the Little Trout solar park in northern Michigan, are all funded by customers who voluntarily enrolled in DTE’s industry leading CleanVision MIGreenPower program. These solar developments are another step toward the company’s goal of achieving net zero carbon emissions by 2050 and bringing the State of Michigan closer to its clean energy goal of 60% by 2035.
■Earned the ENERGY STAR Partner of the Year award for sustained excellence in energy efficiency: DTE was the ENERGY STAR partner of the year again in 2024 for expanding energy efficiency programs to save customers more than 200,000 MWh of electricity and nearly 100,000 Mcf of natural gas in 2023, the equivalent of over 110,000 homes’ annual energy use.

Social Highlights
As DTE focuses on delivering safe, more reliable, affordable and cleaner energy for our customers in Michigan, we also offer hope and inspiration to the communities we serve by transforming neighborhoods and promoting economic prosperity. In addition to providing gas and electric service across the state, we aspire to be the best IN the world and the best FOR the world. We demonstrate this by how we care for our employees, providing a safe, caring and inclusive workplace, as well as strategic talent management initiatives, and how we connect with our communities by making sure our corporate citizenship programs are impactful and our supply chain reflects the diversity of the people we serve.
■Safety First: DTE’s focus on keeping employees safe from high-energy hazards in 2024 resulted in reducing potential serious injuries by 45 percent compared to 2023.

4	DTE ENERGY 2025 PROXY STATEMENT

■Earned numerous honors as a great place to work including:
oRecognized as a Gallup Exceptional Workplace for 12th consecutive year, placing DTE in the top 6% of companies globally
oNamed Metro Detroit’s Best and Brightest Companies to Work for 20 years in 2024
oReceived the 2023 C. Everett Koop National Health Award for programs to improve employee health and wellness
oListed as Newsweek’s Best Employers for Engineers in 2025
oIncluded as Time’s Best Companies for Future Leaders in 2024
oRecognized in the top 100 of Forbes’ America’s Best Large Employers in 2024 (ranked 80 out of 200), up from our 2023 listing (ranked 107 out of 200) and again as one of America’s Best Employers for Diversity. Additionally recognized as one of America’s Best Employers by State (now ranked 6 out of 72 in Michigan, up from 11 in 2023).
■Made a difference in our communities:
oContributed millions in grants from the DTE Energy Foundation: The DTE Foundation contributed $14.5 million in 2024 to support 375 unique organizations across the state focused on arts and culture, community transformation, economic progress, education and employment, environment and human needs.
oGrew Energy Efficiency Academy in Detroit and expanded to Grand Rapids: Building on the success of the Academy’s first year, DTE expanded its Energy Efficiency Academy with larger cohorts in Detroit and new, advanced training in Grand Rapids for participants interested in working in the clean energy industry. DTE originally designed the program to respond to the growing demand for energy efficient home repairs in Detroit, while also equipping area residents with skills and opportunities for higher-paying jobs.
oHonored with Civic 50 award: For the seventh consecutive year, Points of Light recognized DTE as one of the Top 50 Most Community-Minded Companies in the United States through the organization’s Civic 50 Award. This award is only made possible through DTE team members’ dedication, the company’s longstanding partnerships and support from the communities DTE serves.
oHelped residents restore their driver’s license: DTE supported license restoration clinics, led by the Michigan Department of State, with volunteers and funding to serve almost 10,000 Michiganders at 49 clinics statewide, to help them get back on the road to success.
oCommitted to improving electric reliability for customers: DTE continues to invest in building the electric grid of the future that will reduce power outages by 30% and cut outage duration in half over the next 5 years by transitioning to a smarter grid, updating existing infrastructure, rebuilding significant portions of the grid and trimming trees.
oCelebrated 175 years of service at DTE Gas: In March 2024, DTE Gas celebrated 175 years of providing safe, reliable and affordable service to natural gas customers across Michigan – everyone from families to corner stores to automotive factories. The company has consistently adapted to meet Michigan’s evolving energy needs for nearly two centuries and is committed to continuing to do so.
■Made a difference for our customers:
oSupported customers in need: DTE connected vulnerable customers to nearly $144 million in energy assistance.
oInstalled nearly 1,000 free air conditioners for people in need in metro Detroit: As summer temperatures rose, DTE’s Energy Efficiency Assistance (EEA) team delivered free AC units and made home repairs for local income-qualified customers as part of an ongoing effort to support vulnerable populations. As a part of the initiative, customers may also receive additional assistance including weatherization, new appliances and insulation to ensure their homes meet health and safety standards.
oReduced customers' bills by $300 million in fuel and transportation cost savings: Reduced the Power Supply Cost Recovery (PSCR) mechanism, which represents the actual cost of the fuel and other sources the company uses to produce electricity, by approximately $300 million. This adjustment reduced residential customers’ average electric bill by approximately $5 per month starting in November 2024.
■Renewed commitment to a diverse supply chain: In 2024, DTE spent nearly $1 billion with certified diverse suppliers and earned eight supplier diversity industry awards.

Governance Highlights
The Board is committed to creating long-term value for our shareholders while operating in an ethical, legal, environmentally sensitive and socially responsible manner. The Board follows sound governance practices, some of which are highlighted below. For more detail, see the “Corporate Governance” section of this proxy statement.
■Eleven of twelve director nominees, 92%, are independent; our Chairman and Chief Executive Officer ("CEO") is the only management director.

DTE ENERGY 2025 PROXY STATEMENT	5

■All Board committees are composed exclusively of independent directors.
■We have implemented a proxy access provision, which makes it possible for a group of shareholders meeting certain criteria to nominate and include in the Company’s proxy materials a candidate for the Board.
■We have a Lead Independent Director, elected by the independent members of the Board. The Lead Independent Director maintains final approval authority over Board agendas, meeting materials and schedules.
■The Lead Independent Director is also available for consultation and direct communication with large shareholders.
■Independent directors met in executive sessions chaired by the Lead Independent Director at six of the seven 2024 Board meetings.
■All of our directors are elected annually.
■We have a majority vote requirement for uncontested director elections.
■The Board and its committees conduct annual self-assessments.
■Each independent director who has served for one year or more undergoes an annual peer review.
■Our executive officers and directors are all subject to robust stock ownership requirements.
■We have instituted anti-hedging policies applicable to all Company directors, officers and employees.
■We limit our directors who are employed by public companies to a total of not more than two public company boards and all other directors to a total of not more than four public company boards.

Executive Compensation Highlights
Our executive compensation programs are designed to be competitive with our peers, have a meaningful performance component linked to the achievement of short-term and long-term goals that align with our shareholders’ long-term interests and encourage executives to have an ownership interest in the Company. Our executives’ total compensation shows strong pay-for-performance alignment with growth in long-term shareholder value creation. See “Pay vs. Performance” tables and graphs beginning on page 62.
The Company’s compensation programs are also designed to clearly align performance objectives for our Named Executive Officers with the interests of shareholders and with our system of priorities. Our performance measures are designed to help move our Company toward achieving these priorities. For more details, see our priorities alignment chart in the Compensation Discussion and Analysis Summary on page 39.
Other highlights from our compensation program include:
■Our CEO received 81% of his 2024 total compensation in variable, at-risk incentives. For our other Named Executive Officers, the average percentage of variable, at-risk compensation was 67%. No at-risk compensation for our CEO or Named Executive Officers is reflected in customer rates. See more details on page 39.
■Our short-term and long-term performance metrics all tie directly to our stakeholder aspirations (see above). These are the same metrics that management uses to assess the Company’s progress toward our aspiration to be best in the world and best for the world.
■Our long-term plan awards include a mix of restricted stock and performance shares designed in part to encourage executive stock ownership. The Board’s Organization and Compensation Committee has not issued stock options since 2010.
■Our equity compensation plan forbids buyouts of “underwater” stock options. The Company has never bought or repriced “underwater” stock options.
■Our equity compensation plan requires a minimum one-year vesting period for equity awards. The Company’s typical practice is to require a three-year vesting period for equity awards and the Company has never issued equity awards with less than a one-year vesting period.
■Our Board has adopted a “clawback” policy that provides that, in the event of an accounting restatement due to material noncompliance with federal securities laws, the Company will seek to recover excess incentive-based compensation awarded to current or former executive officers during the three-year period preceding the restatement.
■Our executive Change-In-Control Severance Agreements do not include excise tax gross-ups.
■We do not provide for automatic vesting of equity issued under our Long-Term Incentive Plan upon a change in control of the Company, unless an acquiring or surviving entity fails to replace or affirm the existing equity awards with awards by the surviving company.

6	DTE ENERGY 2025 PROXY STATEMENT

Performance Highlights
The Company continued to deliver strong earnings per share, while maintaining a strong balance sheet, dividend growth, employee engagement and improving customer service. Some highlights of the Company’s 2024 performance include:
■Declared a 6.9% increase in our dividend payment.
■Provided our shareholders with a five-year total shareholder return of 129% (with 2019 as the base year = 100%).
■Delivered cash from operations of $3.64 billion in 2024.
■Delivered 2024 operating earnings per share of $6.83 (see discussion below).
DTE Energy management believes that operating earnings provide a meaningful representation of the Company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement internally and externally. Operating earnings can be reconciled to our reported earnings as set forth in the following table:

2024
Reported Earnings per Share	$6.77
One-time costs resulting from the voluntary separation incentive program	0.19
MPSC disallowance of certain capital project costs previously recorded	0.06
Gain on sale of equity investment	(0.11)
Impairment of equity investment	0.10
Certain mark-to-market transactions	(0.16)
Income tax-related adjustments	(0.02)
Operating Earnings per Share	$6.83

Items for Shareholder Vote at this Meeting
At the 2025 Annual Meeting shareholders will vote on the following proposals:

PROPOSAL 1 |	Elect twelve members of the Board of Directors for one year terms ending in 2026;
PROPOSAL 2 |	Ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors;
PROPOSAL 3 |	Provide a nonbinding vote to approve the Company’s executive compensation;
PROPOSAL 4 |	Vote to approve the DTE Energy Company 2025 Long-Term Incentive Plan;
PROPOSAL 5 |	Vote on a shareholder proposal relating to elimination of the holding period for shares required to call a special shareholder meeting.

Shareholders may vote on any other matter that properly comes before the meeting.

DTE ENERGY 2025 PROXY STATEMENT	7

PROPOSAL 1

Election of Directors
The Board of Directors has nominated twelve directors for election at the 2025 annual shareholder meeting. Directors are elected to serve annual terms which expire when their successors are elected at the next year’s annual shareholder meeting. All of the nominees are currently directors of the Company. James H. Vandenberghe, who has served as a director since 2006, will retire from the Board effective May 8, 2025, having reached our mandatory retirement age of 75.
The biography of each of the nominees below contains information regarding the person’s service as a director, business experience and director positions held currently or at any time during at least the last five years. The age provided for each director is as of March 13, 2025. In addition to the information presented below regarding each person’s experience, qualifications, attributes and skills that caused our Corporate Governance Committee and Board to determine that the person should serve as a director, the Board believes that all of the Company’s directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen, strategic insight, an ability to exercise sound judgment and a commitment to service and community involvement. Finally, we value their significant experience on other public company boards of directors and board committees and the diversity that they bring to our Board. The following graphs display information about the skills and experience our Board members bring to their service:

	Akins	Brandon	Byers	McClure	McGovern	Murray	Norcia	Santos	Skaggs	Thomas	Torgow	Williams	Average
Key Enterprise Priorities and Experience
Culture, Safety, and Talent Development	3	3	1	2	2	2	3	2	3	3	2	3	2.4
Customer Service and Relationships	3	3	2	2	3	3	3	2	3	2	3	3	2.7
Operational Efficiency and Productivity	3	3	1	3	2	3	3	3	3	2	2	1	2.4
Regulatory and Energy Policy	3	3	3	1	2	3	3	3	3	1	1	1	2.3
Growth and Value Creation	3	2	2	3	2	3	3	3	3	3	3	2	2.7
Strategy Development and Analysis	3	3	3	3	2	3	3	2	3	2	3	3	2.8
CEO Experience	3	3	0	3	3	3	3	0	3	3	1	0	2.1
Corporate Governance	3	3	2	3	3	3	2	2	3	3	3	2	2.7
Energy Industry Experience	3	1	3	1	1	1	3	1	3	1	1	3	1.8
Ethics and Compliance	3	3	3	3	2	2	2	2	3	3	2	3	2.6
Executive Compensation	3	3	0	2	2	1	2	1	3	2	3	0	1.8
Risk Management	3	2	2	3	2	2	3	3	3	3	2	3	2.6
Sustainability and Environmental Stewardship	3	1	3	2	2	2	3	1	3	1	2	1	2.0
Technology and Cybersecurity	2	1	2	1	1	1	2	3	2	1	1	1	1.5
Local/Regional Understanding	1	2	1	3	1	3	3	0	1	1	3	0	1.6
Nuclear Experience	2	0	1	1	0	1	2	0	1	0	0	0	0.7
Demographics
Race / Ethnicity													Percent
African American										x		x	16.7%
Asian American			x										8.3%
Hispanic								x					8.3%
White/Caucasian	x	x		x	x	x	x		x		x		66.7%
Gender
Male	x	x		x		x	x		x	x	x		66.7%
Female			x		x			x				x	33.3%
Board Tenure
Years	1	15	1	13	22	16	6	0	8	12	6	7	8.9

3 = Technical Expertise/Advanced Knowledge (e.g. direct hands-on experience and subject matter expert during his/her career)
2 = Managerial knowledge (e.g. experience derived through general managerial experience)
1 = Working knowledge (e.g. exposure as a Board committee member at DTE or another company)
0 = Limited knowledge (e.g. exposure comes from Board Committee report-outs only)

8	DTE ENERGY 2025 PROXY STATEMENT

Key Enterprise Priorities and Experience	Description
Culture, Safety, and Talent Development
Experience in employee engagement, health and wellbeing initiatives, safety programs, equal opportunity practices, employee and leadership development programs and practices, or other similar experiences.

Customer Service and Relationships	Experience in leading a culture of service excellence in a customer-facing industry or experience in marketing and sales.
Operational Efficiency and Productivity	Experience in driving a culture of operational excellence, overseeing large-scale capital investments, or experience in improving the quality, cost, and delivery of operational performance.
Regulatory and Energy Policy	Experience in regulatory affairs, public policy, government relations, or exposure to heavily regulated industries and their governing bodies.
Growth and Value Creation	Experience in developing strategy, delivering growth, or creating long-term shareholder value.
Strategy Development and Analysis	Experience in finance and strategic planning for complex organizations, such as the oversight of financial reporting and internal controls, capital allocation, or investor relations.
CEO Experience	CEO or comparable leadership experience with publicly held companies or other large organizations.
Corporate Governance	Experience maintaining board and management accountability or an understanding of strong governance and compliance practices that align with the interest of investors and other stakeholders.
Energy Industry Experience	Experience in the energy or utility industry, such as with electric or gas utility operations or nuclear energy operations, including an understanding of the associated risks and public policy issues.
Ethics and Compliance	Experience with overseeing standards of behavior for company or organizational officers and employees, compliance with laws and regulations governing ethical business practices, or with addressing ethics concerns regarding auditing, accounting practices, internal controls, or other business ethics issues.
Executive Compensation	Experience in developing compensation packages for key executives or in developing key talent essential to operational success.
Risk Management	Experience identifying, assessing, and controlling financial or business risks, such as risks with the potential to impact public safety, operations, shareholder value, or the environment.
Sustainability and Environmental Stewardship	Experience in or an understanding of environmental regulation, policy, or risk in a regulated industry, or experience with climate, sustainability, or managing environmental impacts.
Technology and Cybersecurity	Experience with security measures necessary for critical business systems and infrastructure, an understanding of cyberthreats, cyber risk mitigation and policy, management or oversight of technologies key to operational systems, or other similar technology or cybersecurity related experiences.
Local/Regional Understanding	Experience managing community partnerships connected to DTE Energy or experience with regional business, political, or regulatory environments in DTE Energy’s service territory.
Nuclear Experience	Experience with nuclear energy operations, including the associated risks and public policy issues.

DTE ENERGY 2025 PROXY STATEMENT	9

The Board’s demographic makeup is set forth below:

Gender	Diversity

Tenure	Age

Proxies cannot be voted for more than twelve persons at this meeting. If any nominee becomes unable or unwilling to serve at the time of the meeting, the persons named in the enclosed proxy card have discretionary authority to vote for a substitute nominee or nominees. It is anticipated that all nominees will be available for election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR ELECTION AT THIS MEETING.

10	DTE ENERGY 2025 PROXY STATEMENT

Nominees for Election at this Meeting

Nicholas K. Akins
Retired Executive Chair, American Electric Power, Inc. 2023 Age: 64 Director since: 2023 Independent DTE Committees: Nuclear Review, Public Policy & Responsibility

Previous Experience
2011 - 2022 American Electric Power, Inc.— President and Chief Executive Officer
2014 - 2022 American Electric Power, Inc. — Board Chair
Other Public Boards
2013 - present Fifth Third Bancorp
2024 - present GE Vernova
2011 - 2023 American Electric Power, Inc.

Qualifications
CEO Experience
■Extensive executive leadership experience in the utility sector
Energy Industry Experience
■Broad experience in electric generation, transmission and distribution
Technology and Cybersecurity
■Oversight of cyber-related activities in business systems and critical infrastructure

David A. Brandon
Executive Chairman, Domino’s Pizza, Inc. 2022 - present Age: 72 Director since: 2010 Independent DTE Committees: Finance, Organization & Compensation (Chair), Public Policy & Responsibility

Previous Experience
2011 - 2022 Domino’s Pizza, Inc.— Non-Executive Chairman
2015 - 2018* Toys "R" Us, Inc.— Chairman and CEO
2010 - 2014 University of Michigan — Athletic Director
2010 - 2011 Domino’s Pizza, Inc.— Special Advisor 1999 - 2010 Domino's Pizza, Inc. — Chairman and CEO
Other Public Boards
1999 - present Domino’s Pizza, Inc.
2011 - 2023 MillerKnoll, Inc.
2004 - 2013 Kaydon Corporation

*In September 2017, Toys "R" Us, Inc. filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Qualifications
CEO Experience
■Service as chief executive of large public companies
Customer Service and Relationships
■Extensive experience in marketing and sales
Strategy Development and Analysis
■Strong skill sets in corporate finance and strategic planning
Executive Compensation
■Experience in executive compensation and organizational best practices

DTE ENERGY 2025 PROXY STATEMENT	11

Deborah L. Byers
Retired Americas Industry Leader, Ernst & Young LLP 2018 - 2022 Age: 63 Director since: 2023 Independent DTE Committees: Finance, Nuclear Review

Previous Experience
2013 - 2018 Ernst & Young LLP — Houston Office Managing Partner and US Energy Leader
2008 - 2013 Ernst & Young LLP — Managing Partner-Southwest Region Strategy & Transactions
Other Public Boards
 2023 - present Civitas Resources, Inc.
 2022 - present  Excelerate Energy, Inc.
 2022 - present  Kinetik Inc.

Qualifications
Strategy Development and Analysis
■Significant financial reporting expertise for complex organizations
Corporate Governance
■Leadership experience in audit practice and risk management
Growth and Value Creation
■Experience in oversight of operations and strategy development

Charles G. McClure, Jr.
Managing Partner, Michigan Capital Advisors (a venture capital company) 2014 - present Age: 71 Director since: 2012 Independent DTE Committees: Audit, Corporate Governance, Nuclear Review (Chair)

Previous Experience
2004 - 2013 Meritor, Inc. — Chairman of the Board,
     CEO and President
2003 - 2004 Federal-Mogul Corporation — CEO
2001 - 2003 Federal-Mogul Corporation — President and COO
1997 - 2000 Detroit Diesel Corporation — President and CEO
Other Public Boards
2017 - present Crane Co.
2017 - present 3D Systems Inc.
2015     Remy International, Inc.
2004 - 2013 Meritor, Inc.

Qualifications
CEO Experience
■CEO, president and director of several major domestic and international corporations
Operational Effectiveness and Productivity
■Broad knowledge of business and industry
Culture, Safety, and Talent Development
■Extensive proven leadership skills and service on boards of industry organizations

12	DTE ENERGY 2025 PROXY STATEMENT

Gail J. McGovern
Retired President and CEO, American Red Cross 2008 - 2024 Age: 73 Director since: 2003 Independent DTE Committees: Finance, Organization & Compensation

Previous Experience
2002 - 2008 Harvard Business School — Professor
1998 - 2002 Fidelity Personal Investments
     (a unit of Fidelity Investments) — President
Other Public Boards
2015 - present PayPal Holdings, Inc.
2015 eBay Inc.

Qualifications
CEO Experience
■Top executive of major non-profit organization
Customer Service and Relationships
■Extensive executive experience in marketing, sales and customer relations
Growth and Value Creation
■Experience in strategic planning and corporate finance

Mark A. Murray
Retired Vice Chairman, Meijer, Inc. 2013 - 2020 Age: 70 Director since: 2009 Independent DTE Committees: Corporate Governance, Nuclear Review, Organization & Compensation

Previous Experience
2016 - 2020 Meijer, Inc. — Executive Vice - Chair
2013 - 2016 Meijer, Inc. — Co-CEO
2006 - 2013 Meijer, Inc. — President
2001 - 2006 Grand Valley State University — President
1999 - 2001 State of Michigan — Treasurer
1998 - 1999 Michigan State University — VP of Finance
     and Administration
Other Public Boards
2016 - present Fidelity Fixed Income and Asset Allocation
2004 - 2016 Universal Forest Products, Inc.

Qualifications
CEO Experience
■President and Co-CEO of a major Michigan-based corporation
Strategy Development and Analysis
■Strategic planning, corporate development and finance experience
Regulatory and Energy Policy
■University president and state government official

DTE ENERGY 2025 PROXY STATEMENT	13

Gerardo Norcia
Chairman 2022 - present, and CEO 2019 - present, DTE Energy Company Age: 62 Director since: 2019 Not Independent

Previous Experience
2016 - 2023 DTE Energy — President
2016 - 2019 DTE Energy — COO
2013 - 2016 DTE Electric — President and COO
2007 - 2013 DTE Gas — President and COO
2002 - 2007 DTE Gas Storage and Pipelines
     — President and COO

Qualifications
Energy Industry Experience
■More than 30 years of leadership in business development, engineering and operations
Operational Effectiveness and Productivity
■Extensive experience in customer relations, strategic planning and operational efficiency
Culture, Safety, and Talent Development
■Broad experience with human capital management and safety leadership

Cassandra Santos
Chief Technology Officer, Caliber 2025 - present Age: 55 Director since: 2025 Independent

Previous Experience
2021 - 2024 Asurion, LLC — Chief Information Officer and Senior Vice President - Technology
2019 - 2021 AllianceBernstein - Head of Business Process Innovation, Automation and Workflow

Other Public Boards
2024 - present Omnicom Group

Qualifications
Technology and Cybersecurity
■Broad experience with strategic leadership in technology innovation, data privacy and cybersecurity
Corporate Governance and Compliance
■Expertise in using automation and analytics to increase efficiency and optimize organizational structure
Growth and Value Creation
■Extensive experience with improving business processes and pursuing strategic growth

14	DTE ENERGY 2025 PROXY STATEMENT

Robert C. Skaggs, Jr.
Retired Executive Chairman, DT Midstream, Inc. 2021 - 2023 Age: 70 Director since: 2017 Independent DTE Committees: Finance, Nuclear Review, Organization & Compensation

Previous Experience
2015 - 2016 Columbia Pipeline Group — Chairman and CEO
2004 - 2015 NiSource, Inc. — President
2005 - 2015 NiSource, Inc. — CEO
Other Public Boards
2021 - present DT Midstream, Inc.
2019 - 2021 Team, Inc.
2015 - 2019 Cloud Peak Energy, Inc.
2014 - 2015 Columbia Pipeline Group, Inc.
2005 - 2015 NiSource, Inc.

Qualifications
CEO Experience
■Extensive executive leadership experience in the utility sector
Energy Industry Experience
■Broad experience in natural gas and electric generation, transmission, storage and distribution
Regulatory and Energy Policy
■Experience developing regulatory strategies and leading external relations

David A. Thomas
President, Morehouse College 2018 - present Age: 68 Director since: 2013 Independent DTE Committees: Audit, Public Policy & Responsibility (Chair), Organization & Compensation

Previous Experience
2016 - 2017 Harvard Business School — H. Naylor Fitzhugh
     Professor of Business Administration
2011 - 2016 Georgetown University McDonough School of
     Business — Dean and William R. Berkeley
                       Professor of Business Administration
1990 - 2011 Harvard Business School — H. Naylor Fitzhugh
     Professor of Business Administration
1986 - 1990 Wharton School of Finance — Assistant
     Professor of Management
Other Public Boards
2021 - present Vanguard Family of Funds

Qualifications
Culture, Safety, and Talent Development
■Leadership and research in corporate inclusion and diversity
Corporate Governance
■Service on various corporate, civic and educational boards, advisor to other corporate boards
Executive Experience
■Senior level higher education administrator
■Expertise in executive development and strategic human resource management

DTE ENERGY 2025 PROXY STATEMENT	15

Gary H. Torgow
Chairman, The Huntington National Bank 2021 - present Age: 68 Director since: 2019 Independent DTE Committees: Corporate Governance (Chair), Public Policy & Responsibility

Previous Experience
2019 - 2021 TCF Financial Corporation — Executive Chairman
2016 - 2019 Chemical Financial Corporation — Chairman
2009 - 2016 Talmer Bancorp, Inc. — Chairman
Other Public Boards
2021 - Present Huntington Bancshares Incorporated
2019 - 2021 TCF Financial Corporation
2016 - 2019 Chemical Financial Corporation
2009 - 2016 Talmer Bancorp, Inc.

Qualifications
Leadership Experience
■Chairman and executive experience in publicly held companies
Strategy Development and Analysis
■Financial accounting for complex organizations and publicly held companies
Growth and Value Creation
■Strong skill sets in corporate finance, community relations, strategic planning and corporate/business development

Valerie M. Williams
Retired Southwest Assurance Managing Partner, Ernst & Young LLP 2009 - 2016 Age: 68 Director since: 2018 Independent DTE Committees: Audit (Chair), Corporate Governance

Previous Experience
2006 - 2009 Ernst & Young, LLP—Southwest AABS
     Managing Partner
2005     Ernst & Young, LLP—National Office
     Professional Practice Partner
Other Public Boards
2021 - present Devon Energy Corporation
2021 - present Franklin Templeton Funds
2016 - present Omnicom Group Inc.
2018 - 2021 WPX Energy, Inc.

Qualifications
Strategy Development and Analysis
■Significant accounting and financial reporting expertise for complex organizations
Corporate Governance
■Leadership experience in audit practice and risk management
Growth and Value Creation
■Experience in oversight of operations and strategy development

16	DTE ENERGY 2025 PROXY STATEMENT

Corporate Governance
Governance Guidelines
At DTE Energy, we are committed to operating in an ethical, legal, environmentally sensitive and socially responsible manner, while creating long-term value for our shareholders. The foundation of our governance practices begins at the top, with the DTE Energy Board of Directors Mission and Guidelines (“Governance Guidelines”). The Governance Guidelines set forth the practices the Board follows with respect to Board composition and selection, Board meetings, the performance evaluation and succession planning for DTE Energy’s Chief Executive Officer, Board committees, Board compensation and communicating with the Board, among other things. The Governance Guidelines are also intended to align the interests of directors and management with those of our shareholders. The following is a summary of the Governance Guidelines, along with other governance practices at DTE Energy.

Election of Directors and Vacancies
The Company has a declassified board of directors. Directors are elected annually for terms which expire upon election of their successor at the next year’s annual shareholder meeting.
If a vacancy on the Board occurs between annual shareholder meetings, the vacancy may be filled by a majority vote of the directors then in office. The new director’s term will expire upon election of their successor at the next year’s annual shareholder meeting.
Under the Governance Guidelines, the Corporate Governance Committee periodically assesses the skills, characteristics and composition of the Board, along with the need for expertise and other relevant factors as it deems appropriate. In light of these assessments, and in light of the standards set forth in the Governance Guidelines, the Corporate Governance Committee may seek candidates with specific qualifications and candidates who satisfy other requirements set by the Board. We believe our Board should be comprised of directors who have had high-level executive experience, have been directors on other boards and have been tested through economic downturns and crises. Industry experience, regional relationships and broad diversity of experience and backgrounds are also factors in Board nominee selection. The Board’s Governance Guidelines confirm that we believe it is desirable for Board members to possess diverse characteristics of gender, race, ethnicity and age, and we consider these factors in Board evaluation and in the identification of candidates for Board membership. We believe this type of composition enables the Board to oversee the management of the business and affairs of the Company effectively. Information about the skills, experiences and qualifications of our directors is included in their biographies beginning on page 11.
The Corporate Governance Committee considers candidates who have been properly nominated by shareholders, as well as candidates who have been identified by Board members and Company personnel. In addition, the Corporate Governance Committee has engaged a search firm to assist in the search for candidates and nominees and to evaluate the nominees’ skills against the Board’s criteria. Based on its review of all candidates, the Corporate Governance Committee recommends a slate of director nominees for election at the annual meeting of shareholders. The slate of nominees may include both incumbent and new nominees.
Potential candidates are reviewed and evaluated by the Corporate Governance Committee, and selected candidates are then interviewed by one or more Corporate Governance Committee members. An invitation to join the Board is extended by the Board itself, through the Chairman and the Chair of the Corporate Governance Committee.
Since the previous annual meeting of shareholders, the Corporate Governance Committee screened director candidates and recommended to the Board that Cassandra Santos be elected as a director. Ms. Santos was recommended as a potential candidate by a search firm. Ms. Santos was elected by the Board to serve for a term effective February 6, 2025 and expiring at the 2025 annual meeting.
Under our Bylaws, a group of up to 20 shareholders owning 3% or more of the Company’s outstanding common stock continuously for at least three (3) years may nominate and include in the Company’s proxy materials a candidate for the Board of Directors (a Shareholder Nominee), provided that the shareholder(s) and the nominee satisfy the requirements specified in the Bylaws. The total number of Shareholder Nominees that the Company must include in the Company’s proxy materials in a given year shall not exceed 20% of the number of directors in office at the time of the nomination.

Composition of the Board
Our Governance Guidelines and our Bylaws state that the exact size of the Board will be determined by resolution of the Board from time to time. Our Board currently has thirteen members. As noted on page 8, James H. Vandenberghe's retirement from the Board will be effective as of May 8, 2025, at which time the size of the Board will be reduced to twelve.

DTE ENERGY 2025 PROXY STATEMENT	17

Director Independence and Categorical Standards
As a matter of policy and in accordance with New York Stock Exchange (“NYSE”) listing standards, we believe that the Board should consist of a majority of independent directors. The Board must affirmatively determine that a director has no material relationship with the Company, either directly or indirectly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board has established the following categorical standards for director independence, which are more stringent than the NYSE independence standards for former Company executives:
A director for whom any of the following is true will not be considered independent:
■A director who is currently, or has been at any time in the past, an employee of the Company or a subsidiary.
■A director whose immediate family member is, or has been within the last three years, an executive officer of the Company.
■A director who has received, or whose immediate family member has received, more than $120,000 in direct compensation from the Company during any twelve-month period within the last three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).
■A director who is, or whose immediate family member is, a current partner of a firm that is the Company’s internal or external auditor; the director is a current employee of such a firm; the immediate family member is a current employee of such a firm and personally works on the Company’s audit; or the director or immediate family member was, within the last three years, a partner or employee of such a firm and personally worked on the Company’s audit within that time.
■A director who is employed, or whose immediate family member is employed, or has been employed within the last three years, as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee.
■A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not independent until three years after the company falls below such threshold.
Contributions by the Company to a tax-exempt organization will not be considered to be a material relationship that would impair a director’s independence if a director serves as an executive officer of a tax-exempt organization and, within the preceding three years, contributions in any single fiscal year were less than $1 million or 2% of such tax-exempt organization’s consolidated gross revenues (whichever is greater).
Applying these standards and considering all relevant facts and circumstances, the Board has affirmatively determined that all of our director nominees other than Gerardo Norcia qualify as independent and have no material relationship with the Company. The independent directors are Nicholas K. Akins, David A. Brandon, Deborah L. Byers, Charles G. McClure, Jr., Gail J. McGovern, Mark A. Murray, Cassandra Santos, Robert C. Skaggs, Jr., David A. Thomas, Gary Torgow, and Valerie M. Williams. Mr. Norcia is not an independent director and may be deemed to be an affiliate of the Company under the categorical standards. Mr. Norcia is not considered independent due to his current employment as Chairman and Chief Executive Officer. There were no material relationships that the Board considered when determining the independence of the directors other than Mr. Norcia.

Assessment of Board and Committee Performance
The Board evaluates its performance annually. In addition, each Board committee performs an annual self-assessment to determine its effectiveness. Each Board member also performs an intensive annual peer review of the other directors who have served one year or more. The results of the Board and committee self-assessments are discussed with the Board and each committee, respectively. The results of the individual peer review are reviewed by the Chair of the Corporate Governance Committee and discussed with the Corporate Governance Committee. The Chair of the Corporate Governance Committee discusses the results of the peer review with individual directors, as directed by the Corporate Governance Committee.

Terms of Office and Service on Additional Boards
The Board has not established term limits for directors. We assure the independence and ongoing effectiveness of each independent director through the individualized peer assessment process described above, in which each Board member annually undergoes a rigorous evaluation by the other members. In addition, the Corporate Governance Committee of the Board has established policies that independent directors should not stand for election after attaining the age of 75, unless the Board waives this provision when circumstances exist which make it prudent to continue the service of the particular independent director. Directors who are retired CEOs of the Company or its subsidiaries shall not stand for election after attaining the age of

18	DTE ENERGY 2025 PROXY STATEMENT

70. Except for the CEO, who may continue to serve as a director after retirement for so long as he is serving as Chairman, any other employees who are also directors will not stand for re-election after retiring from employment with the Company.
We limit our directors who are employed by public companies to a total of not more than two public company boards and all other directors to a total of not more than four public company boards.

Election of the Chairman and CEO; Lead Independent Director
Our Bylaws provide that the Chairman may simultaneously serve as the CEO of the Company and shall preside at all meetings of the Board. Our Bylaws also provide that the independent members of the Board may elect an independent director as Lead Independent Director, which has been our practice since 2004.
The Board believes it is in the best interests of the Company and shareholders for the Board to have flexibility in determining whether to separate or combine the roles of Chairman and Chief Executive Officer based on the Company’s circumstances. The Board has strong governance structures and processes in place to ensure the independence of the Board, eliminate conflicts of interest and prevent dominance of the Board by senior management. The Governance Guidelines and various committee charters provide for independent discussion among directors and for independent evaluation of, and communication with, many members of senior management.
The Board members have considerable experience and knowledge regarding the challenges and opportunities facing the Company and shareholders. The Board believes, therefore, that separating the roles of Chairman and Chief Executive Officer is unnecessary at this time. The Board believes that Mr. Norcia is well qualified through his experience and expertise to be the person who generally sets the agenda for, and leads Board discussions of strategic issues for the Company. Nevertheless, the Board will separate these functions when it considers the separation to be in the best interests of the Company and shareholders.
With the Chairman and CEO positions held by Mr. Norcia, the Board continues to believe a good governance practice is to elect a Lead Independent Director from the independent directors. On February 2, 2023, the Board unanimously elected Mark A. Murray to serve as Lead Independent Director, effective May 4, 2023. The Lead Independent Director has such responsibilities as required under the NYSE listing standards, as well as such other responsibilities as determined by the Board. The Lead Independent Director serves in that capacity until replaced. There is no defined term of office, and the assignment does not rotate among the directors. The Lead Independent Director’s duties include:
■Calling regularly scheduled executive sessions; presiding at Board executive sessions of non-management directors or independent directors; and providing feedback regarding such sessions, as appropriate, to the Chairman and CEO;
■Serving as the liaison between the Chairman and CEO and the independent directors;
■Approving the general scope and type of information to be presented at Board meetings;
■Reviewing shareholder communications addressed to the Board or to the Lead Independent Director;
■Making himself or herself available if requested by major shareholders, for direct consultation and communication with shareholders;
■Organizing Board meetings in the absence of the Chairman and CEO and presiding at any session of the Board where the Chairman and CEO is not present;
■Designating one or more directors as alternate members of any committee to replace an absent or disqualified member at any committee meeting, provided that, in the event an alternate member is designated for the Audit, Corporate Governance or Organization and Compensation Committee, the designate meets the Company’s categorical standards for director independence and SEC and NYSE requirements;
■Consulting with the Chairman and CEO in the selection of topics to be discussed when developing the annual Board calendar;
■Retaining independent advisors in consultation with the Board, on behalf of the Board as the Board determines to be necessary or appropriate;
■Participating in the Organization and Compensation Committee’s annual review and approval of the CEO’s corporate goals and objectives and evaluation of the CEO’s performance;
■Approving Board meeting agendas after consulting with the Chairman and CEO and the Corporate Secretary; and
■Collaborating with the Chairman and CEO and the Corporate Secretary on scheduling Board and committee meetings and approving the schedule of Board and Committee meetings.

Board Meetings and Attendance
The Board met seven times in 2024. All of the incumbent directors attended at least 82% of the Board meetings and the meetings of the committees on which they served, eight of whom had a 100% attendance record. The Board does not have a

DTE ENERGY 2025 PROXY STATEMENT	19

policy with regard to directors’ attendance at the annual meeting of shareholders. At the 2024 annual meeting, all twelve directors standing for election were in attendance.

Executive Sessions
It is the Board’s practice that the independent directors meet in executive session at most regular Board meetings and meet in executive session at other times whenever they believe it appropriate. The independent directors met in executive sessions (sessions without the Chairman and CEO, or any representatives of management present) at six of the seven Board meetings in 2024. The independent directors meet in executive session on an annual basis to review the Organization and Compensation Committee’s performance review of the CEO. The Lead Independent Director chairs the executive sessions of the independent directors.

Codes of Business Conduct and Ethics
The DTE Energy Board of Directors Code of Business Conduct and Ethics, the Officer Code of Business Conduct and Ethics and the DTE Energy Way are the standards of behavior for Company directors, officers and employees. Any waiver of, or amendments to, the Board of Directors Code of Business Conduct and Ethics and the Officer Code of Business Conduct and Ethics as it pertains to the CEO, the Chief Financial Officer, senior financial officers and other Executive Officers, as defined in the “Security Ownership of Directors and Officers” section on page 28, will be disclosed promptly by posting such waivers or amendments on the Company website, dteenergy.com.
The Company has adopted policies and procedures governing the purchase, sale, and/or other dispositions of its securities by directors, officers and employees. These policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as any applicable listing standards. It is Company policy to comply with all applicable laws when engaging in transactions in its securities.

Communications with the Board
The Company has established several methods for shareholders or other non-affiliated persons to communicate their concerns to the directors. Concerns regarding auditing, accounting practices, internal controls, or other business ethics issues may be submitted to the Audit Committee through its reporting channel:

877.406.9448	For auditing, accounting, or internal control matters:	For business ethics issues:
	DTE Energy Company Audit Committee One Energy Plaza Room 2350 WCB Detroit, Michigan 48226-1221	DTE Energy Company Ethics and Employee Issues One Energy Plaza 16th Floor WCB Detroit, Michigan 48226-1221
ethicsinaction.dteenergy.com

Any other concern may be submitted to the Corporate Secretary by mail for prompt delivery to the Lead Independent Director at:

Lead Independent Director, c/o Corporate Secretary DTE Energy Company One Energy Plaza Room 2386 WCB Detroit, Michigan 48226-1221

20	DTE ENERGY 2025 PROXY STATEMENT

Periodically, we revise our governance information in response to changing regulatory requirements and evolving corporate governance developments. Current copies of the Governance Guidelines, committee charters, categorical standards of director independence and the codes of ethics referred to above are available on our website at dteenergy.com/governance. A copy of any or all of these documents and a copy of the Company’s Annual Report on Form 10-K may be requested, free of charge, by mailing a request to the Corporate Secretary, DTE Energy Company, One Energy Plaza, Room 2386 WCB, Detroit, Michigan 48226-1221.
The information on the Company’s website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings the Company makes with the SEC.

Committees of the Board of Directors
The Board has standing committees for Audit, Corporate Governance, Finance, Nuclear Review, Organization and Compensation, and Public Policy and Responsibility. The Board committees act in an advisory capacity to the full Board, except that the Organization and Compensation Committee has direct responsibility for the CEO’s goals, performance and compensation along with compensation of other executives, and the Audit Committee has direct responsibility for appointing, replacing, compensating and overseeing the independent registered public accounting firm. Each committee has adopted a charter that clearly establishes the committee’s respective roles and responsibilities. In addition, each committee has authority to retain independent outside professional advisors or experts as it deems advisable or necessary, including the sole authority to retain and terminate any such advisors, to carry out its duties.
The Board has determined that each member of the Audit, Corporate Governance, and Organization and Compensation Committees is independent under our categorical standards and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment. The Board has determined that each member of the Audit Committee meets the independence requirements under the SEC rules and NYSE listing standards applicable to audit committee members. The Board has also determined that each member of the Organization and Compensation Committee meets the independence requirements under the SEC rules and NYSE listing standards applicable to compensation committee members.
The full Board bears responsibility for oversight and risk management of plans to create long-term value for shareholders, while ensuring our company operates in an environmentally and socially responsible manner. The standing committees review and assess risks and opportunities associated with ESG issues under their purview, and report on these topics at every meeting of the full Board.
The following is a summary of the terms of each committee’s charter and the responsibilities of its members:
Audit Committee (Six meetings in 2024)
■Assists the Board in its oversight of the quality and integrity of our accounting, auditing and financial reporting practices and the independence of the independent registered public accounting firm.
■Reviews scope of the annual audit and the annual audit report of the independent registered public accounting firm.
■Reviews financial reports, internal controls and financial and accounting risk exposures.
■Discusses with management (a) earnings press releases and (b) material financial information and earnings guidance.
■Reviews the policies, programs, performance and activities relating to the Company’s compliance and ethics programs.
■Reviews accounting policies and system of internal controls.
■Assumes responsibility for the appointment, replacement, compensation and oversight of the independent registered public accounting firm.
■Reviews and pre-approves permitted non-audit functions performed by the independent registered public accounting firm.
■Reviews the scope of work performed by the internal audit staff.
■Reviews legal or regulatory requirements or proposals that may affect the committee’s duties or obligations.
■Reviews the Company’s cybersecurity risks, including the results of any cybersecurity risk assessments and audits, and reports of investigations into significant events.
■Retains independent outside professional advisors, as needed.
The Board has determined that each member of the Audit Committee is financially literate and independent. The Board has reviewed the qualifications and experience of each of the Audit Committee members and determined that Ms. Williams and Mr. Vandenberghe qualify as “audit committee financial experts” as that term has been defined by the SEC.
Corporate Governance Committee (Five meetings in 2024)
■Considers the organizational structure of the Board.

DTE ENERGY 2025 PROXY STATEMENT	21

■Identifies and reports to the Board risks associated with the Company’s governance practices and the interaction of the Company’s governance with enterprise risk management.
■Recommends the nominees for directors to the Board.
■Incorporates diversity as a factor when identifying potential candidates for Board membership.
■Reviews recommended compensation arrangements for the Board, director and officer indemnification and insurance for the Board.
■Reviews recommendations for director nominations received from shareholders.
■Reviews shareholder proposals and makes recommendations to the Board regarding the Company’s response.
■Reviews best practices in corporate governance and recommends corporate and Board policies/practices, as appropriate.
■Retains independent outside professional advisors, as needed.

Finance Committee (Seven meetings in 2024)
■Reviews matters related to capital structure.
■Reviews major financing plans.
■Recommends dividend policy to the Board.
■Reviews financial planning policies and investment strategy.
■Reviews certain capital expenditures.
■Reviews insurance and business risk management.
■Receives reports on the strategy, investment policies, adequacy of funding and performance of post-retirement obligations.
■Reviews certain potential mergers, acquisitions and divestitures.
■Reviews investor relations activities.
■Retains independent outside professional advisors, as needed.

Nuclear Review Committee (Six meetings in 2024)
■Provides non-management oversight and review of the Company’s nuclear power program.
■Reviews the financial, operational, business and safety plans and performance at the Company’s nuclear facilities.
■Reviews the policies, procedures and practices related to health and safety, potential risks, resources and compliance at the Company’s nuclear facilities.
■Reviews the operating performance and key performance indicators and trends for the Company’s nuclear facilities.
■Reviews non-financial audit findings related to the Company’s nuclear facilities or personnel.
■Reviews the impact of changes in regulation on the Company’s nuclear facilities.
■Retains independent outside professional advisors, as needed.

Organization and Compensation Committee (Four meetings in 2024)
■Reviews the CEO’s performance and approves the CEO’s compensation.
■Approves the compensation of certain other executives.
■Administers the executive incentive plans and oversees the Company’s overall executive compensation and benefit plan philosophy, structure and practices, and the risks involved in executive compensation plans.
■Reviews and approves executive employment agreements, severance agreements and change-in-control agreements, along with any amendments to those agreements.
■Assesses and discusses with the Board the relationship between the inherent risk in executive compensation plans, executive compensation arrangements and executive performance goals and payouts, and how the level of risk corresponds to the Company’s business strategies.
■Reviews the Compensation Discussion and Analysis disclosure and recommends inclusion in the Company’s annual report or proxy statement.
■Reviews the Company’s policies and programs promoting diversity, equity and inclusion among the Company’s employees and officers.
■Recommends to the full Board the officers to be elected by the Board.
■Reviews succession and talent planning.
■Evaluates the independence of the independent compensation consultant at least annually.
■Reviews and discusses with management any transactions with the independent compensation consultant or its affiliates.

22	DTE ENERGY 2025 PROXY STATEMENT

■Retains independent outside professional advisors, as needed.

Public Policy and Responsibility Committee (Five meetings in 2024)
■Reviews and advises the Board on current and emerging social, economic, political and environmental issues.
■Reviews management’s response to risk exposures related to regulatory, social, economic, political, reputational and environmental issues and advises the Board on management’s procedures for assessing, monitoring, controlling and reporting on such exposures.
■Reviews the Company’s programs and strategies related to environmental sustainability.
■Reviews the Company’s policies on social responsibilities.
■Reviews the Company’s policies and programs promoting diversity, equity and inclusion, including policies and programs applicable to vendors, suppliers and customers.
■Reviews the Company’s regulatory strategies and activities (including rate case strategies, rate competitiveness and environmental regulations) as well as its state and federal legislative and political activities and strategies.
■Reviews reports from management regarding policies and safety issues related to customers and the general public.
■Reviews the activities and reporting of the Company’s environmental, social and governance matters for completeness, transparency and alignment with the Company’s strategy.
■Reviews annually the Company’s political giving.
■Retains independent outside professional advisors, as needed.

Board of Directors Risk Oversight Functions
The Board receives, reviews and assesses reports from the Board committees and from management relating to enterprise-level risks. Each Board committee is responsible for overseeing and considering risk issues relating to their respective committee and reporting their assessments to the full Board at each regularly scheduled Board meeting. When granting authority to management, approving strategies and receiving management reports, the Board and committees consider, among other things, the risks we face.
Each Board committee reviews management’s assessment of risk for that committee’s respective area of responsibility. As part of its oversight function, the Board discusses any risk conflicts that may arise between the committees or assigns to a committee risk issues that may arise which do not fall within a specific committee’s responsibilities.

Board Committee	Areas of Risk Oversight
Audit Committee
Overall review of risk issues, policies and controls associated with our overall financial reporting and disclosure process and legal compliance, and review policies on risk control assessment and accounting risk exposure, as well as cybersecurity risk.

Finance Committee	Review of financial, capital, credit and insurance risk.
Organization and Compensation Committee
Assess and discuss with the Board the relationship between the inherent risks in diversity, equity and inclusion policies and programs, executive compensation plans, executive compensation arrangements and executive performance goals and payouts, and how the level of risk corresponds to the Company’s business strategies.

Corporate Governance Committee	Review risks associated with the Company’s governance practices and the interaction of the Company’s governance with enterprise risk-level management.
Nuclear Review Committee	Review risks relating to the operation of our nuclear power facilities.
Public Policy and Responsibility Committee	Review risks associated with regulatory, social responsibility, political activity, economic conditions, reputation, safety and environmental, social and governance matters.

All Board committees meet periodically with members of senior management to discuss the relevant risks and challenges facing the Company. In addition to its regularly scheduled Committee meetings, the Audit Committee meets with the Chief Financial Officer, the General Auditor and Chief Risk Officer, and the independent registered public accounting firm in executive sessions at least semi-annually and meets with the Chief Legal Officer, the Chief Compliance Officer and the Chief Information Officer at least annually in separate executive sessions. The Company’s General Auditor and Chief Risk Officer attends all Audit Committee meetings. The General Auditor and Chief Risk Officer meets annually with either the Audit Committee or the full Board to update

DTE ENERGY 2025 PROXY STATEMENT	23

the members on the Company’s enterprise-level risk management. The General Auditor and Chief Risk Officer also periodically meets with the other Board committees and the full Board as may be required.
The Company also utilizes an internal Risk Management Committee, chaired by the CEO and comprised of the Chief Financial Officer, Chief Legal Officer, General Auditor and Chief Risk Officer and other senior officers. Among other things, the internal Risk Management Committee directs the development and maintenance of comprehensive risk management policies and procedures, and sets, reviews and monitors risk limits on a regular basis for enterprise-level risks, counter-party credit and commodity-based exposures.
The Board believes that the committee structure of risk oversight is in the best interests of the Company and its shareholders. Each committee member has expertise on risks relative to the nature of the committee on which he or she sits. With each committee reporting on risk issues at full Board meetings, the entire Board is in a position to assess the overall risk implications, to evaluate how they may affect the Company and to provide oversight on appropriate actions for management to take.
With regard to risk and compensation programs and policies, the Company’s Energy Trading segment has compensation programs and policies that are structured differently from those in other units within the Company. These compensation programs and policies are designed to discourage excessive risk taking by the Energy Trading employees and are subject to specific written policies and procedures administered by members of the Company’s senior management. The Company has determined that the Energy Trading compensation programs and policies do not create risks that are reasonably likely to have a material adverse effect on the Company.

Board of Directors Compensation
Elements of Director Compensation
Employee directors receive no payment for service as directors. The goal of our compensation policies for non-employee directors is to tie their compensation to your interests as shareholders. Accordingly, greater than 50% of a director’s annual compensation is in the form of equity-based compensation, including phantom shares of our common stock. Generally, the compensation program for non-employee directors is reviewed on an annual basis by the Corporate Governance Committee and the Board. This review includes a review of a comparative peer group of companies that is identical to the peer group used to review executive compensation (See “Executive Compensation—Compensation Discussion and Analysis” beginning on page 37). Based on its December 2024 review, the Board voted to increase director compensation effective January 1, 2025, as further described below.

Cash Compensation
Cash retainer	$120,000 annually
Lead Independent Director retainer	$35,000 annually
Committee chair retainer	$25,000 annually for Audit Committee Chair; $20,000 annually for Nuclear Review, Organization and Compensation, Corporate Governance, Finance, and Public Policy and Responsibility Committee Chairs
New Member Orientation/Mentor Program	$1,250 and $750 quarterly for the New Member and Mentor, respectively, for the duration of the orientation
Equity Compensation
Upon first election to the Board	1,000 shares of restricted DTE Energy common stock, subject to a 3-year vesting period
Annual equity compensation
A variable number of phantom shares of DTE Energy common stock valued at $160,000 annually, with the actual number of phantom shares to be granted each year determined based on the closing price of the Company’s common stock on the date of the annual meeting(1)

(1)Phantom shares of DTE Energy common stock are credited to each non-employee director’s account the date of the annual meeting each year. Phantom share accounts are also credited with dividend equivalents which are reinvested into additional phantom shares.

24	DTE ENERGY 2025 PROXY STATEMENT

Payment of Non-Employee Director Fees and Expenses
Retainers for non-employee directors are either (i) payable in cash or (ii) at the election of the director, deferred into an account pursuant to the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees. Non-employee directors may defer up to 100% of their annual retainer into an unfunded deferred compensation plan. Deferred fees may accrue for future payment, with interest accrued monthly at the 5-year U.S. Treasury Bond rate as of the last business day of each month or, at the election of the director, they may be invested in phantom shares of our common stock with all dividend equivalents reinvested.
In addition to the retainers, non-employee directors are reimbursed for their travel expenses incurred in attending Board and committee meetings, along with fees and expenses incurred when attending director education seminars or special meetings requested by management. Non-employee directors of the Company, along with full-time active employees and retirees, are also eligible to participate in the DTE Energy matching gift program, whereby the DTE Energy Foundation matches certain charitable contributions.

Director Life Insurance
The Company provides each non-employee director with group term life insurance in the amount of $20,000 and travel accident insurance in the amount of $100,000.

Director Stock Ownership
We have established stock ownership guidelines for non-employee directors to more closely tie their interests to those of shareholders. Under these guidelines, the Board requires that each director own shares of the Company’s common stock beginning no later than 30 days after election to the Board. In addition, directors are required to own, within five years after initial election to the Board, shares of Company stock having a value equal to two times the sum of a director’s annual cash retainer plus the value of a director’s annual phantom stock compensation. Based on the 2025 director compensation program, a director with five years of service will be required to hold a minimum of $560,000 in stock under these guidelines. This ownership requirement is greater than four times the amount of a director’s cash retainer under the 2025 compensation program. Common stock, time-based restricted stock and phantom shares held by a director are counted toward fulfillment of this ownership requirement. As of December 31, 2024, all directors met the initial common stock ownership requirement and all those directors who have served as a director for at least five years after their initial election fulfilled the five-year requirement.

DTE ENERGY 2025 PROXY STATEMENT	25

2024 Director Compensation Table
The following table details the compensation earned in 2024 by each of the non-employee directors:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Nicholas K. Akins	125,000	160,000	158	285,158
David A. Brandon	140,000	160,000	494	300,494
Deborah L. Byers	122,500	160,000	158	282,658
Charles G. McClure, Jr.	143,000	160,000	494	303,494
Gail J. McGovern	120,000	160,000	11,494	291,494
Mark A. Murray	155,000	160,000	1,494	316,494
Robert C. Skaggs, Jr.	120,000	160,000	5,494	285,494
David A. Thomas	135,000	160,000	305	295,305
Gary Torgow	135,000	160,000	305	295,305
James H. Vandenberghe	135,000	160,000	5,494	300,494
Valerie M. Williams	146,500	160,000	305	306,805

(1)The following table provides a detailed breakdown of the fees earned or paid in cash:

	Fees Earned or Paid in Cash
Name	Board Retainer ($)	Lead Independent Director/Committee Chair Retainers ($)	New Member Orientation/Mentor Program Fees ($)	Total ($)
Nicholas K. Akins	120,000	—	5,000	125,000
David A. Brandon	120,000	20,000	—	140,000
Deborah L. Byers	120,000	—	2,500	122,500
Charles G. McClure, Jr.	120,000	20,000	3,000	143,000
Gail J. McGovern	120,000	—	—	120,000
Mark A. Murray	120,000	35,000	—	155,000
Robert C. Skaggs, Jr	120,000	—	—	120,000
David A. Thomas	120,000	15,000	—	135,000
Gary Torgow	120,000	15,000	—	135,000
James H. Vandenberghe	120,000	15,000	—	135,000
Valerie M. Williams	120,000	25,000	1,500	146,500
Messrs. Brandon and Torgow elected to defer 100% of the fees detailed above into the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees.
(2)These amounts represent the dollar amounts of compensation cost for 2024 in accordance with ASC Topic 718 and, as such, include costs recognized in the financial statements with respect to phantom shares and shares of restricted stock granted. Because the phantom shares are 100% vested on the grant date, the ASC Topic 718 expense equals the grant date fair value as of May 2, 2024. The grant date fair value of $111.91 was the closing price of the Company stock on May 2, 2024. For all of the non-employee directors, this amount is $160,000 in phantom shares of DTE Energy stock granted on May 2, 2024, subject to a minimum one-year payment deferral. Based on the grant date fair value of $111.91, this equated to a grant of 1,430 phantom shares.

26	DTE ENERGY 2025 PROXY STATEMENT

Outstanding equity awards as of December 31, 2024 are as follows:

Name	Phantom Shares in Equity Plan	Phantom Shares in Deferred Fee Plan	Restricted Stock
Nicholas K. Akins	1,454	—	1,000
David A. Brandon	4,461	14,808	—
Deborah L. Byers	1,454	—	1,000
Charles G. McClure, Jr.	4,461	872	—
Gail J. McGovern	50,897	—	—
Mark A. Murray	4,461	872	—
Robert C. Skaggs, Jr.	11,098	—	—
David A. Thomas	4,461	—	—
Gary Torgow	4,461	5,219	—
James H. Vandenberghe	1,454	12,481	—
Valerie M. Williams	4,461	—	—

(3)This amount is the total of the premiums paid for the group-term life insurance provided to the non-employee directors by the Company and all contributions made by the DTE Energy Foundation under the Company matching program.

Information on Company Executive Officers
Under our Bylaws, the officers of DTE Energy are elected annually by the Board of Directors, each to serve until his/her successor is elected and qualified, or until his/her resignation or removal. The current executive officers of the Company elected by the Board are as follows:

Name	Age(1)	Present Position	Present Position Held Since
JoAnn Chavez	60	Senior Vice President and Chief Legal Officer	10/28/2019
Joi M. Harris	55	President and Chief Operating Officer, DTE Energy Company	7/3/2023	(2)
Trevor F. Lauer	60	Vice Chairman and Group President	7/3/2023	(2)
Lisa A. Muschong	55	Vice President, Corporate Secretary and Chief of Staff	11/2/2015
Tracy J. Myrick	49	Chief Accounting Officer	6/21/2021	(2)
Gerardo Norcia	62	Chairman and Chief Executive Officer	7/3/2023	(2)
Matthew T. Paul	55	President and Chief Operating Officer, DTE Electric Company	7/3/2023	(2)
Robert A. Richard	64	President and Chief Operating Officer, DTE Gas Company	7/3/2023	(2)
David Ruud	58	Executive Vice President and Chief Financial Officer	7/3/2023	(2)
Mark W. Stiers	62	President and Chief Operating Officer, DTE Vantage and Energy Trading	4/1/2019

(1)As of March 13, 2025.
(2)These executive officers have held various other positions at DTE Energy for five or more years.

Compensation Committee Interlocks and Insider Participation
During 2024, the Organization and Compensation Committee consisted of Messrs. Brandon, Murray, and Skaggs, Dr. Thomas, and Ms. McGovern. No member of the Organization and Compensation Committee serves as an officer or employee of the Company or any of its subsidiaries nor has any member of the Organization and Compensation Committee formerly served as an officer of the Company or any of its subsidiaries. During 2024, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity, any of whose executive officers served either on the Board or on the Organization and Compensation Committee of the Company.

DTE ENERGY 2025 PROXY STATEMENT	27

Indemnification and Liability
Pursuant to Article VI of our Articles of Incorporation, to the fullest extent permitted by law, no director of the Company shall be personally liable to the Company or its shareholders for any acts or omissions in the performance of his/her duties.
Article VII of our Articles of Incorporation provides that each person who is or was or had agreed to become a director or officer, or each person who is or was serving or who had agreed to serve at the request of the Board as an employee or agent of the Company, or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including heirs, executors, administrators or estate of such person), shall be indemnified by the Company to the fullest extent permitted by law. We have entered into indemnification agreements with each of our directors and executive officers. These agreements require the Company to indemnify such individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company.
The Company, the directors and officers in their capacities as such are insured against liability for alleged wrongful acts (to the extent defined) under fifteen insurance policies providing aggregate coverage in the amount of $255 million.

Security Ownership of Directors and Officers
The following table sets forth information as of December 31, 2024, with respect to beneficial ownership of common stock, phantom stock, and performance shares for (i) each of our directors and nominees for director, (ii) our Chairman and Chief Executive Officer, Executive Vice President and Chief Financial Officer, and the three other highest paid executive officers (together, the “Named Executive Officers”), and (iii) all executive officers and directors as a group. Executive officers for this purpose are those individuals defined as executive officers under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless otherwise indicated, each of the named individuals has sole voting and/or investment power over the shares identified. To our knowledge, no member of our management team or director was a beneficial owner of one percent or more of the outstanding shares of common stock as of December 31, 2024.

Amount and Nature of Beneficial Ownership as of December 31, 2024

Name of Beneficial Owners	Common Stock(1)	Phantom Stock(2)	Other Shares That May Be Acquired(3)
Nicholas K. Akins	1,056	1,454	—
David A. Brandon	5,588	19,269	—
Deborah L. Byers	1,000	1,454	—
Charles G. McClure, Jr.	1,000	5,333	—
Gail J. McGovern	—	50,897	—
Mark A. Murray	1,000	5,333	—
Gerardo Norcia	375,657	1,622	144,996
Robert C. Skaggs, Jr.	1,050	11,098	—
David A. Thomas	2,068	4,461	—
Gary Torgow	5,741	9,680	—
James H. Vandenberghe	2,000	13,935	—
Valerie M. Williams	5,588	4,461	—
Joi Harris	23,685	2,268	20,774
Trevor F. Lauer	62,915	1,587	32,600
David Ruud	79,861	175	37,310
Mark W. Stiers	50,728	378	23,162
Directors & Executive Officers as a group — 21 persons	682,957	135,104	321,789

(1)Includes directly held common stock, restricted stock and shares held pursuant to the DTE Energy Company Savings and Stock Ownership Plan (tax-qualified 401(k) plan).

28	DTE ENERGY 2025 PROXY STATEMENT

(2)Shares of phantom stock are acquired as follows: (a) by non-employee directors (i) as compensation under the DTE Energy Company Deferred Stock Compensation Plan for Non-Employee Directors and (ii) through participation in the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees and (b) by executive officers pursuant to the (i) DTE Energy Company Supplemental Savings Plan and (ii) DTE Energy Company Executive Supplemental Retirement Plan. Shares of phantom stock may be paid out in either cash or stock.
(3)Represents performance shares under the Long-Term Incentive Plan (as described beginning on page 44) that entitle the executive officers to receive shares or cash equivalents (or a combination thereof) in the future if certain performance measures are met. The number of performance shares reflected in the table assumes that target levels of performance are achieved and includes an increase from the original grant amount, assuming full dividend reinvestment at the fair market value on each dividend payment date. Performance shares are not currently outstanding shares of our common stock and are subject to forfeiture if the performance measures are not achieved over a designated period of time. Executive officers do not have voting or investment power over the performance shares until performance measures are achieved. See the discussion in “Long-Term Incentives - Performance Shares Granted in 2024” beginning on page 45.

Prohibition on Pledging and Hedging Company Securities
The Company maintains policies which expressly prohibit hedging Company securities by all employees, executive officers and directors of the Company and its subsidiaries. For purposes of these policies, hedging includes purchases and sales of derivatives or any monetization transaction involving DTE securities that has the effect of limiting or eliminating the full risks of ownership of DTE securities. Our directors and officers are also prohibited from pledging their shares of Company stock as collateral for any loan or indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account.

Security Ownership of Certain Beneficial Owners
The following table sets forth information regarding the only persons or groups known to the Company to be beneficial owners of more than 5% of our outstanding common stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	25,058,157 (1)	12.2%
Common Stock	BlackRock, Inc. 50 Hudson Yards New York, New York 10001	17,317,065 (2)	8.4%
Common Stock	Capital Research Global Investors 333 South Hope Street, 55th Fl Los Angeles, California 90071	18,869,428 (3)	9.1%

(1)Based on information contained in Schedule 13G/A filed on February 13, 2024. The Vanguard Group, Inc. has shared voting power with respect to 254,139 shares, sole dispositive power with respect to 24,178,726 shares, shared dispositive power with respect to 879,431 shares and is deemed to beneficially own 25,058,157 shares.
(2)Based on information contained in Schedule 13G/A filed on January 25, 2024. BlackRock Inc. has sole voting power with respect to 15,959,295 shares, sole dispositive power with respect to 17,317,065 shares, and is deemed to beneficially own 17,317,065 shares.
(3)Based on information contained in Schedule 13G/A filed on February 13, 2025. Capital Research Global Investors has sole dispositive power with respect to 18,869,428 shares, sole voting power with respect to 18,867,380 shares, and is deemed to beneficially own 18,869,428 shares.

Certain Relationships and Related Transactions
Related-person transactions have the potential to create actual or perceived conflicts of interest. The Company has policies in place to address related-party transactions. In addition, our Corporate Governance Committee and Audit Committee review potential dealings or transactions with related parties. In conducting such reviews, the committees consider various factors they deem appropriate, which may include (i) the identity of the related party and his or her relationship to the Company, (ii) the

DTE ENERGY 2025 PROXY STATEMENT	29

nature and size of the transaction, including whether it involved the provision of goods or services to the Company that are unavailable from unrelated third parties and whether the transaction is on terms that are comparable to the terms available from unrelated third parties, (iii) the nature and size of the related party’s interest in the transaction, (iv) the benefits to the Company of the transaction and (v) whether the transaction could involve an apparent or actual conflict of interest with the Company.
In general, employees and directors may not be involved in a business transaction where there is a conflict of interest with the Company. The DTE Energy Way requires non-officer employees to report conflicts of interest or potential conflicts of interest to their respective superiors; the Officer Code of Conduct and Ethics requires officers to report conflicts of interest or potential conflicts of interest to the Company’s General Counsel or to the Company’s Board of Directors; and the Board of Directors Code of Business Conduct and Ethics requires directors to disclose conflicts of interest or potential conflicts of interest to the Company’s Corporate Governance Committee or the Chairman of the Board. For directors and officers, any waivers of the Company’s conflict of interest policy must be approved by the Board or a Board committee, as required under the Officer Code of Conduct and Ethics or Board of Directors Code of Business Conduct and Ethics, disclosed to shareholders and posted to our website at dteenergy.com/ethics.

30	DTE ENERGY 2025 PROXY STATEMENT

PROPOSAL 2

Ratification of Appointment of Independent Registered Public Accounting Firm
Subject to ratification by the shareholders, the Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2025 and to perform other audit-related services. Following the Audit Committee’s appointment, the Board voted unanimously to recommend that our shareholders vote to ratify the Audit Committee’s selection of PwC as our independent auditors for 2025.
The reports of PwC on the consolidated financial statements of DTE Energy for the year ended December 31, 2024 and for the year ended December 31, 2023 did not contain adverse opinions or a disclaimer of opinions and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the Company’s two most recent fiscal years ended December 31, 2024 and 2023 and from January 1, 2025 through February 13, 2025, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter of such disagreements in connection with its reports on the Company’s consolidated financial statements for such years.
During the Company’s two most recent fiscal years ended December 31, 2024 and 2023 and from January 1, 2025 through February 13, 2025, there were no “reportable events” as defined under Item 304(a)(1)(v) of Regulation S-K.
Representatives of PwC will be present at the annual meeting and will be afforded an opportunity to make a statement, if they desire, and to respond to appropriate questions from shareholders.

Fees to the Independent Registered Public Accounting Firm
The following table presents fees for professional services rendered by PwC for the audit of the Company’s consolidated annual financial statements for the years ended December 31, 2024 and December 31, 2023, and fees billed for other services rendered by PwC during those periods.

	2024	2023
Audit fees(1)	$7,261,500	$6,842,611
Audit-related fees(2)	194,000	807,000
Tax fees(3)	146,250	169,110
All other fees(4)	2,000	3,250
Total	$7,603,750	$7,821,971

(1)Represents the aggregate fees for audits of the Company’s consolidated annual financial statements included in the Company’s Form 10-K, review and audit of the Company’s internal control over financial reporting, the review of consolidated financial statements included in the Company’s Form 10-Q filings, and audit services provided in connection with certain regulatory filings, debt issuances, and other engagements. Audit fees are presented on an Audit Year basis in accordance with SEC guidelines and include an estimate of fees incurred for the most recent Audit Year.
(2)Represents the aggregate fees billed for audit-related services and various attest services.
(3)Represents fees billed for tax services, including tax reviews and planning.
(4)Represents consulting services and fees for accounting and reporting research tools and support.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Consistent with SEC policies regarding the independence of the registered public accounting firm, the Audit Committee is responsible for appointing, approving professional service fees of, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

DTE ENERGY 2025 PROXY STATEMENT	31

Prior to engaging the independent registered public accounting firm to perform specific services, the Audit Committee pre-approves these services by category of service. The Audit Committee may delegate to the Chair of the Audit Committee, or to one or more other designated members of the Audit Committee, the authority to grant pre-approvals of all permitted services or classes of these permitted services to be provided by the independent registered public accounting firm. The decisions of the designated member to pre-approve a permitted service are reported to the Audit Committee at each scheduled meeting. At least quarterly, the Audit Committee reviews:
■A report summarizing the services, or groupings of related services, including fees, provided by the independent registered public accounting firm.
■A listing of new services requiring pre-approval, if any.
■As appropriate, an updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the independent registered public accounting firm.
All audit, audit-related, tax and other services performed by PwC were pre-approved by the Audit Committee in accordance with the regulations of the SEC. The Audit Committee considered and determined that the provision of the non-audit services by PwC during 2024 was compatible with maintaining independence of the registered public accounting firm.

Report of the Audit Committee
The purpose of the Audit Committee is to assist the Board’s oversight of the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function. All members of the Audit Committee meet the criteria for independence as defined in our categorical standards and the audit committee independence requirements under the SEC rules. The Audit Committee Charter also complies with requirements of the NYSE.
Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management is also responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing these consolidated financial statements and expressing an opinion as to their conformity with GAAP. The independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity, and the Audit Committee does not certify the consolidated financial statements or internal control over financial reporting or guarantee the independent registered public accounting firm’s reports. The Audit Committee relies, without independent verification, on the information provided to it including representations made by management and the reports of the independent registered public accounting firm.
The Audit Committee discussed with PwC the matters required to be discussed by audit standards, SEC regulations and NYSE requirements. Disclosures were received from PwC regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board and discussed with them. The Audit Committee has considered whether the services provided by PwC other than those services relating to audit services are compatible with maintaining PwC’s independence. The Audit Committee has concluded that such services have not impaired PwC’s independence. The Audit Committee reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2024 with management and PwC. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2024. The Audit Committee reviewed and discussed Management’s Report on Internal Control over Financial Reporting as of December 31, 2024 with management and PwC. Based on the review and discussions noted above, the Audit Committee recommended to the Board that Management’s Report on Internal Control over Financial Reporting as of December 31, 2024 be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2024.
Audit Committee
Valerie M. Williams, Chair
Charles G. McClure, Jr.
David A. Thomas
James H. Vandenberghe

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

32	DTE ENERGY 2025 PROXY STATEMENT

PROPOSAL 3 | Advisory Proposal

Nonbinding Vote to
Approve Executive Compensation
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires the Company to provide shareholders with an opportunity to vote to approve, on an advisory basis, the compensation of our Named Executive Officers as described in the “Compensation Discussion and Analysis” (“CD&A”) section of this proxy statement and in the tabular and narrative disclosure regarding Named Executive Officer compensation, all contained under the heading “Executive Compensation” in this proxy statement.
The Company’s executive compensation program is designed to include elements of cash and equity-based compensation to motivate and reward executives who achieve short-term and long-term corporate and financial objectives leading to the success of the Company. We emphasize competitive, performance-based compensation to attract and retain talented executives and align the interests of our executives with those of our shareholders. At each of the 2024 and 2023 annual meetings, 96.2% of voting shareholders approved the compensation of the Named Executive Officers.
Shareholders have in the past approved the incentive plans that we use to motivate and reward our executives, including the Annual Incentive Plan and the Long-Term Incentive Plan. In addition, the Company has enhanced our disclosures related to executive compensation to provide more detail to our shareholders about our compensation programs, including expanded disclosures relating to the plans in this proxy statement.
Our executive compensation programs have been important in driving the Company’s success in achieving its corporate and financial objectives by tying executive compensation to achieving very specific goals in each of our key priority areas. Progress against these objectives is necessary for the Company to achieve its ultimate goal of becoming best in the world and best for the world. We explain each of our performance targets and measures in detail in our CD&A, but a few examples of Company success in areas related to our targets and measures include the following:
■Declared a 6.9% increase in our dividend payment.
■Provided our shareholders with a five-year total shareholder return of 129% (with 2019 as the base year = 100%).
■Delivered cash from operations of $3.64 billion in 2024.
■Delivered 2024 operating earnings per share of $6.83 (see discussion on page 7).
The Organization and Compensation Committee (“O&C Committee”) employs the highest standards of corporate governance when implementing and reviewing our executive compensation programs. The O&C Committee ensures independence of committee members and compensation consultants, avoids conflicts of interest and has enhanced shareholder disclosure in accordance with SEC and NYSE requirements.
For these reasons, the Board recommends that shareholders vote in favor of the following resolution:
“RESOLVED, that the shareholders approve, on an advisory basis, the overall executive compensation paid to the Named Executive Officers of the Company, as described in the Compensation Discussion and Analysis and the tabular and narrative disclosure regarding Named Executive Officer compensation contained in this proxy statement.”
Because this vote is advisory, it will not be binding upon the Company or the Board. The O&C Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE EXECUTIVE COMPENSATION.

DTE ENERGY 2025 PROXY STATEMENT	33

PROPOSAL 4 | Management Proposal

Approval of the DTE Energy Company 2025 Long-Term Incentive Plan
As of March 11, 2025, our Long-Term Incentive Plan, as amended and restated effective May 20, 2021 (the "Prior Plan") has 1,633,894 shares of common stock available for issuance under new awards and 1,469,430 shares of common stock subject to outstanding awards. As of March 11, 2025, the market price per share of the common stock was $132.03.
Our Board of Directors has determined that more shares are needed in order to attract and retain key employees, and as a result, on February 6, 2025, our Board of Directors voted to adopt a new plan, the Company's 2025 Long-Term Incentive Plan (the "2025 Plan"), subject to shareholder approval of the 2025 Plan. If approved by the shareholders, the maximum number of shares that will be available for issuance under the 2025 Plan will be three million (3,000,000) shares, plus the number of shares that remain available for issuance under the Prior Plan on the date of shareholder approval, plus any shares subject to outstanding awards under the Prior Plan that, after the date of shareholder approval, become forfeited or otherwise lapse.
Our Board believes that the 2025 Plan will benefit the Company by (i) assisting in recruiting and retaining the services of individuals with high ability and initiative, (ii) providing greater incentives for employees and other individuals who provide valuable services to the Company and its affiliates and (iii) associating the interests of those persons with the Company and its shareholders.
If approved by the shareholders, the 2025 Plan will be effective as of May 8, 2025, and will contribute a potential dilution of approximately 1.45%. This potential dilution was calculated by dividing the total number of shares available for issuance under the 2025 Plan by the total number of shares of outstanding common stock of the Company as of March 11, 2025. If the 2025 Plan is approved by shareholders, no additional awards will be granted under the Prior Plan (although awards previously made under the Prior Plan will remain in effect subject to the terms of the Prior Plan and the applicable award agreement). Any outstanding awards under the Prior Plan that become forfeited, will become lapsed awards and will again be available for grant under the 2025 Plan. We note that such dilutive effect was previously approved by the Company’s shareholders, and therefore, such feature is not incorporated into the above potential dilution percentage.
The 2025 Plan permits the grant of options, stock appreciation rights, stock awards, restricted stock units, performance stock units, other stock-based awards and cash-based awards (with or without dividend equivalent rights).
The more significant features of the 2025 Plan are summarized below. The summary of the 2025 Plan is qualified in its entirety by reference to the plan document, a copy of which is attached as Appendix A to this proxy statement.
Administration of the 2025 Plan
The 2025 Plan will be administered by the Organization and Compensation Committee ("O&C Committee") and the O&C Committee will approve all terms of awards under the 2025 Plan. The O&C Committee also will approve who will receive grants under the 2025 Plan, determine the type of award that will be granted and will approve the number of shares of common stock subject to the grant. The O&C Committee may delegate all or part of its authority to administer the 2025 Plan to one or more officers; provided, however, that the O&C Committee may not delegate its authority with respect to awards that are made to any individuals who are subject to Section 16 of the Exchange Act.
Notwithstanding the foregoing, our Board will administer the 2025 Plan in the case of any award that is made to a member of the Board who is not also an employee of the Company or an affiliate. References in this summary to the “O&C Committee” include the O&C Committee, any delegate of the O&C Committee and our Board.
Because awards under the 2025 Plan are made at the O&C Committee’s discretion, we are unable to determine who will be selected to receive awards or the type, size or terms of the awards that may be granted. For the same reason, we are unable to determine the awards that would have been granted last year if the 2025 Plan had been in effect. However, outstanding awards previously granted to our named executive officers under the Prior Plan are reported herein. See “Executive Compensation — Grants of Plan-Based Awards.”
Eligibility
All of our employees and employees of our subsidiaries and affiliates are eligible to receive awards under the 2025 Plan. In addition, members of the Board and other individuals who perform significant services for us and our subsidiaries and affiliates may receive awards under the 2025 Plan. As of the date of this proxy statement, we expect that approximately 12 non-

34	DTE ENERGY 2025 PROXY STATEMENT

employee directors, 10 executive officers, and 9,500 employees of the Company and its subsidiaries will be eligible to receive awards under the LTIP.
Share Authorization
The number of shares of common stock that may be issued under the 2025 Plan is three million (3,000,000) shares, plus any shares that remain available for issuance under the Prior Plan as of the date of shareholder approval of the 2025 Plan, plus any lapsed awards under the Prior Plan. As of March 11, 2025, 1,633,894 shares were available for issuance under the Prior Plan. In connection with stock splits, stock dividends, recapitalizations and certain other events, the Board will make adjustments that it deems appropriate in the aggregate number of shares of common stock that may be issued under the 2025 Plan, and the terms of outstanding awards.
If any awards under the 2025 Plan terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or are paid in cash, the shares of common stock subject to such awards will again be available for awards under the 2025 Plan. Additionally, any shares of common stock that are tendered or withheld from the settlement of an award to satisfy the grant or exercise price or to satisfy a tax withholding obligation under an award shall be available for future awards granted under the 2025 Plan.
Minimum Vesting Schedule
Every award under the 2025 Plan, plus lapsed awards from the Prior Plan, are subject to a minimum 1-year vesting requirement, except that the following are not subject to any minimum vesting criteria: (i) 5% of the share reserve for the 2025 Plan, plus (ii) 5% of any lapsed awards under the Prior Plan.
Awards
The 2025 Plan authorizes the grant of options to purchase common stock, stock awards, restricted stock units ("RSUs"), stock appreciation rights (“SARs”), performance stock units, other stock-based awards and cash-based awards. Each type of award is described below.
Options. The 2025 Plan authorizes the O&C Committee to grant incentive stock options (under Section 421 of the Internal Revenue Code (the “Code”)) and options that do not qualify as incentive stock options. The exercise price of each option will be determined by the O&C Committee, provided that the price per share cannot be less than 100% of the fair market value of a share of common stock on the date on which the option is granted (or 110% of the shares’ fair market value on the grant date in the case of an incentive stock option granted to an individual who is a “ten percent shareholder” under Sections 422 and 424 of the Code). Except in the event of stock splits, stock dividends and other changes in our capitalization, the exercise price of an outstanding option cannot be reduced without the approval of shareholders. In addition, the 2025 Plan provides that without the approval of shareholders no payment may be made on account of the cancellation of an option if the exercise price exceeds the fair market value of a share of common stock.
The exercise price for any option is generally payable (i) in cash, (ii) by certified check, (iii) by the surrender of common stock (or a deemed surrender by attestation of ownership of shares of common stock) with an aggregate fair market value on the date on which the option is exercised equal to the exercise price for the number of shares being purchased, (iv) by payment through a broker in accordance with procedures established by the Federal Reserve Board, or (v) pursuant to a “net settlement,” i.e. by issuance of a number of shares equal to the number for which the option is exercised minus the number of shares that have a fair market value equal to the aggregate exercise price. The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a “ten percent shareholder”).
Stock Awards. The 2025 Plan also provides for the grant of stock awards. A stock award is an award of common stock that may be subject to restrictions on transferability and other restrictions as the O&C Committee determines in its sole discretion on the date of grant. A stock award may be subject to vesting or other requirements or restrictions that, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as the O&C Committee may determine. Unless the stock award agreement provides otherwise, a participant who receives a stock award will have all of the rights of a shareholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares.
RSUs and SARs. The 2025 Plan authorizes the O&C Committee to grant RSUs and SARs that provide the recipient with the right to receive cash, shares of common stock or a combination of the two. The amount that the recipient will receive upon settlement of an RSU is a the full value of a share of common stock, and the amount that the recipient will receive upon exercise of the SAR generally will equal the excess of the fair market value of a share of common stock on the date of exercise over the share’s fair market value on the date of grant (the “initial value”) multiplied by the number of shares for which the SAR is exercised. SARs will become exercisable in accordance with terms prescribed by the O&C Committee. RSUs and SARs may be granted in tandem with an option grant or independently from an option grant. The term of a SAR cannot exceed ten years from the date of grant or five years in the case of a SAR granted in tandem with an incentive stock option awarded to a “ten percent shareholder.”

DTE ENERGY 2025 PROXY STATEMENT	35

Except in the case of stock splits, stock dividends and other changes in our capitalization, the initial value of an outstanding SAR cannot be reduced without the approval of shareholders.
Performance Stock Units. The 2025 Plan also authorizes the O&C Committee to grant performance stock units. Performance stock units represent the participant’s right to receive an amount, based on the value of the common stock, if performance goals or other objectives established by the O&C Committee are achieved. The O&C Committee will determine the applicable performance period, the performance goals or other objectives and such other conditions that apply to the performance stock units. Performance goals may be stated with respect to the performance criteria described below or such other criteria determined by the O&C Committee. If the performance goals are met, performance units will be paid in cash, shares of common stock or a combination thereof.
Change in Control
The awards under the 2025 Plan are subject to double-trigger vesting upon a change in control, which means that if the successor corporation assumes the outstanding awards upon a change in control, then vesting of the assumed awards will fully accelerate only if the participant’s employment or service with the successor is terminated by the successor without Cause (as defined in the 2025 Plan). If the successor fails to assume outstanding awards, then the vesting of such awards shall become fully accelerated.
Clawback
The awards under the 2025 Plan (together with any associated cash or stock payouts) are subject to the Company's Clawback Policy, which governs recovery of erroneously awarded compensation following an accounting restatement.
Amendment; Termination
The 2025 Plan may be amended or terminated at any time by the Board; provided that no amendment may adversely impair the benefits of participants under outstanding awards. Our shareholders must approve any amendment if such approval is required under applicable law or stock exchange requirements (including the repricing of outstanding options and SARs). Our shareholders also must approve any amendment that materially increases the benefits accruing to participants under the 2025 Plan, materially increases the aggregate number of shares of common stock that may be issued under the 2025 Plan or materially modifies the requirements as to eligibility for participation in the 2025 Plan. Unless terminated sooner by the Board or extended with shareholder approval, the 2025 Plan will terminate on the tenth (10th) anniversary of the effective date.
Federal Tax Consequences
Counsel advised us regarding the federal income tax consequences of the 2025 Plan. No income is recognized by a participant at the time an option or SAR is granted. If the option is an incentive stock option, no income will be recognized upon the participant’s exercise of the incentive stock option. Income is recognized by a participant when he or she disposes of shares acquired under an incentive stock option. The exercise of a nonqualified stock option or a SAR generally is a taxable event that requires the participant to recognize, as ordinary income, the difference between the shares’ fair market value and the option price or the amount paid in settlement of the SAR.
Income is recognized on account of the grant of a stock award when the shares subject to the award first become transferable or are no longer subject to a substantial risk of forfeiture. At that time the participant recognizes ordinary income equal to the fair market value of the common stock, less any amount paid by the participant for the common stock.
No income is recognized upon the grant of performance stock units. Income will be recognized on the date that payment is made under the performance stock units in an amount equal to the amount paid in settlement of the performance stock units.
The employer (either the Company or its affiliate) generally will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified stock option or SAR, the vesting of a stock award and the settlement of performance stock units. The amount of the deduction generally is equal to the ordinary income recognized by the participant. The employer will not be entitled to a federal income tax deduction on account of the grant or exercise of an incentive stock option but may claim a federal income tax deduction on account of certain dispositions of shares acquired under an incentive stock option.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE DTE ENERGY COMPANY 2025 LONG-TERM INCENTIVE PLAN

36	DTE ENERGY 2025 PROXY STATEMENT

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
The Company believes in executive compensation that is competitive with our peers, has a meaningful performance component and has equity-based elements to encourage executives to maintain an appropriate ownership interest in the Company. Our performance-based compensation programs result in a majority of the compensation of our Chief Executive Officer being linked to the achievement of a combination of short-term and long-term Company and personal goals and shareholder value creation.
The following elements comprise the total compensation awarded to our Named Executive Officers (“NEOs”):

Elements of Compensation	How this Element Serves the Company's Objective

Provides a stable, fixed source of income that reflects an executive’s job responsibilities, experience, value to the Company and demonstrated performance.

We target median base salaries for our peer group, taking into account differences in company size within the peer group.

Base Salary

Intended to compensate individuals yearly based on the achievement of specific near-term, annual goals, which are established at the beginning of each year and approved by the O&C Committee.

The Board and management have identified several priority areas that management and the Board discuss regularly when reviewing Company performance. Our performance measures for annual incentive awards are the measurements that the Board uses to track progress in these key priority areas. Achievement of these performance objectives is a critical measure of the Company’s progress towards its goal of becoming best in the world and best for the world. This compensation is not reflected in customer rates.

Annual Incentive Awards

Used to align executive actions with long-term management and shareholder objectives, providing rewards consistent with the creation of shareholder value.

Our plan is designed to help retain executives over time and ensure they have a strong sense of ownership in the Company. This compensation is not reflected in customer rates.

Long-Term Incentive Awards

DTE ENERGY 2025 PROXY STATEMENT	37

What We Do and What We Don’t Do
Our compensation programs are competitive and well-governed. We adopt best practices that make sense for our company and industry and avoid pay practices that are inconsistent with our pay-for-performance structure.

What we DO:
■We use multiple performance measures in our short-term and long-term plans that link compensation to our corporate objectives to be best in the world and best for the world
■We make the majority of compensation for our Chief Executive Officer “at risk” to further tie compensation to performance and shareholder interests
■Our O&C Committee is comprised of all independent directors and our compensation consultant is independent
■We adopted a clawback policy to enable the Company to recover incentive compensation in the event of a material financial restatement
■We require executives and directors to meet robust stock ownership requirements
■We review and update our peer groups and benchmarking on a regular basis to make sure our compensation remains competitive and near the median of the peer group
■We engage with shareholders to seek input about our compensation practices and policies

What we DON'T DO:
■No single-trigger change-in-control payments
■No excessive perquisites
■No tax gross-ups on change-in-control agreements
■No guaranteed bonuses
■No pledging, hedging or short sales of Company securities for officers or directors
■No stock option grants since 2010
■No repricing of existing stock options
■No “excessive” golden parachute payments in any of our change-in-control arrangements

Priorities Alignment
The Company’s compensation programs are designed to clearly align performance objectives for our NEOs with the interests of shareholders and with our operating model. (See image of operating model on page 1.) Our Company’s aspiration is to be best in the world and best for the world. We follow an operating model to achieve this objective, and our performance measures are designed to help move our Company towards achieving our priorities. The following table demonstrates how our annual and long-term performance measures map to our stakeholder aspirations.

38	DTE ENERGY 2025 PROXY STATEMENT

OUR STAKEHOLDERS AND RELATED ANNUAL OR LONG-TERM PERFORMANCE METRICS
OUR TEAM	OSHA Recordable Incident Rate High Energy Serious Injury or Fatality Employee Engagement – Gallup
OUR CUSTOMERS
Net Promoter Score
Customers Experiencing Multiple Interruptions
Storm Customers Restored in 48 Hours
Nuclear Annual Unit Capability Factor
Percentage of High Consequence Area Miles Assessable by In Line Inspection

OUR COMMUNITIES
Net Promoter Score
Customers Experiencing Multiple Interruptions
Storm Customers Restored in 48 Hours
Nuclear Annual Unit Capability Factor
Percentage of High Consequence Area Miles Assessable by In Line Inspection

OUR INVESTORS	DTE Energy Earnings Per Share Cash from Operations DTE Energy Total Shareholder Return v. Peer Group DTE Energy Average Return on Equity

CEO Total Actual Compensation for 2024: Fixed vs. Variable, At-Risk
Our pay mix puts a high weight on performance-based compensation. This means that the majority of compensation is variable and will go up or down based on company performance. For 2024, 81% of our Chairman and Chief Executive Officer’s compensation was performance-based or “variable, at-risk”—none of which is reflected in the rates of our customers.

2024 CEO Total Compensation Mix

Overview
Your understanding of our executive compensation program is important to us. The goal of this Compensation Discussion and Analysis is to explain:
■Our compensation philosophy and objectives for executives of the Company, including our Named Executive Officers;
■The roles of our O&C Committee and management in the executive compensation process;

DTE ENERGY 2025 PROXY STATEMENT	39

■The key components of the executive compensation program; and
■The decisions we make in the compensation process that align with our philosophy and objectives.
Throughout this proxy statement, the term “Named Executive Officers” means: (1) the Chairman and Chief Executive Officer, Gerardo Norcia; (2) the Executive Vice President and Chief Financial Officer, David Ruud; (3) the President and Chief Operating Officer—DTE Energy, Joi Harris; (4) the Vice Chairman and Group President—DTE, Trevor F. Lauer; and (5) the President and Chief Operating Officer—DTE Vantage and Energy Trading, Mark W. Stiers. In addition, the term “executive” includes the Named Executive Officers, other key employees of the Company as designated by management from time to time and Executive Officers as defined by the Exchange Act.

Philosophy and Objectives
Our executive compensation philosophy is to motivate and reward executives who achieve short-term and long-term corporate and financial objectives leading to the success of the Company. We will continue to emphasize performance-based compensation for results that are consistent with shareholder and customer interests. The main objectives underlying this philosophy are:
■Compensation must be competitive in order to attract and retain talented executives — data from peer group companies are taken into consideration when analyzing our compensation practices and levels;
■Compensation should have a meaningful performance component — a portion of an executive’s total compensation opportunity is linked to predefined short-term and long-term corporate and financial objectives along with an executive’s individual performance; and
■Compensation must include equity-based elements to encourage executives to have an ownership interest in the Company.

Role of the Organization and Compensation Committee
The Board has a long-standing process for determining executive compensation that is performance-based, objective and transparent. The process is designed to serve the purpose of recruiting, retaining and motivating executives for the benefit of shareholders and customers. The Board delegates to the O&C Committee the responsibility to determine and approve the CEO’s compensation, and to approve the compensation of certain other executives. The O&C Committee makes all decisions regarding compensation for the Named Executive Officers. Although the responsibilities have been delegated, the entire Board maintains oversight and receives direct reports after each O&C Committee meeting.
The O&C Committee is composed entirely of independent directors, none of whom derives a personal benefit from the compensation decisions the O&C Committee makes. Generally, the O&C Committee is responsible for our executive compensation programs throughout the enterprise (including subsidiaries). The O&C Committee responsibilities are more fully detailed in its charter, which is available at dteenergy.com/governance. The O&C Committee continually monitors the executive compensation program and adopts changes to reflect the dynamic marketplace in which we compete for talent. To the extent necessary, the O&C Committee also works with other Board committees to review or approve reports, awards and other matters relating to compensation. For example, the Finance Committee reviews the financial components of performance measures and metrics, the Corporate Governance Committee assists in the review of this Compensation Discussion and Analysis and the Audit Committee reviews the internal controls over the data reported herein.
The O&C Committee uses information from several external sources to monitor and achieve an executive compensation program that supports our business goals and attracts executives whose performance will be measured against those goals. Independent outside consultants and external information enable the O&C Committee to maintain impartial decision-making regarding performance and pay. The O&C Committee annually reviews each component of the Named Executive Officers’ compensation and is advised directly by the outside compensation consulting firm, discussed in further detail below, in connection with such review. Based on input from its consultant and from management and based on a review of competitive data from peer group companies (as discussed below), the O&C Committee believes that the current structure is appropriately balanced and competitive to accomplish the important tasks of recruiting, retaining and motivating talented executives in the energy industry in which we compete.
The O&C Committee also reviews and considers the results from the most recent shareholder advisory vote on executive compensation. At each of the 2024 and 2023 annual meetings, 96.2% of voting shareholders approved the compensation of the Named Executive Officers. As part of our shareholder engagement program, we seek feedback from shareholders about our compensation practices.

Independent Review of Compensation Program
The O&C Committee directly employs an outside consulting firm, Meridian Compensation Partners LLC ("Meridian"), to advise the O&C Committee on various executive compensation matters, including current compensation trends, and provide objective recommendations as to the design of our executive compensation program. Meridian reports directly to the O&C Committee. Use

40	DTE ENERGY 2025 PROXY STATEMENT

of an outside consultant is an important component of the compensation setting process, as it enables the O&C Committee to make informed decisions based on market data and practices.
The representative from Meridian, who is considered a leading professional in the compensation field, attends O&C Committee meetings, meets with Committee members in executive session, consults with the members as required and provides input with regard to the CEO’s compensation and performance.
Meridian has served as the O&C Committee’s outside consultant since June 2018. The O&C Committee has determined Meridian to be an independent consultant. Meridian has no affiliations with any of the Named Executive Officers or members of the Board other than in its role as an outside consultant. Neither Meridian nor the lead consultant and partner in charge for Meridian, who provided executive compensation consulting services to the O&C Committee, provided any other services to the Company.

Management’s Role
Our management works closely with the O&C Committee in the executive compensation process. Excluding the Chairman and Chief Executive Officer's compensation, management’s responsibilities include:
■Recommending performance measures and metrics that are formulated based on our corporate strategy and priorities;
■Reporting executive performance evaluations;
■Recommending base salary levels and other compensation, including equity awards; and
■Recommending appointment of executives.
The Chairman and Chief Executive Officer's compensation is determined solely by the O&C Committee, which bases its decisions on performance and market studies along with participation and recommendations from its independent outside consultant.

Compensation and Peer Group Assessment
Each component of executive compensation (see “Key Components of Executive Compensation” below) is compared, measured and evaluated against a peer group of companies. The O&C Committee approves the peer group and periodically reviews and updates the companies included in that group.
The most recent peer group was approved by the O&C Committee in June 2024. That peer group consists of the companies listed below. Most of these companies, along with DTE Energy, participate in the same independent compensation surveys. The surveys provide data needed for accurate compensation comparisons. The peer group consists of utilities (including utility holding companies) and broad-based energy companies selected on the basis of revenues, financial strength, geographic location and availability of compensation information. The O&C Committee reviews the peer group data when making compensation decisions relating to the Named Executive Officers and the Company’s mix of compensation components.
Management also retains an external consulting firm to conduct a market study covering compensation practices for similar positions in the peer group. The most recent market study was completed in October 2024 by Aon.

Alliant Energy Company	Exelon Corporation
Ameren Corporation	FirstEnergy Corporation
American Electric Power Company, Inc.	NiSource, Inc.
CenterPoint Energy	PG&E Corporation
CMS Energy Corporation	Pinnacle West Capital Corporation
Consolidated Edison	PPL Corporation
Dominion Energy	Public Service Enterprise Group
Duke Energy Corporation	Sempra Energy
Edison International	Southern Company
Entergy Corporation	WEC Energy Group, Inc.
Evergy, Inc.	Xcel Energy, Inc.
Eversource Energy

Key Components of Executive Compensation
The key components of the compensation program include the following:
■Base Salary
■Annual and Long-Term Incentives
■Retirement and Other Benefits

DTE ENERGY 2025 PROXY STATEMENT	41

■Post-Termination Agreements (Severance and Change-In-Control)
While the programs and pay levels reflect differences in job responsibilities, the structure of the compensation and benefits program is applied consistently to our Named Executive Officers, including the CEO. Differences in compensation between the CEO and the other Named Executive Officers are due, in part, to an analysis of peer group benchmark data, as well as differences in the responsibilities of each Named Executive Officer. We review each element of total compensation, both individually and on a combined basis, for each Named Executive Officer and make adjustments as appropriate based on these comparisons. The following is a more detailed discussion of the components of the Company’s executive compensation program:

Base Salary
The objective of base salary is to provide a stable, fixed source of income that reflects an executive’s job responsibilities, experience, value to the Company, and demonstrated performance. When setting individual base salary levels, we consider several factors, including (i) the market reference point for the executive’s position, (ii) the responsibilities of the executive’s position, (iii) the experience and performance of the executive, and (iv) retention considerations. Market reference points target the median for most positions, adjusted to take into account differences in company size within the peer group. In addition, we establish midpoints for each executive group level for determining base salary for those executives whose jobs cannot be easily matched in the marketplace. These midpoints are consistent with the market reference points for other executives in the same executive group. We review these midpoints annually to ensure they are consistent with the market and make salary adjustments, when appropriate.

Annual and Long-Term Incentives
We have two primary types of incentives that reward executives for performance. The incentives are designed to tie compensation to performance and encourage executives to align their interests with those of the shareholders and customers of the Company. Our annual incentives allow us to reward executives with annual cash bonuses for performance against pre-established objectives based on work performed in the prior year. Our long-term incentives allow us to grant executives long-term equity incentives to encourage continued employment with DTE Energy, to accomplish pre-defined long-term performance objectives and to create shareholder alignment.
We believe the current mix among base salary, annual incentives, and long-term incentives is appropriately set to provide market-competitive compensation when Company performance warrants. The mix is more heavily weighted toward incentive compensation at higher executive levels within DTE Energy. The interplay between the annual incentives and the long-term incentives provides a balance to motivate executives to achieve our business goals and objectives and to properly reward executives for the achievement of such goals and objectives.
The Board has implemented a “clawback” policy enabling the Company to recover incentive-based compensation awarded to current or former executives. If the Company is required to prepare an accounting restatement due to material noncompliance with federal securities laws, the Company will seek to recover from any current or former executive any previously awarded incentive-based compensation (including awards under the Annual Incentive Plan and the Long-Term Incentive Plan) that is greater than the amount that would have been awarded based upon the restated financial results. This "clawback" would apply to incentive-based compensation during the three-year period preceding the date on which the Company is required to prepare an accounting restatement.

Annual Incentives
The objective of the annual incentives is to compensate individuals yearly based on the achievement of specific annual goals and tie compensation to near-term performance. Annual incentive awards are paid to our executives under the DTE Energy Annual Incentive Plan (“Annual Incentive Plan”). The O&C Committee sets individual performance measures, metrics and targets for the Named Executive Officers for each year using the measure, metrics, targets and procedures described below, and the Named Executive Officer’s performance against those measures, metrics and targets is considered when the O&C Committee determines the officer’s annual incentive award under the Annual Incentive Plan for that year.
Under the terms of the Annual Incentive Plan, participating executives and other select employees may receive annual cash awards based on performance compared against pre-established Company and business unit objectives. Objectives that management proposes are reviewed and approved or revised by the O&C Committee, with financial goal recommendations reviewed by the Board’s Finance Committee, usually within the first 90 days of the performance period. The objectives include performance measures in several categories that are critical to our success. When setting these objectives, management and the O&C Committee determine the elements of our business that require the focused attention of the executives. The weights, which can change from year to year, are determined based on the Company’s key priorities and areas of focus for the upcoming year. The final awards, if any, are paid after the O&C Committee approves the final results of each objective.

42	DTE ENERGY 2025 PROXY STATEMENT

The amount of an executive’s Annual Incentive Plan award is determined as follows:
■The executive’s most recent year-end base salary is multiplied by an Annual Incentive Plan target percentage to arrive at the target award.
■The overall performance payout percentage, which can range from 0% to 200%, is determined based on final results compared to threshold, target and maximum levels for each objective.
■The target award is then multiplied by the performance payout percentage to arrive at the calculated award.
Each objective has a threshold, target and maximum level. The Company or relevant business unit must attain a minimum level of achievement for an objective before any compensation is payable with respect to that objective. The minimum established level of each objective will result in a payout of 25% of target and the maximum established for each level (or better) will result in a payout of 200% of target.
The operating earnings per share and cash from operations measures were chosen as indicators of the Company’s financial strength. The customer satisfaction, employee engagement and safety performance and effectiveness measures were selected to make the Company more responsive to our customers’ needs and to make the Company a safer and better place to work. For Messrs. Norcia, Ruud and Lauer, and Ms. Harris, the Utility Operating Excellence measures were chosen as representative of electric generation, electric distribution, and gas system reliability. For Mr. Stiers, the DTE Vantage Business Development measures were chosen as representative of creating value while growing the business through new project development.
For 2024, the performance objectives and the related weightings, thresholds, targets, maximums and results for calculating the Named Executive Officers’ annual incentive award amounts were as follows.

For Messrs. Norcia, Ruud and Lauer, and Ms. Harris:

Measures	Weight	Threshold	Target	Maximum	Result	Payout	Weighted Average Payout
Financial Performance:
DTE Energy Adjusted Operating Earnings Per Share	20%	$6.54	$6.69	$6.83	$6.83	200.0%	40.00%
DTE Energy Cash from Operations ($millions)	20%	$2,975	$3,306	$3,637	$3,650	200.0%	40.00%
Customer Satisfaction:
Net Promoter Score (NPS)	15%	27	33	39	31	75.0%	11.25%
Safety & Engagement:
DTE Energy OSHA Recordable Incident Rate	5%	0.68	0.55	0.42	0.70	0.0%	0.00%
DTE Energy High Energy Serious Injury or Fatality	5%	4	2	0	2	100.0%	5.00%
DTE Energy Employee Engagement– Gallup	5%	4.17	4.29	4.44	4.35	140.0%	7.00%
Utility Operating Excellence Index:
Storm Customers Restored in 48 Hours	10%	88%	93%	98%	95%	140.0%	14.00%
CEMI4 % of Customers	5%	11.1%	9.3%	7.5%	7.8%	182.8%	9.14%
Nuclear Annual Unit Capability Factor (UCF)	10%	86.4%	88.0%	88.7%	82.6%	0.0%	0.00%
% of HCA Miles Assessable by ILI	5%	96.76%	96.85%	96.89%	96.92%	200.0%	10.00%
Total	100%						136.39%

The measures in the above table are defined below:
DTE Energy Adjusted Operating Earnings Per Share: DTE Energy reported earnings after operating adjustments divided by average shares outstanding. See page 7 for a discussion of operating earnings.
DTE Energy Cash from Operations: DTE Energy cash from operations.
Net Promoter Score ("NPS"): Measurement of how likely a customer is to recommend DTE to friends and colleagues.
DTE Energy OSHA Recordable Incident Rate: Number of Occupational Safety and Health Administration (“OSHA”) defined recordable injuries in the calendar year per 100 employees divided by the actual number of hours worked.
DTE Energy High Energy Serious Injury or Fatality (HSIF): Number of incidents that occur as a result of a release of high energy where a serious injury or fatality (SIF) is sustained.
DTE Energy Employee Engagement–Gallup: The DTE Energy Company Gallup Grand Mean score from the annual survey.

DTE ENERGY 2025 PROXY STATEMENT	43

Storm Customers Restored in 48 Hours: The percentage of storm customers whose outage is restored in 48 hours or less.
CEMI4 % of Customers: The percentage of customers that experience four interruptions or more in a calendar year.
Nuclear Annual Unit Capability Factor (UCF): The ratio of available nuclear energy generation over a given time period to the reference energy generation over the same time period, expressed as a percentage.
% of HCA miles accessible by ILI: The percent of our transmission high consequence area ("HCA") miles that are assessable by In Line Inspection ("ILI").
The aggregate weighted payment percentage for the calculated award was 136.39% for Messrs. Norcia, Ruud and Lauer, and Ms. Harris.

For Mr. Stiers:

Measures	Weight	Threshold	Target	Maximum	Result	Payout	Weighted Average Payout
Financial Performance:
DTE Vantage Operating Earnings ($millions)	35%	$126	$132	$138	$132	100.0%	35.00%
DTE Vantage Cash from Operations ($millions)	5%	$147	$163	$179	$186	200.0%	10.00%
DTE Energy Adjusted Operating Earnings Per Share	10%	$6.54	$6.69	$6.83	$6.83	200.0%	20.00%
Safety & Engagement:
DTE Vantage OSHA Recordable Incident Rate	5%	0.90	0.74	0.70	1.48	0.0%	0.00%
DTE Energy High Energy Serious Injury or Fatality	5%	4	2	0	2	100.0%	5.00%
DTE Vantage Employee Engagement– Gallup	5%	4.17	4.29	4.44	4.31	113.3%	5.67%
Business Development:
New Project Net Present Value ($millions)	10%	$25	$40	$60	$185	200.0%	20.00%
Long-Range Earnings Growth ($millions)	25%	$16	$20	$24	$25	200.0%	50.00%
Total	100%						145.67%

The measures in the above table are defined below:
DTE Vantage Operating Earnings: DTE Vantage operating earnings with allowed adjustments.
DTE Vantage Cash from Operations: DTE Vantage cash from operations.
DTE Energy Adjusted Operating Earnings Per Share: DTE Energy reported earnings after operating adjustments divided by average shares outstanding. See page 7 for a discussion of operating earnings.
DTE Vantage OSHA Recordable Incident Rate: Number of Occupational Safety and Health Administration (“OSHA”) defined recordable injuries in the calendar year per 100 employees divided by the actual number of hours worked.
DTE Energy High Energy Serious Injury or Fatality (HSIF): Number of incidents that occur as a result of a release of high energy where a serious injury or fatality (SIF) is sustained.
DTE Vantage Employee Engagement–Gallup: The DTE Vantage Gallup Grand Mean score from the annual survey.
New Project Net Present Value: New Project Net Present Value ("NPV"). Examples include, but are not limited to: acquisitions, new builds, expansion or major restructuring of existing projects, contract extensions beyond original term, etc.
Long-Range Earnings Growth: Progress towards growing 2028 earnings from new projects.
The aggregate weighted payment percentage for the calculated award was 145.67% for Mr. Stiers.

Long-Term Incentives
Long-term incentives provide the O&C Committee the ability to align programs that focus on our long-term performance over a three-year period, with the objective of aligning executives’ interests with those of our shareholders. Our principles for ownership of stock, discussed on page 48, ensure that the executives and other employees have a vested interest in the long-term financial health, management and success of the Company.
The long-term incentives are awarded under the Long-Term Incentive Plan and reward executives and other employees with stock-based compensation.

44	DTE ENERGY 2025 PROXY STATEMENT

Named Executive Officers are eligible to receive restricted stock, performance shares, performance units, stock options or a combination of these awards. Since the creation of the Long-Term Incentive Plan, we have granted only performance shares, time-based restricted stock and nonqualified stock options. However, the O&C Committee has not granted stock options under the Long-Term Incentive Plan since 2010. Executives receive long-term incentive grants based upon a target percentage of base salary. The targeted award levels for the Named Executive Officers for 2024 were as follows: Mr. Norcia, 525% of base salary; Mr. Ruud, 275% of base salary; Mr. Lauer, 230% of base salary; Mr. Stiers, 180% of base salary and Ms. Harris, 215% of base salary. In addition to the targeted award levels, the O&C Committee also considers previous years’ grants, career potential and retention in determining the final number of awards granted.
The value of each element of these long-term incentive grants for 2024 was as follows:

Performance Shares	Approximately 70%
Restricted Stock	Approximately 30%
This mix was designed to provide a balance of incentives to executives for creating long-term shareholder value through strong financial and operating performance and to align executive interests with shareholder interests.

Performance Shares Granted in 2024:
In 2024, performance shares represented approximately 70% of the overall long-term incentive grant value. Granting of performance shares allows us to tie long-term performance objectives with creating shareholder value. Performance shares entitle the executive to receive a specified number of shares, or a cash payment equal to the fair market value of the shares, or a combination of the two, in the plan administrator’s discretion, depending on the level of achievement of performance measures. The performance measurement period for the 2024 grants is January 1, 2024 through December 31, 2026. Payments earned under the 2024 grants and the related performance measures are described in footnote 2 to the “Grants of Plan-Based Awards” table on page 52. In the event a participant retires (age 65 or age 55 or older with at least 10 years of service), dies or becomes disabled, the participant or beneficiary retains the right to a pro-rated number of the performance shares that would otherwise have been payable based upon actual results for the entire performance period. In the event employment terminates for any other reason, the participant forfeits all rights to any outstanding performance shares. In June 2009, the O&C Committee decided that, beginning with the 2010 performance share grants, dividends or dividend equivalents would not be paid on unvested or unearned performance shares. During the period beginning on the date the performance shares are awarded and ending on the certification date of the performance objectives, the number of performance shares awarded will be increased, assuming full dividend reinvestment at the fair market value on the dividend payment date. The cumulative number of performance shares will be adjusted to determine the final payment based on the performance objectives as certified by the Committee.

Performance Shares Paid in 2024:
The performance shares granted in 2021 were paid in early 2024. The payout amounts were based upon performance measures, each of which was weighted to reflect its importance to the total calculation. The Company had to attain a minimum level for each measure before any compensation was payable with respect to that measure. The minimum established level of each measure would have resulted in a payout of 50% of target, and an established maximum (or better) for each level would have resulted in a payout of 200% of target. The payout amount was based upon the following performance measures (and related weighting):

DTE ENERGY 2025 PROXY STATEMENT	45

Long-Term Incentive Plan (2024 Payout of Awards Granted in 2021)

For Messrs. Norcia and Ruud and
Ms. Harris:

Measures	Weight	Threshold	Target	Maximum	Result	Payout	Weighted Average Payout %
Total Shareholder Return: DTE vs. Peer Group	80%	25th percentile	50th percentile	75th percentile	73.00%	192.00%	153.60%
DTE Utility Average Return on Equity	20%	9.50%	10.0%	10.50%	9.80%	78.00%	15.60%
Total	100%						169.20%

For Mr. Stiers

Measures	Weight	Threshold	Target	Maximum	Result	Payout	Weighted Average Payout %
Total Shareholder Return: DTE vs. Peer Group	50%	25th percentile	50th percentile	75th percentile	73.00%	192.00%	96.00%
DTE Vantage Long-Range Earnings Growth	50%	$30M	$42M	$54M	$61M	200.00%	100.00%
Total	100%						196.00%

For Mr. Lauer:

Measures	Weight	Threshold	Target	Maximum	Result	Payout	Weighted Average Payout %
Total Shareholder Return: DTE vs. Peer Group	80%	25th percentile	50th percentile	75th percentile	73.00%	192.00%	153.60%
DTE Electric Average Return on Equity 2021-2023	20%	9.50%	10.00%	10.50%	9.50%	50.00%	10.00%
Total	100%						163.60%

The measures in the above tables are defined below:
Total Shareholder Return: Total DTE Energy shareholder return compared to 22 peer group companies (as defined below) based on the average share prices for December 2023 as compared to December 2020, including reinvestment of dividends.
DTE Utility Average Return on Equity 2021-2023: DTE Corporate's three-year average return on equity, expressed as a percentage, based on weighted results of Electric Utility Return on Equity (80% weighting) and Gas Utility Return on Equity (20% weighting).

DTE Vantage Long-Range Earnings Growth: The measure of new and updated contracts completed between 2021 and 2023 that will generate earnings in 2024.

DTE Electric Average Return on Equity 2021-2023: DTE Electric’s three-year average segment return on equity, expressed as a percentage, calculated based on operating income.

The peer group for the performance shares granted under the Long-Term Incentive Plan, as approved by the O&C Committee, consists of the companies set forth below. These companies were selected because of a combination of the following: (1) their operations being largely regulated; (2) their size (based on market capitalization); and (3) their business strategies being similar

46	DTE ENERGY 2025 PROXY STATEMENT

to those of DTE Energy. In addition, companies that were in the process of being acquired were also eliminated. The O&C Committee reviews and approves this peer group annually.

ALLETE, Inc.	IDACORP Inc.
Alliant Energy Corporation	NiSource Inc.
American Electric Power	NorthWestern Energy
Ameren Corporation	OGE Energy Corporation
Avista Corporation	Pinnacle West
CenterPoint Energy, Inc.	PNM Resources
CMS Energy Corporation	Portland General Electric Company
Consolidated Edison, Inc.	Southern Company
Dominion Energy	WEC Energy Group
Duke Energy Corporation	Xcel Energy, Inc.
Evergy Inc.
Eversource Energy

Total shareholder return compared to the Peer Group is the primary measure because it reflects how well our Company has performed on total return to its shareholders relative to the total shareholder returns of similar companies.
As displayed above, the 2024 payout levels approved by the O&C Committee were 169.2% for Messrs. Norcia and Ruud and Ms. Harris, 196.0% for Mr. Stiers, and 163.6% for Mr. Lauer. Payouts for the NEOs under the Long-Term Incentive Plan for 2022 and 2023 ranged from 158% to 195%. For more details of the 2024 payouts see footnote 2 to the “Option Exercises and Stock Vested in 2024” table on page 53.

Restricted Stock:
The restricted stock grants are time-based and generally include a three-year vesting period. The granting of restricted stock allows us to grant executives long-term equity incentives to encourage continued employment. In 2024, restricted stock was granted, representing approximately 30% of the overall Long-Term Incentive Plan grant value, with the restriction period ending on January 31, 2027. The three-year vesting period focuses on long-term value creation and executive retention, and requires continued employment throughout the restriction period. In the event a participant retires (age 65 or age 55 or older with at least 10 years of service), dies or becomes disabled, the participant or beneficiary retains the right to a pro-rated number of restricted shares. In the event employment terminates for any other reason, the participant forfeits all rights to any outstanding restricted shares.

Pension and Deferred Compensation
Pension Benefits
Substantially all non-represented employees hired prior to 2012, including our Named Executive Officers, are eligible to participate in our tax-qualified pension plan, the DTE Energy Company Retirement Plan. Named Executive Officers are also eligible to participate in our nonqualified pension plans, the DTE Energy Company Supplemental Retirement Plan and the DTE Energy Company Executive Supplemental Retirement Plan.

Deferred Compensation
Substantially all non-represented employees, including our Named Executive Officers, are eligible to participate in our tax-qualified 401(k) plan, the DTE Energy Company Savings and Stock Ownership Plan. Our Named Executive Officers are also eligible to participate in our nonqualified 401(k) plan, the DTE Energy Company Supplemental Savings Plan.
Providing supplemental pension and deferred compensation benefits for our executives is in keeping with our philosophy and objectives to attract and retain talented executives. The Pension Benefits Table and related footnotes beginning on page 54 describe both the tax-qualified and nonqualified pension benefits for which certain executives are eligible and which are commonly offered by other employers in our peer group.
For further description of the nonqualified supplemental pension and deferred compensation benefits, see “Pension Benefits” beginning on page 54.

DTE ENERGY 2025 PROXY STATEMENT	47

Executive Benefits
We provide executives with certain benefits generally not available to our other employees as a matter of competitive practice and as a retention tool. The O&C Committee periodically reviews the level of benefits provided to executives against a peer group to ensure they are reasonable and consistent with our overall compensation objectives.
During 2024, we provided various benefits for a limited number of officers that included the following:
■Security driver for business: Based on our executive security policies and a security risk assessment by the Company’s chief security officer, the Board requires Mr. Norcia to use a Company car and security driver while on Company business.
■Supplemental retirement benefits: Certain executives are eligible for both tax-qualified and non-qualified retirement benefits which are commonly offered by other employers in our peer group. For further description of the supplemental retirement benefits, see "Pension Benefits" beginning on page 54.
■Other benefits: Executives are allowed the limited use of corporate event tickets and the corporate condominium when available. The Company also provides home security monitoring for some executives, including some of the Named Executive Officers.

Post-Termination Agreements
We have entered into indemnification agreements and change-in-control agreements with each of the Named Executive Officers and certain other executives. Additionally, all officers of the Company, with the exception of Mr. Norcia, participate in the DTE Energy Company Executive Severance Allowance Plan (the “Executive Severance Plan”).  The indemnification agreements require that we indemnify these individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company. The change-in-control agreements are intended to provide continuity of management in the event there is a change in control of the Company and to align executive and shareholder interests in support of corporate transactions. The Executive Severance Plan is intended to provide specific severance benefits to eligible executive employees whose employment with the Company is involuntarily terminated under specified circumstances.  Separately, the Company has entered into an employment agreement with Mr. Norcia, whereby he is eligible for benefits including severance pay, bonus payment, restricted and performance share payout, and health and welfare benefits if he resigns for good reason (including demotion, involuntary relocation, or reduction in salary) or is terminated without cause (with "cause" defined as conviction of a crime, commission of fraud, material violation of Company policy, or conduct that results in material harm to the Company).  The important terms of, and the potential payments provided under, the change-in-control agreements, the Executive Severance Plan, and Mr. Norcia’s employment agreement are described beginning on page 58.

Stock Ownership Policy
Our principles for ownership of stock ensure that the executives and other employees have a vested interest in the financial health, management and success of the Company. We expect most executives and certain other employees to own, within five years of their appointment to such position, shares of our stock having a value equal to a multiple of their annual base salaries. Common stock, time-based restricted stock, phantom stock and unvested performance shares (assuming achievement of target levels of performance) are counted toward the fulfillment of this ownership requirement. The following are the requirements for the Named Executive Officers: (i) for Mr. Norcia, five times his base salary; (ii) for Messrs. Ruud and Lauer, and Ms. Harris, four times their respective base salaries; (iii) for Mr. Stiers, three times his base salary. Other executives and employees may be required to hold from one to three times their base salaries as determined by their executive group level within the Company. As of December 31, 2024, 100% of the Named Executive Officers and all of the other required employees who have served in their position for at least five years have met the stock ownership guidelines.

Internal Revenue Code Limits on Deductibility of Compensation
Section 162(m) of the Internal Revenue Code of 1986 places an annual limit of $1 million on the amount of compensation we can deduct as a business expense on our federal income tax return with respect to certain covered employees, generally including our NEOs. Statutory changes to Section 162(m) effective for compensation paid after December 31, 2017 significantly reduced the Company’s ability to deduct compensation in excess of $1 million paid to each covered employee.

48	DTE ENERGY 2025 PROXY STATEMENT

The O&C Committee continues to believe that tying the Named Executive Officers’ compensation to the Company’s performance is in the best interest of the Company and its shareholders. As a result, the O&C Committee does not expect the Section 162(m) deduction limit to significantly affect the design of the Company’s compensation program, and expects to authorize compensation exceeding $1 million to the Named Executive Officers even though it will not be deductible under Section 162(m).

Nonqualified Deferred Compensation Programs
We have structured all of our nonqualified deferred compensation programs to comply with Internal Revenue Code Section 409A, as added by the American Jobs Creation Act of 2004. Internal Revenue Code Section 409A imposes additional tax penalties on our executive officers for certain types of nonqualified deferred compensation that are not in compliance with the form and timing of elections and distribution requirements of that section.

Accounting Considerations
Accounting considerations also play a role in our executive compensation program. Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) requires us to expense the fair value of our stock option grants over the vesting period, which reduces the amount of our reported profits. Because of this stock-based expensing and the impact of dilution to our shareholders, we closely monitor the number and the fair values of the option shares.

Report of the Organization and Compensation Committee
The O&C Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2025 proxy statement.
Organization and Compensation Committee
David A. Brandon, Chair
Gail J. McGovern
Mark A. Murray
Robert C. Skaggs, Jr.
David A. Thomas

DTE ENERGY 2025 PROXY STATEMENT	49

Summary Compensation Table
The table below summarizes the total compensation earned by each of the Named Executive Officers for the fiscal years ended December 31, 2022, December 31, 2023 and December 31, 2024.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Gerardo Norcia
Chairman and Chief Executive Officer	2024	1,340,000	7,687,859	2,467,295	939,773	157,075	12,592,002
	2023	1,340,000	6,729,046	896,540	1,176,501	136,011	10,278,098
	2022	1,330,769	7,013,377	1,937,300	37,810	138,962	10,458,218

David Ruud
Executive Vice President and Chief Financial Officer	2024	710,192	2,129,484	840,500	819,485	46,236	4,545,897
	2023	670,000	1,807,875	265,600	800,777	43,947	3,588,199
	2022	660,769	1,526,921	581,200	—	42,828	2,811,718

Joi Harris
President and Chief Operating Officer	2024	626,154	1,718,346	788,300	295,508	46,475	3,474,783

Trevor F. Lauer
Vice Chairman and Group President - DTE	2024	669,231	1,507,506	742,000	584,587	57,560	3,560,884
	2023	640,000	1,320,426	253,700	534,753	55,604	2,804,483
	2022	635,615	1,923,680	540,100	—	52,773	3,152,168

Mark W. Stiers
President and Chief Operating Officer - DTE Vantage and Energy Trading	2024	624,769	1,317,750	693,800	348,022	47,175	3,031,516
	2023	597,000	1,047,316	699,900	304,150	47,280	2,695,646
	2022	592,385	1,070,047	617,100	255,821	46,198	2,581,551

(1)The base salary amounts reported include amounts which were voluntarily deferred by the Named Executive Officers into the DTE Energy Company Supplemental Savings Plan (a nonqualified 401(k) plan, the “Supplemental Savings Plan”). The amounts deferred by each of the Named Executive Officers were as follows:

Name	2024 Deferred Amount ($)	2023 Deferred Amount ($)	2022 Deferred Amount ($)
Gerardo Norcia	111,000	111,500	112,577
David Ruud	33,815	31,100	32,362
Joi Harris	45,877	—	—
Trevor F. Lauer	60,461	64,985	64,663
Mark W. Stiers	26,982	25,260	26,891

(2)The long term incentive grants are valued in accordance with ASC Topic 718, based on the market price of our common stock on the grant date of the award, under the assumption that target performance will be achieved or the service requirement will be met and the awards will vest and will not be forfeited. The aggregate grant date fair value of equity grants is equal to the closing price of DTE Energy’s common stock on the date of grant. The number of awards granted and other information related to the 2024 grants are detailed in the “Grants of Plan-Based Awards” table on page 52.
(3)The 2024 annual incentive amounts, shown in the Non-Equity Incentive Plan Compensation column, paid to the Named Executive Officers were calculated as described beginning on page 42.
(4)The amounts in this column represent the aggregate change in the actuarial present values of each Named Executive Officer’s accumulated benefits under the DTE Energy Company Retirement Plan ("Qualified Plan"), the DTE Energy Company Supplemental Retirement Plan ("SRP"), and the DTE Energy Company Executive Supplemental Retirement Plan ("ESRP"). The

50	DTE ENERGY 2025 PROXY STATEMENT

measurement period for each of 2022, 2023, and 2024 was the calendar year. Amounts in this column change from year to year based on a number of different variables. The primary variable is the discount rate used for valuation purposes. The discount rates used for 2022 valuations were 5.19% for the Qualified Plan, 5.02% for the SRP, and 5.07% for the ESRP. The discount rates used for 2023 valuations were 5.00% for the Qualified Plan, 4.81% for the SRP, and 4.88% for the ESRP. The discount rates use for 2024 valuations were 5.65% for the Qualified Plan, 5.37% for the SRP, and 5.48% for the ESRP. SEC rules indicate that if the change in pension value is negative, the result should be displayed as $0 in the Summary Compensation Table. For Messrs. Ruud and Lauer the 2022 actual change in pension values were $(232,680) and $(91,081), respectively. These plans are described in more detail beginning on page 54.
(5)The following table provides a breakdown of the 2024 amounts reported in this column:

Name	Company Matching Contributions to the Savings Plan ($)*	Company Matching Contributions to the Supplemental Savings Plan ($) *, **	Additional Benefits ($)***	Total ($)
Gerardo Norcia	12,369	68,031	76,675	157,075
David Ruud	17,515	25,096	3,625	46,236
Joi Harris	12,462	25,108	8,905	46,475
Trevor F. Lauer	7,385	32,769	17,406	57,560
Mark W. Stiers	16,971	20,515	9,689	47,175

*    The matching contributions reflected in these two columns are predicated on the Named Executive Officers making contributions from eligible compensation to the DTE Energy Savings and Stock Ownership Plan (a tax-qualified 401(k) plan, the “Savings Plan”) and the Supplemental Savings Plan. The total combined Company matching contributions between the plans cannot exceed 6% of eligible compensation for each of the Named Executive Officers.
**   The Supplemental Savings Plan provides for deferring compensation in excess of various Internal Revenue Code limits imposed on tax qualified plans, including the maximum employee pre-tax contribution limit ($20,500 plus $6,500 per year catch-up contributions for 2022, $22,500 plus $7,500 per year catch-up contributions for 2023 and $23,000 plus $7,500 per year catch-up contributions for 2024) and the compensation limit ($305,000 for 2022, $330,000 for 2023 and $345,000 for 2024). Supplemental Savings Plan account balances are paid only in cash to the Named Executive Officer upon termination of employment.
***  The value attributable to executive benefits for the Named Executive Officers. Executive benefits made available to certain of the Named Executive Officers during 2024 included such things as security services and limited personal use of corporate event tickets and the corporate condominium. In 2024, Mr. Norcia received the services of a security driver while on Company business valued at $51,312. See “Executive Benefits” on page 48 for a full discussion of executive benefits.

DTE ENERGY 2025 PROXY STATEMENT	51

Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target Award ($)	Maximum ($)	Threshold (#)	Target Award (#)	Maximum (#)	All other Stock awards (#) (3)	Exercise or base price ($/Sh)	Grant date fair value ($) (4)
Gerardo Norcia		—	1,809,000	3,618,000	—
	1/31/2024					54,694	109,388		105.42	5,765,841
	1/31/2024							18,232	105.42	1,922,017
David Ruud		—	616,250	1,232,500	—
	1/31/2024					14,700	29,400		105.42	1,549,674
	1/31/2024							5,500	105.42	579,810
Joi Harris		—	578,000	1,156,000	—
	1/31/2024					11,300	22,600		105.42	1,191,246
	1/31/2024							5,000	105.42	527,100
Trevor F. Lauer		—	544,000	1,088,000	—
	1/31/2024					10,000	20,000		105.42	1,054,200
	1/31/2024							4,300	105.42	453,306
Mark W. Stiers		—	476,250	952,500	—
	1/31/2024					9,300	18,600		105.42	980,406
	1/31/2024							3,200	105.42	337,344

(1)These dollar amounts represent the threshold, target and maximum calculated awards for the 2024 plan year under the Annual Incentive Plan. The various measures and details relating to the 2024 final awards are presented beginning on page 42.
(2)The target column represents the number of performance shares granted to the Named Executive Officers under the Long-Term Incentive Plan on January 31, 2024. The performance measurement period for the 2024 grants is January 1, 2024 through December 31, 2026. For Messrs. Norcia, Lauer and Ruud, and Ms. Harris, payments earned from the 2024 grants will be based on two performance measures weighted as follows: (i) total shareholder return vs. shareholder return of a custom peer group (80%) and (ii) 3-year cumulative operating earnings per share (20%), for Mr. Stiers, payments earned from the 2024 grants will be based on three performance measures weighted as follows: (i) total shareholder return vs. shareholder return of a custom peer group (40%), (ii) 3-year cumulative operating earnings per share (10%) and (iii) DTE Vantage projects long-range earnings growth (50%). Beginning with the 2022 performance share grants, the total shareholder return target and maximum were increased to the 55th and 80th percentile (versus 50th and 75th percentile), respectively. These changes were made in support of DTE’s overall pay for performance philosophy. The final payouts, if any, will occur after the O&C Committee certifies the final results in early 2027. Beginning with 2010 performance share grants, dividends or dividend equivalents are not paid on unvested performance shares.
(3)This column reports the number of shares of restricted stock granted under the Long-Term Incentive Plan to each of the Named Executive Officers on January 31, 2024. These shares of restricted stock will vest on January 31, 2027, assuming the Named Executive Officer is still actively employed by the Company on that date. Dividends on these shares of restricted stock are paid to the Named Executive Officer during the vesting period and are paid at the same rate as dividends paid to shareholders.
(4)The long-term incentive grants are valued in accordance with FASB ASC Topic 718, based on the market price of our common stock on the grant date of the award, under the assumption that target performance will be achieved or the service requirement will be met and the awards will vest and will not be forfeited. The aggregate grant date fair value of equity grants is equal to the closing price of DTE Energy’s common stock on the date of grant.

52	DTE ENERGY 2025 PROXY STATEMENT

Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)
Gerardo Norcia	53,467	6,456,140	144,996	17,508,267
David Ruud	13,500	1,630,125	37,310	4,505,183
Joi Harris	8,700	1,050,525	20,774	2,508,461
Trevor F. Lauer	11,300	1,364,475	32,600	3,936,450
Mark W. Stiers	8,700	1,050,525	23,162	2,796,812
(1)The numbers in this column reflect the total number of unvested shares of restricted stock granted on February 2, 2022, February 1, 2023, and January 31, 2024. Each of these grants will vest on the third anniversary of the date of the grant.
(2)The dollar value of the unvested shares of restricted stock reported in the preceding column valued at the closing price of DTE Energy common stock on December 31, 2024 ($120.75 per share).
(3)The numbers in this column reflect the total number of unvested performance shares (rounded to the nearest whole share), at target level of performance, granted on February 2, 2022, February 22, 2023, and January 31, 2024. The payout, if any, will occur after the end of each respective three-year performance period.
(4)The dollar value of the unvested performance shares reported in the preceding column valued at the closing price of DTE Energy common stock on December 31, 2024 ($120.75 per share).

Option Exercises and Stock Vested in 2024

	Stock Awards
Name	Number of Shares Acquired on Vesting		Value Realized on Vesting ($)
Gerardo Norcia	19,071	(1)	1,975,565
	82,873	(2)	8,736,502
David Ruud	3,763	(1)	389,809
	16,208	(2)	1,708,615
Joi Harris	1,294	(1)	134,045
	5,476	(2)	577,235
Trevor F. Lauer	3,998	(1)	414,153
	16,518	(2)	1,741,366
Mark W. Stiers	2,822	(1)	292,331
	14,208	(2)	1,497,808
(1)This row is the number and related fair market value of the time-based restricted stock that was originally granted on January 27, 2021. This also includes share adjustments due to the DT Midstream spin-off, granted on July 1, 2021. These shares vested on January 27, 2024.
(2)This row is the number of the performance shares that were originally granted on January 27, 2021 and July 1, 2021 (share adjustments due to DT Midstream spin-off), increased by dividend equivalents (assuming full dividend reinvestment at the fair market value on the dividend payment date) and related fair market value as of January 31, 2024, based upon performance measures described beginning on page 44 in “Long-Term Incentives.”

DTE ENERGY 2025 PROXY STATEMENT	53

Pension Benefits
For purposes of the following discussion concerning the tax-qualified and nonqualified pension benefits for which our Named Executive Officers are eligible, we will be using the following terms:
■“Cash Balance Plan” means the New Horizon Cash Balance component of the Retirement Plan (tax-qualified plan).
■“ESRP” means the DTE Energy Company Executive Supplemental Retirement Plan (nonqualified plan for tax purposes).
■“Retirement Plan” means the DTE Energy Company Retirement Plan (tax-qualified plan).
■“SRP” means the DTE Energy Company Supplemental Retirement Plan (nonqualified plan for tax purposes).
■“Traditional Retirement Plan” means the DTE Traditional component of the Retirement Plan (tax-qualified plan).
■"MCN Retirement Plan" means the MCN Traditional component of the Retirement Plan (tax-qualified plan).
The “Pension Benefits” table below describes the tax-qualified and nonqualified pension benefits for the Named Executive Officers as of December 31, 2024.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)
	Cash Balance Plan	22.2	433,562
Gerardo Norcia	SRP	22.2	2,099,107
	ESRP	22.2	5,290,503
	Cash Balance Plan	19.7	484,009
David Ruud	SRP	19.7	1,074,036
	ESRP	19.7	3,873,339
	MCN Retirement Plan	32.6	1,575,787
Joi Harris	SRP	32.6	635,169
	ESRP	32.6	918,808
	Cash Balance Plan	19.5	479,203
Trevor F. Lauer	SRP	19.5	840,950
	ESRP	19.5	3,309,623
	Cash Balance Plan	18.6	450,741
Mark Stiers	SRP	18.6	749,138
	ESRP	18.6	1,520,163
Tax-Qualified Retirement Plan
The Retirement Plan is closed to non-represented employees hired after December 31, 2011. The Retirement Plan includes a number of different benefit accrual formulas including the Traditional Retirement Plan, the MCN Retirement Plan and the Cash Balance Plan. Messrs. Lauer, Norcia, Ruud, and Stiers participate in the Cash Balance Plan. Ms. Harris participates in the MCN Retirement Plan. All Named Executive Officers are currently 100% vested in the Retirement Plan.
■Traditional Retirement Plan: The benefits provided under the Traditional Retirement Plan are based on an employee’s years of benefit service, average final compensation and age at termination of employment. Compensation used to calculate the benefits under the Traditional Retirement Plan consists of (i) base salary and (ii) lump sums in lieu of base salary increases for the highest five consecutive calendar years within the last 10 years prior to termination of employment. The monthly benefit at age 65 equals 1.5% for each year of credited service times the average final compensation. Early pension benefits are immediately available to any employee who is 100% vested. The benefit can be paid in one of various annuity options or in an immediate 100% lump sum payment.
■Cash Balance Plan: The benefits provided under the Cash Balance Plan are expressed as a lump sum. The cash balance benefit increases each year with contribution credits and interest credits. Contribution credits equal 7% of eligible earnings (base salary and annual corporate incentive payments under the Annual Incentive Plan) for an employee with 30 years or less of credited service and 7.5% of eligible earnings for an employee with more than 30 years of credited service. Interest credits are based on the average 30-year Treasury rates for the month of September prior to the plan year. Interest on each year’s January 1 benefit is added the following December 31. The interest credit does not apply to the contribution for the current year. Upon termination of employment, a vested employee may, at any time, elect to receive the value of his or her benefit. If an employee elects to defer the benefit, interest credits will continue to accrue on the deferred benefit until the distribution of the benefit begins. An employee may elect to receive the benefit as a lump sum payout or as

54	DTE ENERGY 2025 PROXY STATEMENT

a monthly annuity, but not both. If an employee elects the lump-sum option, the entire lump sum is eligible to be rolled over to another qualified plan or IRA. Messrs. Lauer, Norcia, Ruud, and Stiers are currently eligible for the full value of their plan benefit.
■MCN Retirement Plan: The benefits provided under the plan are based on an employee's years of benefit service, average final compensation and age at termination of employment. Compensation used to calculate the benefits under the MCN Retirement Plan consists of base salary for the highest five consecutive calendar years within the last 10 years prior to termination of employment. The monthly benefit at age 65 consists of the total of the following:
1. 1.33% for each year of credited service up to 30, times average final compensation, plus,
2. 1.43% for each year of credited service over 30, times average final compensation, plus,
3. 0.5% for each year of credited service up to 35, times average final compensation minus covered compensation.
An employee who has attained age 55 and whose combined attained age and years of credited service equals at least 70, or who has 30 or more years of credited service regardless of age, is eligible for an early pension benefit starting before the participant's normal retirement age. The benefit can be paid in one of various annuity options, a combination of an annuity and a partial lump sum, or in an immediate 100% lump sum payment. Ms. Harris is currently eligible for an early pension.

Nonqualified Retirement Plans
■SRP: The benefits provided under the SRP are those benefits that would otherwise have been paid under the Retirement Plan but for the limitations imposed on qualified plans by the Internal Revenue Code. The benefits under the SRP are payable in a lump sum, in equal monthly installments for life or in annual installments from two to fifteen years.
■ESRP: The ESRP is a defined-contribution approach to nonqualified supplemental pension benefits. The ESRP provides for a benefit equal to a stated percentage of base salary and annual corporate incentive payments under the Annual Incentive Plan that is credited to a bookkeeping account on behalf of eligible executives. For the Named Executive Officers, the contribution percentage is 10%. The account value will increase or decrease based on the performance of the investment elections under the plan, as directed by the participants. Vesting of the benefit under the ESRP occurs at a rate of 20% per anniversary year. All of the Named Executive Officers are 100% vested in their ESRP accounts. The benefits under the ESRP are payable in a lump sum or annual installments from two to fifteen years. In the event of a change in control of the Company, executives who have entered into Change-In-Control Severance Agreements with the Company would receive an additional two years of compensation credits for purposes of the ESRP or any successor plan. See “Potential Payments Upon Termination of Employment” beginning on page 58 for further explanation of the change-in-control provision of the ESRP.

DTE ENERGY 2025 PROXY STATEMENT	55

Deferred Compensation
For purposes of the following discussion concerning the tax-qualified and nonqualified deferred compensation for which our Named Executive Officers are eligible, we will be using the following terms:
■"Savings Plan" means the DTE Energy Company Savings and Stock Ownership Plan (tax-qualified 401(k) plan). The Savings Plan is made up of three distinct subdivisions, which originate from the merger of former plans. These subdivisions are generally referred to as the DTE Electric Savings Plan, the MCN Savings Plan and the Citizens Savings Plan. Most Named Executive Officers participate in the DTE Electric Savings Plan and one of the Named Executive Officers participates in the MCN Savings Plan. There are no Named Executive Officers who participate in the the Citizens Savings Plan.
■"Supplemental Savings Plan" means the DTE Energy Company Supplemental Savings Plan (nonqualified 401(k) plan).
Tax-Qualified Deferred Compensation
All Named Executive Officers participate in the Savings Plan. A participant may contribute up to 100% (less applicable FICA taxes and other legally required or voluntary deductions) of eligible compensation to the Savings Plan as pre-tax, Roth, after-tax and, if applicable, a catch-up contribution basis. Participants are 100% vested at all times in the value of their contributions. In the DTE Electric Savings Plan (including Messrs. Norcia, Ruud, Lauer and Stiers), we contribute $1 to the participant’s Savings Plan account for each $1 the participant contributes on the first 4% of eligible compensation and we contribute $0.50 for each $1 contributed on the next 4% of eligible compensation. In the MCN Savings Plan (including Ms. Harris), we contribute $1 to the participant’s Savings Plan for each $1 the participant contributes on the first 6% of eligible compensation. All contributions to the Savings Plan are subject to annual IRS limits. Company contributions are invested in the DTE Energy Stock Fund. All of the Named Executive Officers are vested in their Company matching contributions.
Participants may direct their contributions and redirect any related company contributions from the DTE Energy Stock Fund to any investment option available under the Savings Plan, subject to the trading restriction on Section 16 insiders. Under this trading restriction, participants designated as Section 16 insiders are restricted from transactions involving DTE Energy stock except during the four open window periods that occur each year after corporate earnings are announced. Investment directions and exchanges may be made daily.
Nonqualified Deferred Compensation
The following table details the contributions (both employee and Company), earnings on the total account, withdrawals/distributions and aggregate year-end balance for the Supplemental Savings Plan for 2024. This plan is more fully described below.

Name	Executive Contribution in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earning in Last Fiscal Year ($)(3)	Aggregate Balance at Last Fiscal Year End ($)
Gerardo Norcia	111,000	68,031	219,290	2,542,496
David Ruud	33,815	25,096	90,784	1,144,529
Joi Harris	45,877	25,108	92,347	612,141
Trevor F. Lauer	60,461	32,769	222,810	1,871,202
Mark W. Stiers	26,982	20,515	74,856	782,015

(1)During 2024, all of the Named Executive Officers were participants in the Supplemental Savings Plan. These amounts represent the amounts deferred from eligible compensation into the Supplemental Savings Plan.
(2)These amounts are the Company matching contributions to the Supplemental Savings Plan for 2024 and are included in the “Summary Compensation Table” on page 50 as “All Other Compensation.”
(3)These earnings represent the total investment income earned in 2024 on the various investment alternatives that can be selected and directed by participants. The aggregate earnings are not reported as compensation in the Summary Compensation Table.
The Supplemental Savings Plan — The percentage a participant may contribute to the Supplemental Savings Plan is the same as the pre-tax percentage that the participant elects to contribute to the Savings Plan. Company matching contributions mirror those under the Savings Plan. The investment options and restrictions are the same as under the Savings Plan, other than investment options available under the self-directed account feature of the Savings Plan.
Participants are 100% vested at all times in the value of their contributions and Company matching contributions.

56	DTE ENERGY 2025 PROXY STATEMENT

We maintain bookkeeping accounts for participants in the Supplemental Savings Plan. In order to comply with Internal Revenue Code Section 409A, there are separate accounts for monies deferred for participant contributions and Company matching contributions on or after January 1, 2005. A participant’s benefit will be comprised of separate bookkeeping accounts evidencing his or her interest in each of the investment funds in which contributions and related Company contributions have been invested. No actual “contributions” are made to the funds themselves. Earnings or losses are calculated using the daily valuation methodology employed by the record keeper for each corresponding fund under the Savings Plan.
When a participant terminates employment with the Company, the participant will be eligible to receive the full value of his or her Supplemental Savings Plan account, including all of his or her own contributions and all Company contributions, adjusted for investment earnings and losses. In the event of death, a lump sum distribution will be paid to the participant’s spouse or other designated beneficiary.
Distributions from the Supplemental Savings Plan will be paid in cash. Distributions will be made in accordance with the participant’s distribution election. A participant may elect to take a lump sum distribution or annual payments over a period of not less than two years and not more than 15 years. Lump sums and the first annual installment payments from the participant’s pre-2005 account will be made no later than March 1 of the plan year following the year of termination. Subsequent annual installments will be made no later than March 1 of the installment period. In practice, lump sums, the first annual installment payment and subsequent annual installment payments are made in January. Lump sums and the first annual installment payments from the participant’s post-2004 account will be made as of January 1 of the plan year following the year of termination or next following the latest date to which the participant deferred the distribution under the terms of the plan; however, Named Executive Officers and certain other executives must wait a minimum of six months after termination prior to receiving a distribution from post-2004 balances. Subsequent annual installments will be made as of January 1 of the installment period.

DTE ENERGY 2025 PROXY STATEMENT	57

Potential Payments Upon Termination of Employment
Other than the Change-In-Control Severance Agreements, Executive Severance Allowance Plan and an employment agreement with Mr. Norcia, discussed below, we have not entered into any other severance agreements or other arrangements with the Named Executive Officers and do not maintain any other severance benefit programs for the Named Executive Officers.

Change-in-Control Benefits
We have entered into Change-In-Control Severance Agreements with certain executives, including the Named Executive Officers. The agreements are intended to provide continuity of management in the event there is a change in control of the Company and to align executive and shareholder interests in support of corporate transactions.
For purposes of these agreements, a change in control occurs if (i) we or our assets are acquired by another company or if we merge, consolidate, or reorganize with another company and less than 55% of the new or acquiring company’s combined voting stock is held by holders of the voting stock of the Company immediately prior to the change in control transaction, (ii) a “person” becomes the beneficial owner of at least 20% of the Company’s voting stock, (iii) a majority of the Company’s Board members change within a period of two consecutive years, (iv) the Company’s shareholders approve a complete liquidation or dissolution of the Company, or (v) the Company executes, at the direction of the Board, one or more definitive agreements to engage in a transaction that will result in one of the events described in (i) through (iv).
The Change-In-Control Severance Agreements provide for severance compensation in the event that the executive’s employment is terminated (actually or constructively) within two years after a change in control of the Company. The severance compensation provided to an executive following a qualifying termination is the same for all of the change-in-control events. The cash severance benefit is the sum of (i) a multiple of the executive’s base salary plus annual bonus, assuming target performance goals for such year would be met, plus (ii) a lump sum payment of the executive’s pro-rated annual bonus (reduced by any pro-rated annual bonus otherwise paid because of the executive’s termination). The multiple for the Named Executive Officers is 200%. An additional amount is paid as consideration for the prohibition against engaging in any competitive activity for one year after termination that is imposed by the Change-In-Control Severance Agreement. The additional amount for the Named Executive Officers is 100% of the executive’s base salary plus annual bonus, assuming target performance goals for such year would be met. The Change-In-Control Severance Agreement does not provide any gross-up payments for the purposes of payment of excise taxes.
The Company’s retiree health and life insurance plans separately provide that any non-represented employee who receives severance pay because of a change in control will be credited with additional years of service after age 45 for purposes of eligibility for retiree health and life insurance equal to the individual’s “benefit continuation period” under the applicable severance agreement or program. Under these provisions, the Named Executive Officers would be credited with an additional two years of service after age 45 for purposes of eligibility for retiree health and life insurance benefits.
The severance payment includes payment by the Company for outplacement services by a firm selected by the Named Executive Officer in an amount up to 15% of the Named Executive Officer’s base pay.
In addition, the executive would receive an additional two years of compensation credits for purposes of the ESRP, and a cash payment representing health care and other welfare benefits for two years.
In addition, the Long-Term Incentive Plan provides that all options, restricted stock awards and performance shares will become exercisable or vested or will be earned (as applicable) upon the occurrence of a change-in-control event (iv) described above or upon the occurrence of a change-in-control event (i) described above if the new or acquiring entity fails to replace or continue the awards. Performance shares will be based on the greater of target performance or actual performance through the change in control date. If a change in control event (i) described above occurs and the new or acquiring entity replaces or continues the awards, all options, restricted stock awards and performance shares will become exercisable or vested or will be earned (as applicable) as of the earlier of the date specified in the award agreement or the executive’s qualifying termination, which generally must occur within two years after the change in control date.
The Change-In-Control Severance Agreements provide for an age-related adjustment factor if an executive is within 36 months of age 65. This age-related adjustment factor applies to various payments provided under the agreements, including the severance amount, pension enhancement, health and welfare benefits and the non-compete payment.
We have an irrevocable trust established to provide a source of funds to assist us in meeting our obligations under the Change-In-Control Severance Agreements and certain other director and executive compensation plans described previously. We may

58	DTE ENERGY 2025 PROXY STATEMENT

make contributions to the trust from time to time in amounts determined sufficient to pay benefits when due to participants under such plans. Notwithstanding the trust, these plans are not qualified or fully funded, and amounts on deposit in the trust are subject to the claims of the Company’s general creditors.
The following table provides the estimated lump-sum or present values of the various change in control protections as if a qualifying termination had occurred on December 31, 2024. These values are inclusive of any pro-rated incentive payments received under Company incentive plans due to an executive being retirement eligible under the applicable plan(s).

Name	Severance Amount ($)(1)	Bonus ($)(2)	Pension Enhancement ($)(3)	Accelerated LTIP Awards ($)(4)	Out Placement ($)(5)	Health & Wellness Benefits ($)(6)	Non Compete ($)(7)	Total ($)
Gerardo Norcia	6,298,001	1,809,000	760,424	23,964,528	201,000	58,100	3,149,000	36,240,053
David Ruud	2,682,500	616,250	331,770	6,135,308	108,750	74,200	1,341,250	11,290,028
Joi Harris	2,516,000	578,000	768,147	3,559,106	102,000	61,700	1,258,000	8,842,953
Trevor Lauer	2,448,000	544,000	313,796	5,300,804	102,000	70,000	1,224,000	10,002,600
Mark W. Stiers (8)	1,852,083	476,250	450,388	3,847,216	95,250	24,200	926,042	7,671,429

1.The severance amount equals two times each Named Executive Officer’s base salary and target bonus as of December 31, 2024.
2.The bonus is equal to the Named Executive Officer’s base salary as of December 31, 2024 multiplied by the 2024 plan year AIP target.
3.The pension enhancement represents the present value of two additional years of compensation credits awarded under the ESRP formula per the Change-In-Control Severance Agreements.
4.This column reflects the full value of stock options, performance shares and restricted stock granted under the Company’s Long-Term Incentive Plan, as of December 31, 2024, that would become payable in the event of a qualifying change in control.
5.Outplacement benefits are capped at 15% of each Named Executive Officer’s base salary.
6.This column includes family coverage costs for medical, dental and vision benefits for a 24-month period. Also included are life insurance, long-term disability insurance and accidental death and disability insurance for a 24-month period.
7.The consideration for the non-competition prohibition in the Change-In-Control Severance Agreement is 100% of each Named Executive Officer’s base salary and target bonus as of December 31, 2024.
8.Mr Stiers is subject to the age-related adjustment factor, as described above.

Executive Severance Allowance Plan
The DTE Energy Company Executive Severance Allowance Plan (the “Executive Severance Plan”) was adopted to provide specified severance benefits to eligible executive employees whose employment with the Company is involuntarily terminated under specified circumstances.
For purposes of this agreement an executive is eligible to participate in the plan if the executive (a) is involuntarily terminated by the Company for any reason other than (1) death; (2) disability; or (3) for cause; (b) signs a severance agreement; (c) has returned all Company properties and paid the Company all monies owed the company prior to the severance date; and (d) is not receiving or entitled to receive benefits under any other Company severance plan, Change in Control Severance Agreement, Employment Agreement, or other termination agreement with the Company, or who has otherwise agreed not to receive severance-type benefits under an Employment Agreement or other agreement with the Company.  All Officers of the Company, with the exception of Mr. Norcia, participate in the Executive Severance Plan.  Mr. Norcia has entered into an Employment Agreement, whereby he is eligible for specified benefits including severance pay (see further detail below regarding the important terms of, and potential payments provided under, Mr. Norcia’s agreement).
The Executive Severance Plan provides a benefit amount based on the executive’s period of employment in an eligible executive position.  The cash severance benefit is a multiple of the executive’s base salary plus annual bonus, assuming target performance goals for such year would be met.  The multiple for the eligible Named Executive Officers is 100%.
In addition, the executive has the choice of (i) payment by the Company of 12 months of COBRA continuation coverage premiums, or (ii) a lump sum payment equal to one month of COBRA continuation coverage premiums for coverage in effect on the severance date, multiplied by 12.  The Executive Severance Plan also includes payment by the Company for outplacement services for up to six months after the severance date, with the provider and level of assistance determined by the Company, or a lump sum payment of the cash equivalent value of the external outplacement assistance services.

DTE ENERGY 2025 PROXY STATEMENT	59

The following table provides the estimated lump-sum or present values of the severance payment as if a qualifying termination had occurred on December 31, 2024. These values are inclusive of any pro-rated incentive payments received under Company incentive plans due to an executive being retirement eligible under the applicable plan(s).

Name	Severance Amount ($)(1)	Bonus ($)(2)	Pro-Rated LTIP Awards ($)(3)	Supplemental Benefits ($)(4)	Total ($)
David Ruud	1,341,250	616,250	3,761,846	36,500	5,755,846
Joi Harris	1,258,000	578,000	1,911,835	30,100	3,777,935
Trevor Lauer	1,224,000	544,000	3,601,852	34,400	5,404,252
Mark W. Stiers	1,111,250	476,250	2,404,736	10,700	4,002,936
1.The severance amount equals one time each Named Executive Officer’s base salary and target bonus as of December 31, 2024.
2.This column reflects the value of the Named Executive Officers annual bonus that would be paid due to the executive being retirement eligible under the Annual Incentive Plan, assuming target levels of performance.
3.This column reflects the pro-rated value of performance shares and restricted stock granted under the Company's Long-Term Incentive Plan, as of December 31, 2024, that the executive would be eligible to retain due to being retirement eligible under the Plan, assuming target levels of performance.
4.The supplemental benefits column includes 12 months of COBRA continuation coverage premiums for the coverage in effect for the executive as of December 31, 2024, as well as the cash equivalent value of 6 month of outplacement benefits.

Employment Agreement for Mr. Norcia
Under Mr. Norcia’s employment agreement discussed on page 48, assuming we terminated his employment without cause, or Mr. Norcia terminated his employment for good reason on December 31, 2024, Mr. Norcia would have been entitled to payments with an approximate value of $25,389,846 under the hypothetical termination. The payments represent twenty-four (24) months base salary, two times his 2024 annual incentive award with a Business Unit Modifier of 136.39%, his 2024 annual incentive payment earned with a Business Unit Modifier of 136.39%, and his unvested restricted stock and performance shares pro-rated based on actual days worked during the vesting/performance period and assuming target performance levels. Mr. Norcia would also be entitled to post-termination health care benefits in accordance with the retiree medical plan in which he is entitled to participate.

60	DTE ENERGY 2025 PROXY STATEMENT

CEO Pay Ratio
For the fiscal year ended December 31, 2024, we identified the median of all our employees, excluding our CEO, by using annual total compensation as reported in the Summary Compensation Table as our consistently applied compensation measure. We computed annual total compensation for all active employees as of December 31, 2024, whether employed on a full-time, part-time, or seasonal basis. We did not annualize the compensation for any full-time employees who were not employed by us for all of 2024.
■The resulting median employee is a supervisor supporting our Distribution Operations organization;
■The median employee had a 2024 salary of $106,078;
■The annual total compensation of the median employee of the Company (other than Mr. Norcia, the Company’s Chairman and CEO) was $145,282; and
■The annual total compensation of Mr. Norcia, our Chairman and CEO, was $12,592,002.
Based on this information, the ratio of the annual total compensation of DTE’s Chairman and CEO to the median of the annual total compensation of all employees is 87 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

		Summary Compensation Table with Median Employee
	Year	Salary ($) (1)	Stock Awards ($)	Non-Equity Incentive Comp. ($)	Change in Pension Value ($)	All Other Compensation ($)	Total ($)	2024 Pay Ratio
Gerardo Norcia	2024	1,340,000	7,687,859	2,467,295	939,773	157,075	12,592,002	87
Median Employee	2024	106,078	—	10,848	21,650	6,706	145,282

(1)Salary includes base salary, shift premium and overtime pay per the SEC disclosure rules (Rule 402(u)(2)(i)).
Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company.

DTE ENERGY 2025 PROXY STATEMENT	61

PAY VERSUS PERFORMANCE
At DTE Energy, we believe that performance-based compensation leads to results that are consistent with shareholder and customer interests. Listed below are the most important financial performance measures we used in 2024 to link executive compensation to company performance:
■Adjusted Operating Earnings Per Share
■Relative Total Shareholder Return vs Peer Group (percentile)
■Cash from Operations
Our use of these measures in both our annual and long-term incentive programs is described in greater detail in the “Compensation Discussion and Analysis” disclosure beginning on page 37.
For each covered fiscal year, these are the names of the CEO and each non-CEO NEO whose compensation is included in the Pay versus Performance table below:

Year	CEO	Non-CEO NEOs
2024	Gerardo Norcia	David Ruud, Joi Harris, Trevor F. Lauer, Mark W. Stiers
2023	Gerardo Norcia	David Ruud, JoAnn Chavez, Trevor F. Lauer, Mark W. Stiers
2022	Gerardo Norcia	David Ruud, JoAnn Chavez, Trevor F. Lauer, Mark W. Stiers
2021	Gerardo Norcia	David Ruud, Trevor F. Lauer, David E. Meador, Mark W. Stiers
2020	Gerardo Norcia	David Ruud, Peter B. Oleksiak, Gerard M. Anderson, Trevor F. Lauer, David E. Meador
The table below provides pay and performance data for the five most recently completed fiscal years:

				Average Comp. Actually Paid to Other NEOs ($)(1)	Value of $100 Investment Based on
Year	SCT Total Comp. for CEO ($)	Comp. Actually Paid to CEO ($)(1)	Average SCT Total Comp. for Other NEOs ($)		Company TSR ($)	S&P 500 Multi Utilities TSR ($)	Net Income (GAAP) (Millions) ($)	Adjusted Operating EPS ($)
2024	12,592,002	13,065,064	3,653,270	3,655,900	129.49	123.06	1,404	6.83
2023	10,278,098	12,667,574	2,865,177	3,105,333	114.11	101.83	1,397	5.73
2022	10,458,218	13,114,345	2,758,157	3,470,373	117.42	108.12	1,083	6.10
2021	11,128,277	18,169,622	3,463,650	4,816,926	116.00	107.50	907	5.99
2020	10,605,622	12,523,751	4,387,339	4,768,267	97.10	94.10	1,368	5.61

(1)The tables below show the amounts deducted and added to the total compensation listed in the summary compensation table to arrive at the compensation actually paid to the CEO and the other NEOs.

62	DTE ENERGY 2025 PROXY STATEMENT

	Chief Executive Officer
	2024	2023	2022	2021*	2020
Deduction for change in actuarial present value of accumulated benefit under defined benefit and actuarial pension plans	(939,773)	(1,176,501)	(37,810)	(1,073,599)	(892,005)
Addition for aggregate of FY service cost under defined benefit and actuarial service plans	389,534	401,519	381,539	331,385	269,273
Deduction of amounts reported under "Stock Awards" in Summary Compensation Table	(7,687,859)	(6,729,046)	(7,013,377)	(6,524,979)	(5,614,868)
Addition of fair value at FY end of all awards granted during FY that are outstanding and unvested at FY end**	9,409,566	7,456,027	7,609,697	11,738,385	6,341,699
Addition of change in fair value at FY end (from the end of the prior FY) of any awards granted in a prior FY that are outstanding and unvested at FY end**	(455,836)	2,278,546	1,424,801	2,421,441	1,601,297
Addition of change in fair value at vesting date of awards granted in any prior FY for which vesting conditions were satisfied during covered FY**	(443,481)	(88,282)	101,128	(10,682)	84,625
Addition of dollar value of any dividends or other earnings paid on stock awards in the covered FY prior to vesting date	200,911	247,213	190,149	159,392	128,108

	Other NEOs (average)
	2024	2023	2022	2021*	2020
Deduction for change in actuarial present value of accumulated benefit under defined benefit and actuarial pension plans	(511,900)	(500,446)	(81,237)	(686,317)	(1,410,659)
Addition for aggregate of FY service cost under defined benefit and actuarial service plans	182,944	176,386	177,644	242,483	339,090
Deduction of amounts reported under "Stock Awards" in Summary Compensation Table	(1,668,272)	(1,388,197)	(1,451,777)	(1,373,076)	(1,506,869)
Addition of fair value at FY end of all awards granted during FY that are outstanding and unvested at FY end**	2,086,940	1,480,350	1,632,365	2,495,901	1,606,841
Addition of change in fair value at FY end (from the end of the prior FY) of any awards granted in a prior FY that are outstanding and unvested at FY end**	(55,437)	374,335	386,428	640,575	1,158,989
Addition of change in fair value at vesting date of awards granted in any prior FY for which vesting conditions were satisfied during covered FY**	(69,808)	(15,035)	17,126	(3,773)	113,301
Addition of dollar value of any dividends or other earnings paid on stock awards in the covered FY prior to vesting date	38,163	44,486	31,666	37,484	80,235

* Awards granted in fiscal year 2021 include grants issued in connection with the spin-off of DT Midstream to preserve the intrinsic aggregate value of previously granted awards.
** In accordance with FASB ASC Topic 718, fair value was computed, for market-based measures, using a Monte Carlo simulation valuation model, which applies a risk-free interest rate and an expected volatility assumption. For other measures, valuation was based on the probable outcome of the performance condition at the relevant valuation date.

DTE ENERGY 2025 PROXY STATEMENT	63

In the charts below, you can see a graphical description of the relationship between the “compensation actually paid” measures and the performance measures in the table above. You can also see a graphical description of the relationship between our total shareholder return and the total shareholder return of the S&P 500 Multi-Utilities Index.

Pay vs. Adjusted Operating EPS

Compensation Actually Paid (000s)
20,000
18,000
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
Adjusted Operating EPS
6.80
6.70
6.60
6.50
6.40
6.30
6.20
6.10
6.00
5.90
5.80
5.70
5.60
5.50
5.40
5.30
2020
2021
2022
2023
2024
Comp. Actually Paid to CEO
Average Comp. Actually Paid to Other NEOs
Adjusted Operating EPS

Pay vs. Net Income

Compensation Actually Paid (000s)
20,000
18,000
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
1,600
1,400
1,200
1,000
800
600
400
200
0
Net Income (millions)
2020
2021
2022
2023
2024
Comp. Actually Paid to CEO
Average Comp. Actually Paid to Other NEOs
Net Income (GAAP)

64	DTE ENERGY 2025 PROXY STATEMENT

Pay vs. Total Shareholder Return

Compensation Actually Paid (000s)
20,000
18,000
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
TSR Return on Investment of $100
130.00
120.00
110.00
100.00
90.00
80.00
70.00
60.00
50.00
2020
2021
2022
2023
2024
Comp. Actually Paid to CEO
Average Comp. Actually Paid to Other NEOs
Company TSR
S&P 500 Mulit-Utilities TSR

DTE ENERGY 2025 PROXY STATEMENT	65

PROPOSAL 5 | Shareholder Proposal

Special Meeting Holding Period
The Company expects the following shareholder proposal to be presented for consideration at the annual meeting by John Chevedden of Redondo Beach, California, who beneficially owned not fewer than 60 shares of the Company’s common stock as of November 17, 2024. The proposal, along with the supporting statement, is included below.
Proposal 5 — Special Shareholder Meeting Improvement

Shareholders ask our Board of Directors to remove the current provision that considers the voice of certain DTE Energy shareholders as non-shareholders. Currently all shares not held for one continuous year are considered non shareholders if they seek to call for a special shareholder meeting on an important matter.
The current one-year exclusion for all shares held for less than one continuous year makes the current so-called shareholder right to call for a special shareholder meeting useless. There is no point to have useless right on the books of DTE Energy.
The reason to enable all shareholders to call for a special shareholder meeting is to allow one shareholder or a group of shareholders to quickly acquire DTE Energy shares to equal the challenging 25% share ownership requirement of all shares outstanding to call for a special shareholder meeting when there is an urgent matter to consider in order to incentivize a turnaround of DTE Energy.
The best strategies for turning around a company do not necessarily come from a company's existing shareholders.
If DTE Energy is in an emergency situation, DTE Energy shareholders will not even consider acquiring more shares in order to call for a special shareholder meeting, if they have wait one-year to call for a special shareholder meeting. A one-year holding period makes no sense. An emergency demands an immediate response.
The fact that one shareholder or a group of shareholders can quickly acquire more shares to call for a special shareholder meeting is an incentive for DTE Energy Directors to avoid such an emergency situation in the first place since the continued service of certain DTE Energy Directors could be terminated by a special shareholder meeting. This is a good incentive for the DTE Energy Directors to have for the benefit of shareholders.
Please vote yes:
Special Shareholder Meeting Improvement — Proposal 5
__________________________________________________________________________________________________________________

Board of Directors Response
THE BOARD OF DIRECTORS OPPOSES THIS SHAREHOLDER PROPOSAL AND RECOMMENDS A VOTE AGAINST IT FOR THE REASONS SET FORTH BELOW:
The Board believes that elimination of the Company’s continuous one-year stock ownership requirement goes against the best interests of the Company and its shareholders for the reasons discussed below.
Shareholders Owning At Least 15% of the Company’s Shares Already Have the Ability to Call a Special Meeting of Shareholders Outside of the Annual Meeting Cycle.
In 2023, the Board reduced the company’s special meeting threshold from 25% to 15%. Accordingly, the Company’s Amended Bylaws currently provide that the Corporate Secretary will call a special meeting when requested to do so by holders of at least 15% of the outstanding common stock entitled to vote at such a meeting in addition to requiring holders to have continuously owned the shares for at least one year.

66	DTE ENERGY 2025 PROXY STATEMENT

Eliminating the One-Year Holding Requirement Would Increase the Potential for Misuse of the Special Meeting Right by Special-Interest Shareholder Groups with No Long-Term Interest in the Company.
The Board’s reduction of the special meeting threshold from 25% to 15% demonstrates that the Board recognizes the importance of giving shareholders a meaningful right to call special meetings in appropriate circumstances. However, maintaining the continuous one-year stock ownership requirement prevents misuse of the process by a small minority of shareholders who may be pursuing narrow, short-term interests at the expense of the larger body of shareholders.
The one-year holding period is consistent with the SEC’s minimum holding period pursuant to Rule 14a-8 of the Exchange Act, which enables a shareholder to include a proposal in an issuer’s proxy statement. In adopting the holding requirements under Rule 14a-8, the SEC indicated that the holding period should be calibrated such that a shareholder has some meaningful “economic stake or investment interest” in a company before the shareholder may draw on company and shareholder resources to command the time and attention of other shareholders for considering and voting on the proposal. The Board believes the SEC’s reasoning is equally applicable to the Company’s one-year holding requirement for requesting a special meeting. Additionally, under that same Rule, shareholders with minimal holdings are already able to present proposals, such as this one, at annual meetings.
Special Meetings Require Substantial Company Time and Divert Resources.
Special shareholder meetings are costly and time-consuming, and the significant administrative and planning burdens on the Board and senior management may serve as a distraction from our mission to serve our customers and shareholders efficiently. The Company must pay to prepare, print, and distribute to shareholders the legal disclosure documents related to the meeting, solicit proxies, hold the special meeting, tabulate votes and, for a virtual meeting, engage a service provider to host the meeting online. A special shareholder meeting should only be convened when urgent and extraordinary matters merit shareholder attention before the next regularly scheduled annual meeting. A diversion from this standard is against the best interests of the shareholders overall if serving only the narrow interests of the short-term shareholder(s) requesting a special meeting.
The Company’s Existing Governance Practices Provide Shareholders with Meaningful Opportunity to Address Acute Issues.
Our shareholder engagement process, described earlier in this proxy statement, is designed to surface shareholder concerns of any kind, including those related to governance, strategy, and environmental concerns. Company officers meet regularly with our shareholders outside of the annual meeting cycle regarding areas of interest or concern.
Shareholders can be assured that their right to be apprised of and vote on significant matters is protected not only by their existing right to call for special meetings and participate in the Company’s annual meetings, but also by state law and other regulations. The Company is incorporated in Michigan, which requires that shareholders approve major corporate actions, such as a merger or a sale of all or substantially all of the Company’s assets and amending the Company’s articles of incorporation. The Company is also listed on the New York Stock Exchange, which requires, among other things, that listed companies obtain shareholder approval for equity compensation plans, significant issuances of equity securities to related parties, and for when such issuances exceed 20 percent of an issuer’s voting power.
Conclusion and Board Recommendation.
The Board believes that the current special meeting ownership threshold of 15% and the continuous one-year stock ownership requirement strikes the appropriate balance between providing shareholders with a meaningful right to call a special meeting and protecting against unnecessary waste of corporate resources and disruption associated with convening a special meeting. When viewed together with the Company’s strong corporate governance policies and practices with our robust shareholder engagement program, the Board believes that the continuous one-year stock ownership requirement is appropriate and recommends that you vote against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL RELATING TO ELIMINATION OF THE HOLDING PERIOD FOR SHARES REQUIRED TO CALL A SPECIAL SHAREHOLDER MEETING.

Consideration of Any Other Business That May Come Before the Meeting
Our management does not intend to bring any other business before the meeting for action and has not been notified of any other business proposed to be brought before the meeting. However, if any other business should be properly presented for action, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their judgment on such business.

DTE ENERGY 2025 PROXY STATEMENT	67

2025 PROXY STATEMENT OF DTE ENERGY COMPANY
INFORMATION CONCERNING VOTING AND PROXY SOLICITATION
QUESTIONS AND ANSWERS
Why did I receive proxy materials?
You received these materials because you own DTE Energy common stock. As a shareholder, you have the right to vote your shares on matters presented at the annual shareholder meeting to be held on May 8, 2025, or at any adjournments or postponements of this meeting.
What is a proxy?
The Board is asking you to give us your “proxy” to vote your shares at the annual shareholder meeting to be held on May 8, 2025, or at any adjournments or postponements of this meeting. Giving us your proxy means that you authorize us to vote your shares of our common stock at the annual meeting in the manner you direct. You will grant this permission by mail, the Internet, or telephone.
Through the mail, you may grant us permission to vote your shares on your behalf using a “proxy card” or a “voting instruction form” depending on how the ownership of your shares is reflected in our records.
If you are a Registered Shareholder, a “proxy card” is the document used to designate your proxy to vote your shares. If you are a Beneficial Shareholder, a “voting instruction form” is the document used to designate your proxy to vote your shares. See “What is the difference between a “Registered Shareholder” and a “Beneficial Shareholder?" below for further information.
In addition, all shareholders may vote their shares through the Internet, by telephone or in person at the annual meeting.
In this proxy statement, the term “proxy card” refers to the proxy card itself or the voting instruction form used by beneficial holders, unless otherwise indicated.
What is the difference between a “Registered Shareholder” and a “Beneficial Shareholder?"
A “Registered Shareholder” (also referred to as a “shareholder of record”) is a shareholder with shares registered in their name with Equiniti Trust Company (EQ), our transfer agent. Individuals who hold physical certificates and/or are participants in the DTE Energy Dividend Reinvestment and Stock Purchase Plan (“DRIP”), make up the largest portion of Registered Shareholders.
A “Beneficial Shareholder” (also referred to as a “street name holder”) is a shareholder with shares held in a stock brokerage account by a brokerage firm, bank or another nominee. Beneficial Shareholders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares using a method described under “How do I vote?” below.
Please note that within this section if no “Registered” or “Beneficial” designation is given to the term “Shareholder” we are referring to all DTE Energy Shareholders as of the Record Date.
What are the purposes of this annual meeting?
At the meeting, our shareholders will be asked to:
1.Elect twelve directors. The nominees are Nicholas K. Akins, David A. Brandon, Deborah L. Byers, Charles G. McClure, Jr., Gail J. McGovern, Mark A. Murray, Gerardo Norcia, Cassandra Santos, Robert C. Skaggs, Jr., David A. Thomas, Gary Torgow, and Valerie M. Williams for terms expiring in 2026. (See “Proposal No. 1 - Election of Directors” on page 8);
2.Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2025. (See “Proposal No. 2 - Ratification of Appointment of Independent Registered Public Accounting Firm” on page 31);
3.Provide an advisory vote to approve the Company’s executive compensation. (See “Proposal No. 3 - Advisory Proposal - Nonbinding Vote to Approve Executive Compensation” on page 33);
4.Vote to approve the DTE Energy Company 2025 Long-Term Incentive Plan (See “Proposal No. 4 - Management Proposal - Approval of the DTE Energy Company 2025 Long-Term Incentive Plan” on page 34)
5.Vote on a shareholder proposal relating to elimination of the holding period for shares required to call a special shareholder meeting (See "Proposal No. 5 - Special Meeting Holding Period" on page 66);

68	DTE ENERGY 2025 PROXY STATEMENT

6.Consider any other business that may properly come before the meeting or any adjournments or postponements of the meeting. (See “Consideration of Any Other Business That May Come Before the Meeting” on page 67).
Who is entitled to vote?
Only DTE Energy common stock shareholders of record at the close of business on March 11, 2025 (the “Record Date”) are entitled to vote at the annual meeting. Each share of common stock has one vote with respect to each matter coming before the meeting.
How do I vote?
Registered Shareholders - You will receive voting instructions directly from EQ. You may vote your shares held as of the Record Date through the Internet, by telephone, by mail or by casting a ballot at the annual meeting.
■To vote through the Internet or by telephone, follow the instructions attached to your proxy card or meeting notice.
■To vote by mail, sign and date each proxy card (if you receive a paper copy) and return it in the enclosed prepaid envelope.
■To vote at the annual meeting, please see the instructions under “How do I attend the annual meeting?” on page 71 below.
Note that if you vote more than once, your last vote counts and supersedes all others. See “Can I change or revoke my vote?” below for further information.
If you sign and return your proxy card, but do not specify how you wish to vote, your shares will be voted as the Board recommends. Your shares will also be voted as recommended by the Board, in its discretion, on any other business that is properly presented for a vote at the meeting. See “Consideration of Any Other Business That May Come Before the Meeting” on page 67.
Beneficial Shareholders - You must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee should have enclosed, or should have provided a “Notice Card” or “Voting Instruction Form” for you to direct them how to vote your shares. Unlike the Registered Shareholders, you will not be able to vote your shares at the annual meeting unless you obtain a legal proxy from your brokerage firm, bank or other nominee. See “How do I attend the annual meeting?” on page 71 below for information regarding legal proxies.
If your DTE Energy shares are owned through the DTE Energy Company Savings and Stock Ownership Plan, the DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by Local 223 of the Utility Workers Union of America, the DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers or the DTE Gas Company Investment and Stock Ownership Plan (“401(k) plans”), see “What shares are included on my proxy card or meeting notice?” below.
What shares are included on my proxy card or meeting notice?
Registered Shareholders - The proxy card or meeting notice you received covers all shares eligible to be voted in your account as of the Record Date regardless of type, including any shares held in certificated form or shares held in the DRIP.
401(k) plan Participants - The proxy card serves as a voting instruction to the Trustee for DTE Energy common stock owned by employees and retirees of DTE Energy and its affiliates in their respective 401(k) plans. Please note that if you are also a Registered Shareholder, shares held in the 401(k) plans will be listed separately and will be voted together with your registered shares on one proxy card.
Beneficial Shareholders - Separate voting instructions will be provided by each of your brokerage firms, banks or other nominees for shares held in street name.
Can I change or revoke my vote?
Yes. If you are a Registered Shareholder and/or own DTE Energy shares within a 401(k) plan, any subsequent vote or revocation received by the voting deadline will supersede your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. Deadlines for voting are indicated on the proxy card or meeting notice.
If you are a Registered Shareholder and wish to change your vote using a new proxy card, please call 1.866.388.8558 to request a new proxy card.
Registered Shareholders may also change their vote on their registered shares by voting at the annual meeting.
If you wish to revoke any prior vote you must submit a letter addressed to our tabulator, EQ, P.O. Box 64873, St. Paul, MN 55164-9397. It must be received prior to the meeting to be processed.
Beneficial Shareholders should contact their brokerage firm, bank or other nominee regarding the timing and method to change or revoke their vote.

DTE ENERGY 2025 PROXY STATEMENT	69

Is my vote confidential?
Yes, your vote is confidential. Your vote is received and counted by the tabulator and inspector of election, EQ. Your vote will not be disclosed except as required by law or in other limited circumstances.
Will I receive an Annual Report?
DTE Energy no longer provides a separate “Annual Report.” The Company’s Form 10-K, filed with the SEC, is provided to Shareholders with the proxy materials and serves as our “Annual Report” to our Shareholders.
What does it mean if I get more than one set of proxy materials or meeting notices?
In addition to reducing mailing costs by providing meeting notices, we also try to reduce costs relating to mailing duplicate sets of proxy materials by a method called householding. See “What is “householding” and how am I affected?” below. Despite these efforts, you may receive multiple copies of proxy materials if your shares are registered differently (i.e. trust, joint, name spelling variation, etc.) or if they are in more than one account (i.e., broker, bank, transfer agent, etc.). Please vote all proxies that you receive and consider consolidating your accounts.
If you are a Registered Shareholder receiving multiple sets of materials and wish to consolidate your accounts please contact EQ at 1.866.388.8558.
If you are a Beneficial Shareholder receiving multiple sets of materials and wish to consolidate your accounts, please contact your brokerage firm, bank or other nominee.
What is “householding” and how am I affected?
For those Shareholders receiving paper copies of the Form 10-K and proxy statement, the SEC permits delivery of a single copy of these statements to Shareholders who have the same address and last name. This procedure, called “householding,” reduces the volume of duplicate information mailed and reduces printing and postage costs.
Despite “householding” of printed material, each Shareholder living at the same address will continue to receive a separate proxy card.
Registered Shareholders and DTE Energy 401(k) plan Participants: If you prefer to receive separate copies of our annual reports and proxy statements, now or in the future, please submit a written request to: EQ, Attn: Householding/DTE Energy, P.O. Box 64854, St. Paul, MN 55164-0854. Separate sets of documents will be promptly delivered to you.
Beneficial Shareholders can request information about “householding” by contacting their brokerage firm, bank or other nominee of record.
Can I elect to receive or view DTE Energy’s annual report (Form 10-K) and proxy statement electronically?
Yes. If you are a Registered Shareholder and you received printed proxy materials, you may elect to receive future proxy materials electronically. To do so you must provide your consent and enroll in this service at investorelections.com/dte, where step-by-step instructions will prompt you through the enrollment process.
By consenting to electronic delivery, you are stating that you currently have, and expect to have, access to the Internet. If you do not currently have, or do not expect to have, access to the Internet, please do not elect to have documents delivered electronically.
If you have previously enrolled, you will receive an email notification directing you to the website where you can view, search and print the annual report and proxy materials and vote your shares.
If this is your first time registering for electronic delivery, your enrollment will be effective for the 2026 annual meeting.
Beneficial Shareholders should contact their brokerage firm, bank or other nominee and inquire about their electronic delivery options.
All DTE Energy Shareholders can view, search and print the current year’s proxy statement and Form 10-K at proxydocs.com/dte.
What constitutes a quorum?
There were 207,517,751 shares of our common stock outstanding on the Record Date. Each share is entitled to one vote with respect to each matter coming before the annual meeting. A majority of these outstanding shares present or represented by a proxy at the meeting constitutes a quorum. A quorum is necessary to conduct an annual meeting.
What are abstentions and broker non-votes and how do they affect voting?
Abstentions - If you specify on your proxy card that you wish to “abstain” from voting on an item, your shares will not be voted on that particular item. Abstentions are counted toward establishing a quorum, but not toward determining the outcome of the proposal to which the abstention applies.

70	DTE ENERGY 2025 PROXY STATEMENT

Broker Non-Votes - Under New York Stock Exchange rules, if your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote these shares on certain “routine” matters, including the ratification of the appointment of the independent registered public accounting firm. Voting to elect directors in an uncontested election, to approve executive compensation and to consider any shareholder proposals are all non-routine matters. Consequently, your broker must receive voting instructions from you in order to vote with respect to proposals 1, 3, 4, and 5 at our 2025 annual meeting. On routine matters, including proposal 2, shares voted by brokers without instructions are counted toward the outcome.
How does the voting work?
For each item, voting works as follows:
Proposal No. 1
Election of Directors. The election of each director requires approval by a majority of the votes cast, i.e., each of the 12 nominees for director must receive more than fifty percent of the votes cast at the meeting to be elected. You may withhold votes from one or more directors by writing their names in the space provided for that purpose on your proxy card. Withhold votes are counted as votes cast and treated as votes against the relevant director. Failure to vote and broker non-votes will not be considered as votes cast for the election of directors and will not be counted either for or against each director. If you vote by telephone or the Internet, follow the instructions attached to the proxy card or meeting notice. Your broker is not entitled to vote your shares on this matter unless instructions are received from you. You cannot vote for more than 12 directors.
Proposal No. 2
Ratification of Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of an independent registered public accounting firm requires approval by a majority of the votes cast, i.e., more votes cast for than against. Abstentions are not considered votes cast and will not be counted either for or against this matter. Your broker is entitled to vote your shares on this matter if no instructions are received from you.
Proposal No. 3
Nonbinding Vote to Approve Executive Compensation. Approval of the Management Proposal requires approval from a majority of the votes cast, i.e., more votes cast for than against. Your broker is not entitled to vote your shares unless instructions are received from you. Abstentions and broker non-votes are not considered votes cast and will not be counted either for or against this proposal.
Proposal No. 4
Vote to Approve DTE Energy Company 2025 Long-Term Incentive Plan. Approval of the Management Proposal requires approval from a majority of the votes cast, i.e., more votes cast for than against. Your broker is not entitled to vote your shares unless instructions are received from you. Abstentions and broker non-votes are not considered votes cast and will not be counted either for or against this proposal.
Proposal No. 5
Shareholder Proposal. Approval of the Shareholder Proposal requires approval from a majority of the votes cast, i.e., more votes cast for than against. Your broker is not entitled to vote your shares unless instructions are received from you. Abstentions and broker non-votes are not considered votes cast and will not be counted either for or against this proposal.

How do I attend the annual meeting?
All Shareholders as of the Record Date, or their duly appointed proxies, may attend the annual meeting. The meeting will be held in a virtual-only format on Thursday, May 8, 2025 at 8:00 a.m. (EDT). You must register in order to attend. To register, visit www.proxydocs.com/dte on your smartphone, tablet or computer. You will then be required to enter your control number, which is located on the proxy card or notice card you received. After registering, you will receive a confirmation e-mail and an e-mail approximately 1 hour prior to the start of the meeting to the e-mail address you provided during registration with a unique link to the virtual meeting.
For technical assistance in registering for the meeting, please send an e-mail to DSMSupport@mediantonline.com and include your name, contact number, and which meeting you are trying to register for, and a support technician will contact you within one business day. Technical support will also be available during the Annual Shareholder Meeting. If any shareholder experiences technical difficulty, please call the number provided in the e-mail containing the link to access the meeting, and technicians will be available to assist.
After registering for the Annual Shareholder Meeting, shareholders can submit questions to be considered during the question and answer session of the meeting. Shareholders may also submit questions while the meeting is in progress.

DTE ENERGY 2025 PROXY STATEMENT	71

How will the annual meeting be conducted?
The Chairman of the Board (“Chairman”), or such other director as designated by the Board, will call the annual meeting to order, preside at the meeting and determine the order of business. The only business that will be conducted or considered at this meeting is business discussed in this proxy statement, as no other shareholder complied with the procedures set forth in our Bylaws (as amended) for proposing other matters to be brought at the meeting.
How does a shareholder recommend a person for election to the Board for the 2026 annual meeting?
Recommendations for nominations by shareholders should be in writing and addressed to our Corporate Secretary at our principal business address. See the “Shareholder Proposals and Nominations of Directors” section of this proxy statement on page 73 for further information on submitting nominations. Once the Corporate Secretary properly receives a recommendation for nomination, the recommendation is sent to the Corporate Governance Committee for consideration. Candidates for directors nominated by shareholders will be given the same consideration as candidates nominated by other sources.

72	DTE ENERGY 2025 PROXY STATEMENT

2026 ANNUAL MEETING OF SHAREHOLDERS
Our Bylaws provide that the annual meeting of shareholders will be held on such date and at such time and place as may be fixed by the Board. When the Board fixes the date for an annual meeting, it will be announced as soon as practicable.

Shareholder Proposals and Nominations of Directors
For Inclusion In Proxy Statement. Shareholder proposals to be considered for inclusion in the proxy statement for the 2026 Annual Meeting must be received by the Corporate Secretary at our principal business address no later than 5:00 p.m. Detroit time on November 24, 2025.
For Matters to be Brought at the Meeting.  If a shareholder intends to submit a matter other than by timely submitting the proposal to be included in the proxy statement, the shareholder must give timely notice in accordance with our Bylaws. To be timely, a shareholder’s notice nominating a person for election to the Board or proposing other business must be received not earlier than the 150th day and not later than the close of business on the 120th day prior to the anniversary of the most recent annual meeting of shareholders.
Procedures for Submitting Proposals and Nominations. Any shareholder who wishes to (i) nominate a person for election to the Board, or (ii) propose other items of business at an annual meeting must be a shareholder of record at the time of giving the notice and entitled to vote at the meeting. All notices must be received by the Corporate Secretary, One Energy Plaza, Room 2386 WCB, Detroit, Michigan 48226-1221, fax: 313.235.8871. Any such notice must include:
■the name and address, as they appear on our books, of the shareholder making the proposal or nomination and of the beneficial owner, if any, on whose behalf the proposal or nomination is made;
■the class and number of shares that are owned beneficially and of record by the shareholder making the proposal or nomination and by the beneficial owner, if any, on whose behalf the proposal or nomination is made; and
■a representation that the person giving the notice is a shareholder of record entitled to vote at the annual meeting and intends to appear at the meeting in person or by proxy to make the nomination or propose the business specified in the notice.
In addition, our Bylaws require the following:
If a shareholder notice is nominating a person (a “Shareholder Nominee”) for election to the Board, the notice must also include:
■the information that would be required to be disclosed in a proxy statement to comply with all applicable requirements of the Act and the rules and regulations thereunder as if each Shareholder Nominee had been nominated by the Board;
■any additional information as necessary to permit the Board of Directors to determine if the Shareholder Nominee is independent under applicable listing standards, any applicable rules of the SEC and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Company’s directors;
■a written representation and agreement of the Shareholder Nominee, in the form provided by the Secretary upon written request, relating to the Shareholder Nominee’s compliance, in his or her individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, if elected as a director, with the Company’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, any other Company code of conduct, policies and guidelines or any rules, regulations and listing standards, in each case as applicable to Company directors; and
■a written representation and agreement of the Shareholder Nominee, that such person (i) is not and will not become a party to any agreement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question, and (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as director unless the terms of such agreement, arrangement or understanding have been provided to the Company.
Any shareholder notice to nominate a Shareholder Nominee must be accompanied by a written and signed consent of the Shareholder Nominee to serve as a director of the Company if elected.

DTE ENERGY 2025 PROXY STATEMENT	73

If a shareholder notice is proposing any other items of business, the notice must also include as to each matter the shareholder proposes to bring before the annual meeting:
■a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and
■any material interest the shareholder or the beneficial owner, if any, on whose behalf the proposal is made, has in the matter.
A shareholder must also comply with all the applicable requirements of the Exchange Act for shareholder proposals, including matters covered by SEC Rule 14a-8. Nothing in our Bylaws affects any rights of shareholders to request inclusion of proposals in the proxy statement pursuant to SEC Rule 14a-8.
Proxies solicited by the Company for the 2026 annual meeting may confer discretionary authority to vote on an untimely proposal without express direction from the shareholders giving proxies.

UNIVERSAL PROXY
In order for shareholders to give timely notice of nominations for directors for inclusion on a universal proxy card in connection with the 2026 annual meeting, notice must be submitted by the same deadline as disclosed above under our advance notice bylaw and must include the information required by our bylaws and SEC Rule 14a-19.

SOLICITATION OF PROXIES
We will pay the cost to solicit proxies. Directors and officers of DTE Energy and employees of its affiliates may solicit proxies either personally or by telephone, facsimile transmission or via the Internet, but no additional remuneration will be paid by the Company for the solicitation of those proxies. We have also retained Morrow Sodali, LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, Connecticut 06902 to help distribute proxy materials and solicit votes in that same manner, for a fee of $17,000 plus reimbursement of certain out-of-pocket expenses.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain information presented in this Proxy Statement includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "expect," "may," "could," "projected," "aspiration," "plans," and "goals" signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions, but rather are subject to numerous assumptions, risks, and uncertainties that may cause actual future results to be materially different from those contemplated, projected, estimated, or budgeted. Many factors impacting forward-looking statements are discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
New factors emerge from time to time. We cannot predict what factors may arise or how such factors may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.
Website references throughout this document are for convenience only, and the content of the referenced websites is not incorporated by reference into this document.

IMPORTANT
The interest and cooperation of all shareholders in our affairs are considered to be of the greatest importance by your management. Even if you expect to attend the annual meeting, it is urgently requested that, whether your share holdings are large or small, you promptly vote by telephone or on the Internet or fill in, date, sign and return the enclosed proxy card in the envelope provided. If you do so now, we will be saved the expense of follow-up notices.

74	DTE ENERGY 2025 PROXY STATEMENT

Exhibit A

DTE Energy Company
2025 Long-Term Incentive Plan

1.Purposes of this Plan. The purpose of this Plan is to: (i) attract and retain the best available personnel for positions of substantial responsibility, (ii) provide additional incentive to Employees, Directors and Consultants, and (iii) promote the success of the Company's business by offering these individuals an opportunity to acquire a proprietary interest in the success of the Company, or to increase this interest, by permitting them to receive Shares of the Company. This Plan permits the grant of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Stock Units and Other Stock-Based Awards.
2.Definitions. As used in this Plan, the following definitions apply:
(a)"Administrator" means the Board or any of its Committees that are administering this Plan, in accordance with Section 4 of this Plan.
(b)"Affiliate" means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.
(c)"Applicable Laws" means the requirements relating to the administration of, and the issuance of securities under, equity-based awards or equity compensation plans, including, without limitation, the requirements of U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or may be, granted under this Plan. For all purposes of this Plan, references to statutes and regulations shall be deemed to include any successor statutes or regulations, to the extent reasonably appropriate as determined by the Administrator.
(d)"Acquiror" means the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be, in a Change in Control.
(e)"Award" means, individually or collectively, a grant under this Plan of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Stock Units, Other Stock‑Based Awards or Cash-Based Awards.
(f)"Award Agreement" means the written agreement evidencing the grant of an Award executed by the Company and the Participant, including any amendments thereto. The Award Agreement may be in written or electronic format, in such form and with such terms as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of this Plan and the Summary. For this purpose, the "Summary" is the terms and conditions attached to every Award Agreement and incorporated by reference into the Award Agreement.
(g)"Board" means the Board of Directors of the Company.
(h)"Cash-Based Awards" means as set forth in Section 13 of this Plan.
(i)"Cause" means, with respect to a Participant's termination by the Company as a Service Provider, for "Cause" as such term (or word of like import) is expressly defined in a then-effective written agreement between the Participant and the Company. In the absence of an effective written agreement that contains a definition of Cause, the term Cause shall mean any of the following (as determined in the sole discretion of the Administrator: (i) any act or omission by the Participant that constitutes a material breach by the Participant of any of his or her obligations under this Plan or an applicable Award Agreement; (ii) the Participant's conviction of, or plea of nolo contendere to, (A) any felony or (B) another crime involving dishonesty or moral turpitude or a crime which could reflect negatively upon the Company or otherwise impair or impede its operations; (iii) the Participant engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is injurious to the Company or any of its Affiliates; and (iv) the Participant's material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company; (v) the Participant's refusal to follow the directions of his or her superiors. Notwithstanding anything in this Plan or in any Award Agreement to the contrary, if the Participant's status as a Service Provider is terminated without Cause, the Company shall have the sole discretion to later use after-acquired evidence to retroactively re-characterize the prior termination as a termination for Cause if such after-acquired evidence supports such an action.

DTE ENERGY 2025 PROXY STATEMENT	A-1

(j)"Change in Control" means as defined in an agreement that addresses Change in Control and equity awards and was entered into by and between the Company and the Participant, and if not defined therein or no such agreement exists, then Change in Control means consummation of any of the following events:
(i)any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate, (B) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock or (C) a person who holds at least twenty percent (20%) or more of the combined voting power represented by the Company’s then outstanding voting securities as of the effective date of the transaction) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power represented by the Company’s then outstanding voting securities;
(ii)a sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect, including a liquidation) other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to a person or persons who beneficially own, directly or indirectly, at least fifty-five percent (55%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale, or (B) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the Company's stockholders
(iii)during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than (A) a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (ii), or (iv) of this Section 2(j) or (B) a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of trustees of the Company) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or
(iv)a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty-five percent (55%) of the combined voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.
Notwithstanding the foregoing to the contrary, for purposes of clarity and avoidance of doubt, the following acquisitions shall not be taken into consideration when determining whether a Change in Control has been consummated: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company; and (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company.
(k)"Code" means the Internal Revenue Code of 1986, as amended, and the U.S. Treasury regulations and administrative guidance promulgated thereunder.
(l)"Committee" means a committee of Directors or other individuals that satisfies Applicable Laws and was appointed by the Board in accordance with Section 4 of this Plan.
(m)"Common Stock" means the common stock of the Company.
(n)"Company" means DTE Energy Company, a Michigan corporation, or any successor corporation.
(o)"Consultant" means any natural person, including an advisor, engaged by the Company or an Affiliate to render services to such entity.
(p)"Continuous Service" means that the Participant's service with the Company or an Affiliate, whether as an Employee, Consultant or Director, is continuous and not interrupted or terminated. The Participant's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided, however: (i) that there is no other interruption or termination of the Participant's Continuous Service, (ii) that the Administrator specifically approves the concept in writing that there was no break in Continuous Service due to the Participant’s change in status from and to an Employee, Consultant or Director, and (iii) that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code.
(q)"Director" means a non-Employee member of the Board.

A-2	DTE ENERGY 2025 PROXY STATEMENT

(r)"Disability" means either: (i) a total and permanent disability as defined in Section 22(e)(3) of the Code (applicable only to Incentive Stock Options); or (ii) the Participant has been determined to be disabled under the Company’s long-term disability policy and the Participant is receiving benefits under such policy, or if the Participant is not covered by such policy, then the Participant could receive benefits under such policy if he or she were covered by such policy. Notwithstanding the foregoing, the Participant shall not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its sole discretion.
(s)"Dividend Equivalent Right" means a credit, made at the sole discretion of the Administrator, to the account of a Participant in an amount equal to the value of dividends paid on one Share for each Share represented by an Award held by such Participant. Under no circumstances will the payment of a Dividend Equivalent Right be made contingent on the exercise of an Option or Stock Appreciation Right.
(t)"Employee" means any person, including officers, employed by the Company or any Affiliate. Neither service as a Director nor payment of a director's fee by the Company is sufficient to constitute "employment" by the Company.
(u)"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(v)"Fair Market Value" means, as of any date, if the Common Stock is listed on any established stock exchange or a national market system, the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination.
(w)"Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable Award Agreement.
(x)"Nonstatutory Stock Option" means an Option not intended to qualify as an Incentive Stock Option, as designated in the applicable Award Agreement, or an intended Incentive Stock Option that does not so qualify.
(y)"Option" means an option to purchase Shares that is granted pursuant to this Plan in accordance with Section 7 hereof.
(z)"Other Stock-Based Awards" means any other awards not specifically described in this Plan that are valued in whole or in part by reference to, or are otherwise based on, Shares and are created by the Administrator pursuant to Section 13 of this Plan.
(aa)"Parent" means a "parent corporation" with respect to the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code.
(bb)"Participant" means a Service Provider who has been granted an Award under this Plan or, if applicable, such other person who holds an outstanding Award.
(cc)"Performance Goals" means goals which have been established by the Committee in connection with an Award and are based on one or more of the following criteria, as determined by the Committee in its absolute and sole discretion: net income; cash flow; cash flow on investment; cash flow from operations; pre-tax or post-tax profit levels or earnings; operating income or earnings; closings; return on investment; earned value added; expenses; free cash flow; free cash flow per share; earnings; earnings per share; net earnings per share; net earnings from continuing operations; sales growth; sales volume; economic profit; expense reduction; return on assets; return on net assets; return on equity; return on capital; return on sales; return on invested capital; organic revenue; growth in managed assets; total stockholder return; stock price; stock price appreciation; EBITDA; adjusted EBITDA; return in excess of cost of capital; profit in excess of cost of capital; capital expended; working capital; net operating profit after tax; operating margin; profit margin; adjusted revenue; revenue; net revenue; operating revenue; cash provided by operating activities; net cash provided by operating activities per share; cash conversion percentage; new sales; net new sales; cancellations; gross margin; gross margin percentage; revenue before deferral; implementation or completion of critical projects; research; in-licensing; out-licensing; product development; government relations; compliance; mergers; acquisitions or sales of assets or subsidiaries; health; safety; environmental; and debt level.
(dd)"Performance Period" means the time period during which the Performance Goals must be met.
(ee)"Performance Stock Unit" means, pursuant to Section 12 of this Plan, an unfunded and unsecured promise to deliver Shares, cash or other securities equal to the value set forth in the Award Agreement.
(ff)"Plan" means this 2025 Long-Term Incentive Plan, as amended from time to time.
(gg)"Prior Plan" means the Company’s DTE Energy Company Long-Term Incentive Plan, as amended and restated effective May 20, 2021.
(hh)"Restricted Stock" means Shares issued pursuant to a Restricted Stock Award under Section 9 of this Plan.
(ii)"Restricted Stock Unit" means, pursuant to Section 11 of this Plan, an unfunded and unsecured promise to deliver Shares, cash or other securities equal in value to the Fair Market Value of one Share in the Company on the date of vesting or settlement, or as otherwise set forth in the Award Agreement.

DTE ENERGY 2025 PROXY STATEMENT	A-3

(jj)"Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b‑3, as in effect when discretion is being exercised with respect to this Plan.
(kk)"Section 16(b)" means Section 16(b) of the Exchange Act.
(ll)"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
(mm)"Service Provider" means a natural person that is an Employee, Director or Consultant.
(nn)"Share" means a share of Common Stock, as adjusted in accordance with Section 15 of this Plan.
(oo)"Stock Appreciation Right" or "SAR" means, pursuant to Section 10 of this Plan, an unfunded and unsecured promise to deliver Shares, cash or other securities equal in value to the difference between the Fair Market Value of a Share as of the date such SAR is exercised and the Fair Market Value of a Share as of the date such SAR was granted, or as otherwise set forth in the Award Agreement.
(pp)"Subsidiary" means a "subsidiary corporation" with respect to the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code.
3.Stock Subject to this Plan.
(a)Stock Subject to this Plan. Subject to the provisions of Section 16 of this Plan, the maximum aggregate number of Shares that may be issued under this Plan is 3,000,000 Shares, plus the aggregate number of common shares that remain available for issuance (and not subject to outstanding awards) under the Prior Plan as of the date this Plan is approved by the Company’s stockholders, plus all common shares subject to Lapsed Awards (defined below) under the Prior Plan. All of the foregoing may be subject to Incentive Stock Option treatment. Shares will not be deemed to have been issued pursuant to this Plan with respect to any portion of an Award that is settled in cash. Any Shares that are withheld by the Company or tendered by a Participant (by either actual delivery or attestation) (i) to pay the exercise price of an Option granted under the Plan or (ii) to satisfy tax withholding obligations associated with an Option or SAR granted under the Plan shall not become available again for grant under the Plan. Any Shares that were subject to a stock-settled SAR granted under the Plan that were not issued upon the exercise of such SAR shall not become available again for grant under the Plan. Any Shares that were purchased by the Company on the open market with the proceeds from the exercise of an Option granted under the Plan shall not become available for grant under the Plan. Except as set forth above, any Shares that are withheld by the Company or tendered by a Participant (by either actual delivery or attestation) to satisfy tax withholding obligations associated with any Award other than an Option or SAR granted under the Plan shall become available again for grant under the Plan.
(b)Lapsed Awards. If any outstanding Award under this Plan (or under the Prior Plan) expires or is terminated or canceled without having been exercised or settled in full, or if Shares acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company, the Shares allocable to the terminated portion of such award or the forfeited or repurchased Shares will again be available for grant under this Plan (collectively, the "Lapsed Awards"). Similarly, the Shares subject to Lapsed Awards under the Prior Plan shall add to the maximum number of Shares that are available for grant under Section 3(a) of this Plan.
(c)Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as are sufficient to satisfy the requirements of this Plan. The Shares may consist, in whole or in part, of authorized but unissued Shares, treasury shares or Shares reacquired by the Company in any manner.
(d)Shares under Plans of Acquired Companies. Shares issued or transferred pursuant to an Award granted in substitution for outstanding awards, or in connection with assumed awards, previously granted by a company or other entity acquired by the Company or with which the Company combines, shall not count against the limits in the first sentence of Section 3(a) hereof.
(e)Minimum Vesting Schedule. Every Award under this Plan must have a minimum one-year vesting schedule such that no portion of the Award can become vested within one-year from the date of grant, except that: (i) any Awards subject to Section 16 of this Plan are not bound by the one-year minimum vesting schedule, and (ii) five percent (5%) of the Awards subject to each of Section 3(a) and 3(b) are not bound by the one-year minimum vesting schedule.
4.Administration of this Plan.
(a)Procedure.
(i)Multiple Administrative Bodies. Different Committees may administer this Plan with respect to different groups of Service Providers.
(ii)Rule 16b-3. If a transaction is intended to be exempt under Rule 16b-3, then it will be structured to satisfy the requirements for exemption under Rule 16b-3.
(iii)Other Administration. Other than as provided above, this Plan will be administered by (A) the Board or (B) a Committee constituted to satisfy Applicable Laws.

A-4	DTE ENERGY 2025 PROXY STATEMENT

(iv)Delegation of Authority for Day‑to‑Day Administration. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of this Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.
(b)Powers of the Administrator. Subject to the provisions of this Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to the Committee, and subject to the approval of any relevant authorities, the Administrator has the authority, in its discretion to:
(i)determine the Fair Market Value of Awards;
(ii)select the Service Providers to whom Awards may be granted under this Plan;
(iii)determine the number of Shares or cash to be covered by each Award granted under this Plan;
(iv)determine when Awards are to be granted under this Plan and the applicable date of grant;
(v)approve forms of Award Agreements for use under this Plan;
(vi)determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted under this Plan, including but not limited to, the exercise price, the purchase price, the time or times when Awards may be exercised (which may be based on Performance Goals), any acceleration of vesting or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, may determine;
(vii) forfeit vested and unvested shares (or require the return of money equivalent if the award was previously settled in cash or the Shares subject to a previously settled Award were previously sold) subject to a Participant’s outstanding Award(s) if such Participant’s Continuous Service is terminated by the Company for Cause, and such may apply even if the terms and conditions of an Award Agreement are to the contrary,
(viii)construe and interpret the terms of this Plan and Awards granted pursuant to this Plan;
(ix)prescribe, amend and rescind rules and regulations relating to this Plan, including rules and regulations relating to the creation and administration of sub-plans established for the purpose of satisfying applicable laws of jurisdictions other than the United States;
(x)amend the terms of any outstanding Award, including the discretionary authority to extend the post‑termination exercise period of Awards and accelerate the satisfaction of any vesting criteria or waiver of forfeiture or repurchase restrictions, provided, however, any amendment that would adversely affect the Participant's rights under an outstanding Award will not be made without the Participant's written consent; provided further, however, that no amendment may be implemented that would reduce the exercise price of, reprice or cancel and re-grant outstanding stock options without a prior affirmative vote of the Company’s stockholders;
(xi)allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award up to the number of Shares or cash having a Fair Market Value equal to the amount required to be withheld up to the maximum individual income tax rate in the applicable jurisdiction. The Fair Market Value of any Shares to be withheld is to be determined on the date that the amount of tax to be withheld is to be determined, and all elections by a Participant to have Shares or cash withheld for this purpose are to be made in such form and under such conditions as the Administrator may deem necessary or advisable;
(xii)authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(xiii)allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to the Participant under an Award;
(xiv)determine whether Awards are to be settled in Shares, cash or in a combination of Shares and cash;
(xv)determine whether Awards are to be adjusted for Dividend Equivalent Rights;
(xvi)create Other Stock-Based Awards and Cash-Based Awards for issuance under this Plan;
(xvii)establish a program whereby Service Providers designated by the Administrator can reduce compensation otherwise payable in cash in exchange for Awards under this Plan;
(xviii)impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

DTE ENERGY 2025 PROXY STATEMENT	A-5

(xix)establish one or more programs under this Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of Performance Goals, or other event that absent the election, would entitle the Participant to payment or receipt of Shares or other consideration under an Award;
(xx)interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in this Plan and any instrument or agreement relating to an Award;
(xxi)to correct administrative errors; and
(xxii)make all other determinations that the Administrator deems necessary or advisable for administering this Plan.
The express grant in this Plan of any specific power to the Administrator will not be construed as limiting any power or authority of the Administrator. However, the Administrator may not exercise any right or power reserved to the Board.
(c)Effect of Administrator's Decision. The Administrator's decisions, determinations, actions and interpretations will be final, conclusive and binding on all persons having an interest in this Plan.
(d)Indemnification. The Company must defend and indemnify the Indemnitees to the maximum extent permitted by law against (i) all reasonable expenses, including reasonable attorneys' fees incurred in connection with the defense of any Claim to which any of them is a party by reason of any action taken or failure to act in connection with this Plan, or in connection with any Award granted under this Plan; and (ii) all amounts required to be paid by them in settlement of a Claim (provided the settlement is approved by the Company) or required to be paid by them in satisfaction of a judgment in any Claim. However, no person will be entitled to indemnification to the extent it is determined in such Claim that such person did not in good faith and in a manner reasonably believed to be in the best interests of the Company (or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful). In addition, to be entitled to indemnification, the Indemnitee must, within thirty (30) days after written notice of the Claim, offer the Company, in writing, the opportunity, at the Company's expense, to defend the Claim. This right to indemnification is in addition to all other rights of indemnification available to the Indemnitee. For purposes of this Section 4(d), (y) the term "Claim" shall mean any claim, investigation, action, suit or proceeding, and any appeal therein, and (z) the term "Indemnitee" means members of the Board, the Committee, the Administrator, officers and Employees of the Company or of an Affiliate to whom authority to act for the Board, the Committee, the Administrator or the Company is delegated under this Plan.
5.Eligibility. With the exception of Incentive Stock Options, Awards may be granted to Employees, Directors, and Consultants. Incentive Stock Options may be granted only to Employees.
6.Limitations.
(a)$100,000 Limitation for Incentive Stock Options. Each Option must be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Options with respect to such Shares are granted.
(b)Non-Employee Director Annual Limits. Subject to Section 16 of this Plan, the maximum number of Shares that may be subject to any Award denominated in Common Stock to a Service Provider who is a non-employee Director will not exceed 100,000 Shares.
(c)Repricing and Reload Options Prohibited. Except as provided in Section 16(a) (entitled "Adjustments"), and as an additional clarification to the latter langue contained in Section 4(b)(x), the Company may not, without obtaining stockholder approval: (i) amend or modify the terms of any outstanding Option or SAR to reduce the exercise price of such outstanding Option or SAR; (ii) cancel, exchange or permit or accept the surrender of any outstanding Option or SAR in exchange for an Option or SAR with an exercise price that is less than the exercise price of the original Option or SAR; or (iii) cancel, exchange or permit or accept the surrender of any outstanding Option or SAR in exchange for any other Award, cash or securities for purposes of repricing such Option or SAR.
7.Options.
(a)Grant of Options. Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator, in its sole discretion, may determine.
(b)Option Agreement. Each grant of an Option must be evidenced by an Award Agreement that specifies the exercise price, the term of the Option, the number of Shares subject to the Option, the exercise restrictions (if any) applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, may determine.
(c)Term of Option. The term of each Option must be stated in the Award Agreement. In the case of an Incentive Stock Option, the term must be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover,

A-6	DTE ENERGY 2025 PROXY STATEMENT

in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option must be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
(d)Option Exercise Price and Consideration.
(i)Exercise Price. The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option is to be determined by the Administrator, subject to the following:
(1)In the case of an Incentive Stock Option:
A.granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price must be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.
B.granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price must be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(2)In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator, but must not be less than the Fair Market Value per Share on the date of grant unless the terms of such Nonstatutory Stock Option comply with Section 409A of the Code.
(3)Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
(ii)Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised. The Administrator may, in its sole discretion, accelerate the satisfaction of such conditions at any time.
(e)Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration, to the extent permitted by Applicable Laws, may consist entirely of:
(i)cash or cash equivalents;
(ii)check;
(iii)in the discretion of the Administrator, surrendering or attesting to the ownership of Shares that are already owned by the Participant that meet the conditions established by the Administrator to avoid adverse accounting consequences, valued at their Fair Market Value on the date the Option is exercised;
(iv)in the discretion of the Administrator, payment may be made in whole or in part by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of all or part of the exercise price and/or any withholding taxes;
(v)in the discretion of the Administrator, through a "net exercise" such that, without the payment of any funds, the Participant may exercise the Option and receive the net number of Shares equal to (A) the number of Shares as to which the Option is being exercised, multiplied by (B) a fraction, the numerator of which is the Fair Market Value per Share (on such date as is determined by the Administrator) less the exercise price per Share, and the denominator of which is such Fair Market Value per Share. The number of net Shares to be received shall be rounded down to the nearest whole number of Shares;
(vi)in the discretion of the Administrator, any combination of the foregoing methods of payment; or
(vii)in the discretion of the Administrator, any other consideration and method of payment for the issuance of Shares permitted by Applicable Laws.
(f)Exercise of Option.
(i)Procedure for Exercise; Rights as a Stockholder. Any Option granted under this Plan will be exercisable according to the terms of this Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option will be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, (y) full payment for the Shares with respect to which the Option is exercised (including provision for any applicable tax withholding), and (z) all representations and documents reasonably requested by the Administrator. Full payment may consist of any

DTE ENERGY 2025 PROXY STATEMENT	A-7

consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and this Plan. Shares issued upon exercise of an Option must be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment is to be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 or the applicable Award Agreement. Exercising an Option in any manner will decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.
(ii)Termination of Relationship as a Service Provider (Other than Death or Disability). If a Participant ceases to be a Service Provider, other than upon the Participant's death or Disability, the Participant may exercise the vested portion of his or her Option within the time period specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). If the Award Agreement does not specify a time period within which the vested portion of such Option must be exercised after the Participant ceasing to be a Service Provider, the vested portion of such Option will be exercisable for three (3) months after the Participant ceases to be a Service Provider (other than upon the Participant's death or Disability). Unless otherwise provided by the Administrator, if the Participant is not vested as to his or her entire Option on the date the Participant ceases to be a Service Provider (other than upon the Participant's death or Disability), then immediately thereafter, the Shares covered by the unvested portion of the Option shall be forfeited. Additionally, if the Participant does not exercise his or her Option as to all of the vested Shares within the time period specified herein, then immediately thereafter, the Option will terminate and the Shares covered by the unexercised portion of the Option shall be forfeited.
(iii)Disability of Participant. If a Participant ceases to be a Service Provider as a result of his or her Disability, the Participant may exercise the vested portion of his or her Option within the time period specified in the Award Agreement (but in no event later than the expiration of the term of the Option as set forth in the Award Agreement). If the Award Agreement does not specify a time period within which the vested portion of such Option must be exercised after the Participant ceasing to be a Service Provider as a result of his or her Disability, the vested portion of such Option will be exercisable for twelve (12) months after the Participant ceasing to be a Service Provider as a result of his or her Disability. Unless otherwise provided by the Administrator, if the Participant is not vested as to the Participant's entire Option on the date he or she ceases to be a Service Provider as a result of his or her Disability, then immediately thereafter, the Shares covered by the unvested portion of the Option shall be forfeited. Additionally, if the Participant does not exercise his or her Option as to all of the vested Shares within the time period specified herein, then immediately thereafter, the Option will terminate and the Shares covered by the unexercised portion of the Option shall be forfeited.
8.Death of Participant. If a Participant dies while a Service Provider, the vested portion of the Option may be exercised within the time period specified in the Award Agreement (but in no event later than the expiration of the term of the Option as set forth in the Award Agreement), by the beneficiary designated by the Participant prior to his or her death; provided that such designation must be acceptable to the Administrator. If no beneficiary has been designated by the Participant, then the vested portion of the Option may be exercised by the personal representative of the Participant's estate, or by the persons to whom the Option is transferred pursuant to the Participant's will or in accordance with the laws of descent and distribution. If the Award Agreement does not specify a time period within which the vested portion of such Option must be exercised after a Participant's death, the vested portion of such Option will be exercisable for twelve (12) months after his or her death. Unless otherwise provided by the Administrator, if the Participant is not vested as to his or her entire Option on the date he or she ceases to be a Service Provider as a result of the Participant's death, then immediately thereafter, the Shares covered by the unvested portion of the Option shall be forfeited. Additionally, if the Participant's beneficiary, personal representative or permitted transferee does not exercise the Option as to all of the vested Shares within the time period specified herein, then immediately thereafter, the Option will terminate.
9.Restricted Stock.
(a)Grant of Restricted Stock. Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, determines.
(b)Restricted Stock Agreement. Each Award of Restricted Stock must be evidenced by an Award Agreement that specifies the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, may determine.
(c)Removal of Restrictions. The Administrator may, in its sole discretion, accelerate the time at which any restrictions will lapse or be removed.
(d)Voting Rights. Participants holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

A-8	DTE ENERGY 2025 PROXY STATEMENT

(e)Dividends and Other Distributions. Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares; provided, however, that if so determined by the Administrator and provided by the Award Agreement, such dividends and distributions shall be paid no later than the end of the calendar year in which such dividends or distributions are paid to stockholders.
10.Stock Appreciation Rights.
(a)Grant of SARs. Subject to the terms and conditions of this Plan, a SAR may be granted to a Service Provider at any time and from time to time as may be determined by the Administrator, in its sole discretion. The Administrator has complete discretion to determine the number of SARs granted to any Service Provider. Subject to the provisions of Section 4(b), the Administrator has complete discretion to determine the terms and conditions of SARs granted under this Plan, including the sole discretion to accelerate exercisability at any time, but the per Share exercise price that will determine the amount of the payment the Company receives upon exercise of a SAR will not be less than the Fair Market Value per Share on the date of grant unless the terms of such SAR comply with Section 409A of the Code.
(b)SAR Agreement. Each SAR grant must be evidenced by an Award Agreement that specifies the exercise price, the term, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, may determine.
(c)Expiration of SARs. A SAR granted under this Plan will expire upon the date determined by the Administrator, in its sole discretion, as set forth in the Award Agreement; but no SAR may be exercisable later than ten (10) years after the date of grant. Notwithstanding the foregoing, Sections 7(f)(ii), 7(f)(iii) and 7(f)(iv) also apply to SARs.
(d)Payment of SAR Amount. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
(i)The excess of the Fair Market Value of a Share on the date of exercise over the exercise price; by
(ii)The number of Shares with respect to which the SAR is exercised.
At the sole discretion of the Administrator, the payment upon the exercise of a SAR may be in cash, in Shares of equivalent value, or in some combination thereof.
11.Restricted Stock Units.
(a)Grant of Restricted Stock Units. Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Restricted Stock Units to Service Providers in such amounts as the Administrator, in its sole discretion, determines.
(b)Restricted Stock Unit Agreement. Each Award of Restricted Stock Units must be evidenced by an Award Agreement that specifies the number of Restricted Stock Units granted, and such other terms and conditions as the Administrator, in its sole discretion, may determine.
(c)Removal of Restrictions. The Administrator may, in its sole discretion, accelerate the time at which any restrictions will lapse or be removed.
(d)Voting Rights. Participants holding Restricted Stock Units shall have no voting rights with respect to Shares represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).
(e)Dividends Equivalent Rights. The Administrator, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Shares during the period beginning on the date such Award is granted and ending, with respect to each Share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such cash amount or additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally granted.
12.Performance Stock Units.
(a)Grant of Performance Stock Units. Subject to the terms and conditions of this Plan, Performance Stock Units may be granted to Service Providers at any time and from time to time, as may be determined by the Administrator in its sole discretion. The Administrator has complete discretion in determining the number of Performance Stock Units granted to each Service Provider.
(b)Value of Performance Stock Units. Each Performance Stock Unit must have an initial value established by the Administrator on or before the date of grant.
(c)Performance Goals and Other Terms. The Administrator may set Performance Goals in its sole discretion which, depending on the extent to which they are met, will determine the number or value of Performance Stock Units that will be paid out to the Participant. Each award of Performance Stock Units must be evidenced by an Award Agreement that specifies the Performance Period and such other terms and conditions as the Administrator in its sole discretion may determine. The Administrator may set

DTE ENERGY 2025 PROXY STATEMENT	A-9

Performance Goals based upon the achievement of Company‑wide, divisional, or individual goals (including solely continued service), or any other basis determined by the Administrator in its sole discretion. Section 11(e), above, regarding Dividend Equivalent Rights shall apply equally to the Awards covered by this Section 12.
(d)Earning of Performance Stock Units. After the applicable Performance Period has ended, the holder of Performance Stock Units will be entitled to receive a payout of the number of Performance Stock Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved. After the grant of Performance Stock Units, the Administrator may, in its sole discretion, reduce or waive any performance objectives for the Performance Stock Units.
(e)Form and Timing of Payment of Performance Stock Units. Payment of earned Performance Stock Units, if any, will be made after the expiration of the applicable Performance Period at the time determined by the Administrator. The Administrator, in its sole discretion, may pay earned Performance Stock Units in the form of cash, in Shares or in a combination of cash and Shares.
(f)Cancellation of Performance Stock Units. On the date set forth in the Award Agreement, all unearned or unvested Performance Stock Units will be forfeited to the Company, and the Shares subject to such Awards (if any) will again be available for grant under this Plan as set forth in Section 3.
13.Other Stock-Based Awards and Cash-Based Awards. Other Stock-Based Awards may be granted either alone, in addition to, or in tandem with, other Awards granted under this Plan and/or cash awards made outside of this Plan. The Administrator has authority to determine the Service Providers to whom and the time or times at which Other Stock-Based Awards are to be made, the amount of such Other Stock-Based Awards, and all other conditions of the Other Stock-Based Awards, including any dividend or distribution rights and whether the Award should be paid in cash. Additionally, the Administrator has the authority to grant Cash-Based Awards to Service Providers, with such Awards being pursuant to this Plan and the terms and conditions of an Award Agreement.
14.Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted under this Plan will be suspended during any unpaid leave of absence and will resume on the date the Participant returns to work on a regular schedule as determined by the Company; provided, that no vesting credit will be awarded for the time vesting has been suspended during such leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company or any Affiliate. For purposes of Incentive Stock Options, no leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not guaranteed by statute or contract, then at the end of three (3) months after the expiration of the leave of absence, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
15.Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Participant only by the Participant. If the Administrator makes an Award transferable, such Award may contain such additional terms and conditions as the Administrator deems appropriate.
16.Adjustments; Dissolution or Liquidation; Change in Control.
(a)Adjustments. In the event of any change in the outstanding Shares of Common Stock by reason of any stock split, stock dividend or other non‑recurring dividends or distributions, recapitalization, merger, consolidation, spin‑off, combination, repurchase or exchange of stock, reorganization, liquidation, dissolution or other similar corporate transaction that affects the Common Stock, an adjustment will be made, as the Administrator deems necessary or appropriate, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. Such adjustment may include an adjustment to the number and class of Shares which may be delivered under this Plan, the number, class and price of Shares subject to outstanding Awards, the number and class of Shares issuable pursuant to Options, and the numerical limits contained in Sections 3 and 6(b). Notwithstanding the preceding sentence, the number of Shares subject to any Award always will be a whole number.
(b)Change in Control. This Section 16(b) will apply except to the extent otherwise provided in the Award Agreement or other individual agreement in place between the Service Provider and the Company.
(i)Assumption, Continuation or Substitution. In the event of a Change in Control, each outstanding Award shall be assumed or an equivalent Award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. With respect to Awards that are assumed or substituted, if on the date of or following the assumption or substitution, the Participant's status as a Service Provider is terminated without Cause within twenty-four (24) months following the date of the Change in Control, then all restrictions on Awards granted to such Participant will lapse, and the Participant will fully vest in and have the right to exercise, if applicable, his or her Awards, and, to the extent applicable, all Performance Goals and other vesting criteria will be deemed achieved at the greater of target or actual performance, using performance through the date of the Change in Control for purposes of determining actual levels of performance, and all other terms and conditions deemed satisfied. Unless determined otherwise by the Administrator, if the successor corporation refuses to assume or substitute for the Award, then immediately prior to such Change in Control, all outstanding Awards shall

A-10	DTE ENERGY 2025 PROXY STATEMENT

become fully vested, all applicable restrictions shall lapse, all performance objectives and other vesting criteria shall be deemed achieved at the greater of target or actual performance, using performance through the date of the Change in Control for purposes of determining actual levels of performance and, with respect to Options or SARs, Participants shall have the right to exercise the Option or SAR as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or SAR is not assumed or substituted on the Change in Control, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be exercisable, to the extent vested, for a period of up to 15 days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period. For purposes of this Section 16(c)(i), an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to an Award immediately prior to the Change in Control, the consideration (whether securities, cash or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares). However, if the consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received for each Share, and upon the exercise of the Option or SAR for each share of Awarded Stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in Fair Market Value to the per share consideration received by holders of Common Stock in the Change in Control. Notwithstanding anything in this Plan to the contrary, an Award that vests, is earned, or is paid-out upon the satisfaction of one or more performance objectives shall not be considered assumed if the Company or its successor modifies any of the performance objectives without the Participant’s consent; provided, however, a modification to performance objectives only to reflect the successor corporation’s post-Change in Control corporate structure shall not be deemed to invalidate an otherwise valid Award assumption.
(ii)Cash-Out of Outstanding Stock-Based Awards. Notwithstanding any provision of Section 15(b)(i) to the contrary, the Administrator may, in its discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award denominated in Shares or portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested Share (and each unvested Share, if so determined by the Administrator) subject to such canceled Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per Share in the Change in Control, reduced (but not below zero) by the exercise or purchase price per Share, if any, under such Award. In the event such determination is made by the Administrator, an Award having an exercise or purchase price per share equal to or greater than the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control may be canceled without payment of consideration to the holder thereof. Payment pursuant to this Section 16 (reduced by applicable withholding taxes, if any) shall be made to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards.
17.Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or a later date as is determined by the Administrator. The Administrator will provide a notice of the determination to each Participant within a reasonable time after the date of such grant.
18.Board and Stockholder Approval; Term of Plan. The Board approved this Plan on February 6, 2025 and the Company's stockholders approved this Plan on [May 8, 2025], to be effective [May 8, 2025]. From its effectiveness, this Plan will continue in effect for a term of ten (10) years unless terminated earlier under Section 18.
19.Amendment and Termination of this Plan.
(a)Amendment and Termination. The Board may at any time amend, alter, suspend or terminate this Plan.
(b)Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws. To the extent it is desired to grant Incentive Stock Options under this Plan, then approval of this Plan by the stockholders of the Company must occur within twelve (12) months before or after the date this Plan is adopted by the Board. Such approval by stockholders of the Company shall be obtained in the degree and manner required under Applicable Law. Incentive Stock Options may be granted, but Incentive Stock Options may not be exercised, prior to approval of this Plan by stockholders of the Company.
(c)Effect of Amendment or Termination. No amendment, alteration, suspension, or termination of this Plan will materially or adversely impair the rights of any Participant, unless otherwise mutually agreed upon by the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of this Plan will not affect the Administrator's ability to exercise the powers granted to it under this Plan with respect to Awards granted under this Plan prior to the date of termination. No Shares shall be issued or sold under this Plan after the termination thereof, except upon exercise of an Award granted prior to the termination of this Plan. Notwithstanding the foregoing, or anything in this Plan to the

DTE ENERGY 2025 PROXY STATEMENT	A-11

contrary, the Administrator shall have unilateral authority to amend an Award, without Participant consent, to the minimum extent necessary to comply with Section 409A of the Code and such amendment shall not be deemed to materially impair the rights of such Participant.
20.Conditions upon Issuance of Shares.
(a)Legal Compliance. Shares will not be issued pursuant to the exercise or settlement of an Award unless the exercise or settlement of the Award and the issuance and delivery of such Shares will comply with Applicable Laws.
(b)Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving the Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute the Shares if, in the opinion of counsel for the Company, such a representation is required.
(c)Taxes. As a condition to the exercise or settlement of an Award, the Participant shall make such arrangements as the Administrator may require for the satisfaction of any applicable withholding taxes arising in connection with the exercise or settlement of an Award under the laws of U.S. federal, state, local or non-U.S. jurisdictions. The Company shall not be required to issue any Shares under this Plan until the foregoing obligations are satisfied. Without limiting the generality of the foregoing, upon the exercise or settlement of any Award, the Company shall have the right to withhold taxes from any compensation or other amounts that the Company may owe to the Participant, or to require the Participant to pay to the Company the amount of any taxes that the Company may be required to withhold with respect to the Shares issued to the Participant. Without limiting the generality of the foregoing, the Administrator in its sole discretion may authorize the Participant to satisfy all or part of any withholding tax liability by: (i) having the Company withhold from the Shares that would otherwise be issued upon the exercise or settlement of an Award up to that number of Shares having a Fair Market Value, as of the date the withholding tax liability arises, sufficient to satisfy the withholding obligations up to the maximum individual income tax rate in the applicable jurisdiction; and/or (ii) delivering to the Company previously owned and unencumbered Shares having a Fair Market Value, as of the date the withholding tax liability arises, equal to the amount of the Company's withholding tax liability to be so satisfied. Subject to the preceding sentence, the exercisability or settlement of any Award Agreement shall be determined by the Administrator in its sole discretion.
21.Severability. Notwithstanding any contrary provision of this Plan or an Award to the contrary, if any one or more of the provisions (or any part thereof) of this Plan or any Award Agreement are invalid, illegal, or unenforceable in any respect, such provision will be modified so as to make it valid, legal, and enforceable, and the validity, legality, and enforceability of the remaining provisions (or any part thereof) of this Plan or Award, as applicable, will not in any way be affected or impaired thereby.
22.Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority has not been obtained.
23.No Rights to Awards. No Participant, eligible Service Provider, or other person shall have any claim to be granted any Award under this Plan, and there is no obligation for uniformity of treatment of a Service Provider, Participant, or holders or beneficiaries of Awards under this Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.
24.No Stockholders Rights. Except as otherwise provided in an Award Agreement, a Participant has none of the rights of a stockholders with respect to Shares covered by an Award until the Participant becomes the record owner of the Shares.
25.Fractional Shares. No fractional Shares will be issued and the Administrator will determine, in its sole discretion, whether cash will be paid in lieu of fractional Shares or whether such fractional Shares will be eliminated by rounding up or down as appropriate.
26.Governing Law. This Plan, all Award Agreements, and all related matters, are to be governed by the laws of the State of Michigan, without regard to choice of law principles that direct the Applicable Laws of another state.
27.No Effect on Terms of Employment or Consulting Relationship. This Plan does not confer upon any Participant any right as a Service Provider, nor does it interfere in any way with his or her right or the right of the Company or an Affiliate to terminate the Participant's service at any time, with or without Cause, and with or without notice.
28.No Trust or Fund Created. Neither this Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any Participant acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.
29.Section 409A. It is the intention of the Company that no Award be "deferred compensation" subject to Section 409A of the Code, unless and to the extent that the Administrator specifically determines otherwise, and this Plan and the terms and conditions of all Awards are to be interpreted accordingly. The following rules will apply to Awards that are intended to comply with Section 409A:

A-12	DTE ENERGY 2025 PROXY STATEMENT

(a)Any distribution of a 409A Award following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a "specified employee" (as defined under Section 409A(a)(2)(B)(i) of the Code) will occur no earlier than the expiration of the six‑month (6) period following such separation from service.
(b)In the case of any distribution of any other 409A Award, if the timing of such distribution is not otherwise specified in this Plan or Award Agreement or other governing document, the distribution will be made not later than the end of the calendar year during which the settlement of the 409A Award is specified to occur.
(c)Each payment that a Participant may receive with respect to a 409A Award will be treated as a "separate payment" for purposes of Section 409A of the Code.
30.Construction. Headings in this Plan are included for convenience and are not to be considered in the interpretation of this Plan. References to sections are to Sections of this Plan unless otherwise indicated. Pronouns include the masculine, feminine, neutral, singular or plural as the identity of the antecedent may require. This Plan is to be construed according to its fair meaning and is not to be strictly construed against the Company.
31.Compensation Recoupment. All compensation and Awards payable or paid under this Plan and any sub-plans will be subject to the Company's compensation recoupment policies, as may be adopted or amended from time to time.

DTE ENERGY 2025 PROXY STATEMENT	A-13

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below:	☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

IMPORTANT
The interest and cooperation of all shareholders in our affairs are considered to be of the greatest importance to your management. Even if you expect to attend the annual meeting, it is urgently requested that, whether your share holdings are large or small, you promptly fill in, date, sign and return the enclosed proxy card in the envelope provided or vote by telephone or on the Internet. If you do so now, we will be saved the expense of follow-up notices.

The Board of Directors Recommends a Vote FOR Proposals 1, 2, 3, and 4, and AGAINST Proposal 5

Proposal 1.	Elect twelve members of the Board of Directors for one-year terms ending in 2026

01	Nicholas K. Akins	07	Gerardo Norcia	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
02	David A. Brandon	08	Cassandra Santos
03	Deborah L. Byers	09	Robert C. Skaggs, Jr.
04	Charles G. McClure, Jr.	10	David A. Thomas
05	Gail J. McGovern	11	Gary H. Torgow
06	Mark A. Murray	12	Valerie M. Williams

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Proposal 2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors	☐	For	☐	Against	☐	Abstain
Proposal 3.	Provide a nonbinding vote to approve the Company’s executive compensation	☐	For	☐	Against	☐	Abstain
Proposal 4.	Vote to approve the DTE Energy Company 2025 Long-Term Incentive Plan	☐	For	☐	Against	☐	Abstain
Proposal 5.	Vote on a shareholder proposal relating to elimination of the holding period for shares required to call a special shareholder meeting	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, IT WILL BE VOTED AS THE BOARD RECOMMENDS, EXCEPT AS INDICATED ON THE REVERSE.

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on your Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of the corporation and the title of the authorized officer signing the Proxy.

2025 ANNUAL MEETING OF SHAREHOLDERS
Dear Shareholder(s):
The Annual Meeting of Shareholders of DTE Energy Company will be held in virtual-only format on Thursday, May 8, 2025 at 8:00 a.m. (EDT).
To register for the virtual meeting along with voting your shares, please follow the instructions below:
•Visit www.proxydocs.com/dte on your smartphone, tablet or computer.
•As a shareholder, you will then be required to enter your control number which is located in the upper right-hand corner on the reverse side of this proxy card.
•After registering, you will receive a confirmation e-mail and an e-mail approximately 1 hour prior to the start of the meeting to the e-mail address you provided during registration with a unique link to the virtual meeting.

Lisa A. Muschong
Vice President, Corporate Secretary and Chief of Staff

proxy

DTE ENERGY COMPANY PROXY CARD AND VOTING INSTRUCTION FORM SOLICITED ON BEHALF OF THE BOARD OF DIRECTOR
By signing on the other side, I (we) appoint JoAnn Chavez, Lisa A. Muschong and David Ruud, any or all of them, as proxies to vote my (our) shares of Common Stock of DTE Energy Company at the Annual Meeting of Shareholders to be held on Thursday, May 8, 2025, and at all adjournments thereof, upon the matters set forth on the reverse side hereof and upon such other matters as may properly come before the meeting.
If you sign and return this proxy, the shares will be voted as directed. If no direction is indicated, the shares will be voted FOR Proposals 1, 2, 3, and 4, and AGAINST Proposal 5. Your telephone or Internet vote authorizes the named proxies to vote your shares as directed. Unless you have voted by telephone or Internet, or have returned a signed proxy, the shares cannot be voted for you (except that your broker can vote your shares on Proposal 2 without your instruction). If you are a registered shareholder, you can also vote your shares at the meeting.
For participants in one of the DTE Energy Company Savings Plans, by signing on the other side, you hereby direct Great-West Trust Company, LLC, as Trustee, to vote all shares of Common Stock of DTE Energy Company represented by your proportionate interest in the Trust at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 8, 2025, and at all adjournments thereof, upon the matters set forth on the reverse side hereof and upon such other matters as may properly come before the meeting.
The Trustee is directed to vote as specified on the reverse. If you sign and return this form, but do not otherwise specify, the Trustee will vote FOR Proposals 1, 2, 3, and 4, and AGAINST Proposal 5. Only the Trustee can vote your shares.
For participants in the DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers, the DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by Local 223 of the Utility Workers Union of America, and in the DTE Energy Plan portion of the DTE Energy Company Savings and Stock Ownership Plan: The Trustee only votes shares for which the Trustee has received your vote by telephone or Internet, or has received a signed voting instruction form.
For participants in the DTE Gas Company Investment and Stock Ownership Plan and in the Citizens Gas Plan and MCN Plan portions of the DTE Energy Company Savings and Stock Ownership Plan: Shares with respect to which the Trustee does not receive voting instructions will be voted by the Trustee in the same proportion as shares for which the Trustee receives voting instructions.
Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your Internet or phone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	(	*
INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/dte	1.866.883.3382
Use the Internet to vote your proxy.*	Use a touch-tone telephone to vote your proxy.*	Mark, sign and date your proxy card and return it in the postage-paid envelope provided. Mailed copies must be received by 11:59 p.m. (EDT) on May 7, 2025.

*For DTE Energy Savings Plan participants — Internet and telephone voting are available through 11:59 p.m. (EDT) on May 5, 2025.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your Proxy Card.